UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.    )

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Koppers Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2014

Annual Meeting

and

Proxy Statement

Koppers Holdings Inc.

April 2, 2014

Dear Fellow Shareholder:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders of Koppers Holdings Inc. (Koppers). The meeting will be held at the Pittsburgh Airport Marriott, 777 Aten Road, Coraopolis, Pennsylvania 15108 on Friday, May 2, 2014, beginning at 10:00 a.m. Eastern Daylight Time.

The purpose of the meeting will be to elect three directors, to vote on an amendment to our Amended and Restated Articles of Incorporation to declassify the board of directors, to hold an advisory vote on executive compensation, to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014, to approve our amended and restated 2005 Long Term Incentive Plan and to vote on an amendment to our Amended and Restated Bylaws to implement a majority vote standard for the election of directors in uncontested elections.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The Proxy Statement describes the business we will conduct at the meeting and provides information about Koppers that you should consider when you vote your shares. Also enclosed is our Annual Report, which includes our consolidated financial statements for 2013.

Your vote is important regardless of how many shares you own and I urge you to vote your shares. Whether or not you plan to attend the annual meeting, please sign, date and return the proxy form in the enclosed envelope to make sure that your shares are voted at the meeting. Voting your shares by proxy does not limit your right to be present at the meeting and vote your shares in person.

I appreciate your continued confidence in Koppers and look forward to seeing you at the meeting.

Sincerely,

Walter W. Turner

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Friday, May 2, 2014

Time:	10:00 a.m. Eastern Daylight Time

Place:	Pittsburgh Airport Marriott
777 Aten Road, Coraopolis, Pennsylvania 15108

Proposals:

1.	To elect three members of our board of directors.

2.	To consider and vote on an amendment to the Koppers Amended and Restated Articles of Incorporation to declassify our board of directors.

3.	To hold an advisory vote on executive compensation.

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014.

5.	To approve our amended and restated 2005 Long Term Incentive Plan.

6.	To consider and vote on an amendment to the Koppers Amended and Restated Bylaws to implement a majority vote standard for the election of directors in uncontested elections.

We will also transact any other business that is properly raised at the meeting or any adjournment of the meeting.

Record Date:	You can vote if you were a shareholder of record on March 11, 2014.

By Order of the Board of Directors

Steven R. Lacy

Senior Vice President, Administration,

General Counsel and Secretary

April 2, 2014

Your Vote Is Important

Whether or not you plan to attend the meeting, please complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes.

Important Notice Regarding the Availability of Proxy

Materials for the Annual Meeting of Shareholders to Be Held on May 2, 2014

A complete copy of this proxy statement, proxy card and our annual report for the year ended December 31, 2013 are also available at www.rrdezproxy.com/2014/KoppersHoldings/.

Koppers Holdings Inc.

436 Seventh Avenue

Pittsburgh, PA 15219

PROXY STATEMENT

What is the purpose of this annual meeting?

The shareholders will act on the following matters:

1.	The election of three members to our board of directors;

2.	The consideration of an amendment to the Koppers Amended and Restated Articles of Incorporation to declassify our board of directors;

3.	The holding of an advisory vote on executive compensation;

4.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014;

5.	The approval of our amended and restated 2005 Long Term Incentive Plan; and

6.	The consideration of an amendment to the Koppers Amended and Restated Bylaws to implement a majority vote standard for the election of directors in uncontested elections.

In addition, our management will report on our performance in 2013 and will answer appropriate questions from shareholders. We will also transact any other business that is properly raised at the meeting or any adjournment of the meeting.

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors of Koppers Holdings Inc., a Pennsylvania corporation, of proxies to be voted at our 2014 annual meeting of shareholders and at any adjournment of such meeting. We refer to Koppers Holdings Inc. as the company, Koppers, we, our and us.

You are invited to attend our annual meeting of shareholders on Friday, May 2, 2014, beginning at 10:00 a.m. Eastern Daylight Time at the Pittsburgh Airport Marriott, 777 Aten Road, Coraopolis, Pennsylvania 15108.

Shareholders will be admitted to the annual meeting beginning at 9:30 a.m. Eastern Daylight Time. Seating will be limited.

We began distributing the proxy materials contained in this package on or about April 2, 2014.

Who may vote at the annual meeting?

If you owned shares of our common stock at the close of business on March 11, 2014, which we refer to as the record date, you may vote your shares at the meeting.

How many shares of common stock were outstanding on the record date?

On the record date, [            ] shares of our common stock were outstanding and entitled to vote.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the “shareholder of record” with respect to those shares. We have sent the notice of annual meeting, proxy statement, proxy card and 2013 annual report directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in the street name. The notice of annual meeting, proxy statement, proxy card and 2013 annual report have been forwarded to you by your broker, bank or other holder of record who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following the instructions included in the package from the broker, bank or other holder of record.

How do I vote?

You may vote your shares by proxy or in person.

By proxy.  If you are a shareholder of record, to vote your shares by proxy, you must complete, sign and date the proxy card and return it in the prepaid envelope. If you are a beneficial owner, you must complete, sign and date the voting instructions included in the package from your broker, bank or other record holder and return those instructions to the broker, bank or other holder of record.

In person.  All shareholders may vote in person at the annual meeting. If you are a shareholder of record, you may vote your shares directly at the meeting by casting a ballot in person. In addition, you may also be represented by another person at the annual meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the meeting.

Your vote is important. Please vote your shares promptly. We recommend you vote by proxy even if you plan to attend the meeting. You can always revoke your proxy before it is exercised by voting in person at the meeting.

How does a proxy work?

If you complete the enclosed proxy, that means that you authorize the persons appointed as proxies to vote your shares at the annual meeting in accordance with your directions. When you vote by proxy, you should direct how your shares should be voted for each proposal. If you do not tell us how to vote your shares for any proposal, then your shares will be voted in accordance with the recommendations of our board of directors. Unless you tell us otherwise, the persons appointed proxies to vote at our annual meeting may vote your shares in accordance with their judgment on any other matters properly presented for action at the meeting or at any adjournment of the meeting that are not described on the proxy form.

What if I receive more than one proxy card?

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are generally covered by one card. If you beneficially hold shares through someone else (such as a broker, bank or other record holder), you may get voting instructions and related materials from that person asking how you want to vote.

If you receive more than one proxy card for shares registered in your name, you have shares registered differently in more than one account. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, Computershare at P.O. Box 43078, Providence, RI 02940-3078, at its toll-free number (866-293-5637) or on its website at www.computershare.com with the names in which all accounts are registered and the name of the account for which you wish to receive mailings.

What are broker non-votes?

The New York Stock Exchange (the stock exchange on which our common shares are listed and which we refer to as the NYSE) permits brokers to vote their customers’ shares on routine matters when brokers have not received voting instructions from their customers. Routine matters include Proposal 4 (the ratification of independent registered public accountants). For all other proposals, brokers may not vote their customers’ shares unless the brokers have received instructions from their customers. Non-voted shares on non-routine matters are called broker non-votes. If you are a beneficial owner of shares of our common stock, we encourage you to direct your broker, bank or other holder of record on how to vote your shares by following the instructions included in the package from the broker, bank or other holder of record.

What can I do if I change my mind after I vote my shares?

If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	Written notice to our corporate secretary;

•	Timely delivery of a valid, later-dated proxy; or

•	Voting by ballot at the annual meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the annual meeting if you obtain a legal proxy as described previously in the answer to the question “How do I vote?”.

All shares that have been properly voted and not revoked will be voted at the annual meeting.

How do I contact Koppers’ corporate secretary?

You may contact our corporate secretary by sending correspondence to our principal executive offices at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219.

Is there a list of shareholders entitled to vote at the annual meeting?

Yes. The names of shareholders of record entitled to vote at the annual meeting will be available at the annual meeting.

What is a quorum?

In order to conduct the business of the meeting, we must have a quorum. This means at least a majority of our common shares outstanding must be represented at the meeting, either in person or by proxy. You are considered a part of the quorum if you submit a properly signed proxy card. Votes withheld, abstentions and broker non-votes will be considered to be represented at the meeting in determining the presence of a quorum.

What vote is needed for the proposals to be adopted?

You have one vote for each share that you held on the record date for each proposal.

For the election of directors, the three director nominees receiving the highest number of votes cast “FOR” election will be elected. This is called plurality voting. You are not permitted to accumulate your shares when you vote your shares in favor of our nominees for election as directors.

The proposal to amend the Koppers Amended and Restated Articles of Incorporation to declassify the board of directors requires a majority of votes cast on the proposal to be in favor of the amendment, assuming the presence of a quorum.

The advisory vote on executive compensation requires support from a majority of votes cast to be in favor of the proposal, assuming the presence of a quorum.

To be approved, the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014 requires a majority of votes cast on the proposal to be in favor of the appointment, assuming the presence of a quorum.

To be approved, the proposal to approve the amended and restated 2005 Long Term Incentive Plan requires a majority of votes cast on the proposal to be in favor of the plan, assuming the presence of a quorum.

The proposal to amend the Koppers Amended and Restated Bylaws to implement a majority vote standard for the election of directors in uncontested elections requires an affirmative vote of the holders of shares constituting two-thirds of the voting power of our outstanding common shares, assuming the presence of a quorum.

Pennsylvania law provides that abstentions and votes withheld are not votes cast. Abstentions, votes withheld and broker non-votes do not count either for or against a proposal.

Does Koppers have a recommendation on voting?

Yes. The board of directors recommends a vote “FOR” the election of all nominees as directors, “FOR” the proposal to declassify the board of directors, “FOR” the advisory resolution approving executive compensation, “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014, “FOR” the approval of our amended and restated 2005 Long Term Incentive Plan and “FOR” the proposal to adopt majority voting.

Who counts the votes cast at the annual meeting?

Representatives of Computershare will tabulate the votes and act as inspectors of election at the annual meeting.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. We may make arrangements with brokerage houses and other custodians, nominees and fiduciaries for them to forward proxy materials to the beneficial owners of the shares they hold of record and we may reimburse them for doing so. Proxies may be solicited on our behalf by directors, officers or employees, for no additional compensation, in person or by telephone, electronic transmission and facsimile transmission. We have hired Computershare, our transfer agent, to distribute and solicit proxies. We will pay Computershare an estimated fee of $5,000, plus its reasonable expenses, for these services.

Will my vote be confidential?

Shareholder voting records will be permanently kept confidential except as may be necessary to meet legal requirements.

PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

General

The nominees for election to Class I of the board of directors have been nominated by our nominating and corporate governance committee for election to the board of directors, and our board has approved the nominees. The board has nominated Cynthia A. Baldwin, Albert J. Neupaver and Walter W. Turner for election.

Our Amended and Restated Articles of Incorporation currently provide that our board of directors will be divided into three classes, with each class as nearly equal in number as possible. The number of directors on our board is currently fixed at eight members. Class I and Class II of the board each consist of three directors and Class III of the board consists of two directors. Directors are elected for three-year terms on a staggered term basis. This means that each year the term of office of one class will expire and the terms of office of the other two classes will extend for additional periods of one and two years, as applicable.

If Proxy Item 2, the proposal to amend our Amended and Restated Articles of Incorporation to declassify the board of directors (the “Declassification Amendment”) as described beginning on page 70 of this proxy statement, is approved by shareholders at this year’s annual meeting, all nominees for election at this annual meeting will serve for one year terms expiring at the 2015 Annual Meeting of Shareholders. By May 2015, two-thirds of our board would be elected for a one year term, and by May 2016, our board would be fully declassified with all directors being elected annually. If the Declassification Amendment is not approved, all nominees will serve three-year terms expiring in 2017.

Each nominee who is elected as a director will hold office for the length of their term or until the director’s death, resignation, incapacity or until the director’s successor shall be elected and shall qualify. Vacancies on the board of directors, including vacancies resulting from an increase in the number of directors, will be filled by a majority vote of the directors then in office, even if less than a quorum.

It is the board’s policy as set forth in our corporate governance guidelines not to set a limit on the number of terms for which a director may serve. Setting term limits may prevent the contribution of directors who have been able to develop, over a period of time, increasing insight into our business and therefore provide an increasing contribution to the board. Also, management accountability may be undermined by frequent turnover of directors. A director will not be eligible to stand for re-election as a director where he or she has reached the age of 72 before the date of election, unless the board approves an exception to this guideline, which the board has the authority to do on a case-by-case basis.

Vote Required

At the present time, director nominees will be elected by a plurality vote by the shares present (in person or by proxy) at the meeting. This means that the three nominees receiving the highest number of votes cast “FOR” election at the annual meeting will be elected. Note that this standard will change beginning at the 2015 Annual Meeting of Shareholders if Proxy Item 6 — Proposal to Amend Our Amended and Restated Bylaws to Implement a Majority Vote Standard for the Election of Directors is approved by the required vote.

Your proxy will be voted “FOR” the election of these nominees unless you withhold authority to vote for one or more of them. If any nominee is unable or unwilling to stand for election, your proxy authorizes us to vote for a replacement nominee if the board names one. We will only count votes “FOR” a candidate in the election of directors.

Board Recommendation

With respect to the election of directors (Proxy Item 1), the board of directors recommends a vote “FOR” the election of all three nominees.

Biographical Summaries of Nominees and Directors

There are no specific minimum qualifications a nominee must meet in order to be recommended for the board. However, our nominating and corporate governance committee seeks to establish, as required by the committee’s charter, a board that consists of individuals from diverse educational and professional experiences and backgrounds, that, when taken as a whole, provide meaningful counsel to management. Board candidates are considered based upon various criteria, such as their broad-based business skills and experiences, prominence and reputation in their profession, a global business perspective, concern for the long-term interests of our shareholders and personal integrity, values and judgment — all in the context of an assessment of the perceived needs of the board. In addition, directors must have significant time available to devote to board activities and to enhance their knowledge of our business. Although we do not have a formal policy with respect to diversity, our nominating and corporate governance committee considers the diversity of our board as a whole, including the skills, background and experience of our directors.

Our nominating and corporate governance committee believes each member of our board of directors possesses the individual qualities necessary to serve on the company’s board of directors, including high personal and professional ethical standards and integrity, honesty and good values. Our directors are highly educated and have diverse backgrounds and extensive track records of success in what we believe are highly relevant positions with large international companies, firms and major private and public institutions. They have each demonstrated an ability to exercise sound judgment and have exhibited a commitment of service to the company and to the board, and each of our directors possesses strong communication skills. In addition, we believe that each director brings the skills, experience and perspective that, when taken as a whole, creates a board that possesses the requirements necessary to oversee the company’s business. Each director’s and nominee’s particular experience, qualifications, attributes and skills that led the board to conclude that such director or nominee should serve as a director for the company are set forth below. The committee reviews the board membership criteria and modifies them as necessary each year.

The following information relates to the three nominees for election at this year’s annual meeting:

CLASS I DIRECTORS WITH A TERM EXPIRING 2015

(Expiring in 2017 if the Declassification Amendment is not approved at this Annual Meeting)

Cynthia A. Baldwin Age: 69

Justice Baldwin became a member of our board of directors in February 2008. From February 2010 to July 2012, Justice Baldwin served as the Vice President and General Counsel of The Pennsylvania State University, a major public research university. An experienced board member, Justice Baldwin was Chair of the board of trustees of The Pennsylvania State University from 2004 to 2007, and a board member for 15 years before taking her position as Vice President and General Counsel. Justice Baldwin currently serves as a director of the Three Rivers Chapter of the National Association of Corporate Directors, a non-profit membership group for corporate board members, and as a director of Vibrant Pittsburgh, a non-profit organization dedicated to bringing a more diverse workforce to Pittsburgh.

Justice Baldwin also brings a wealth of knowledge and experience to the board from the legal field and public sector, having served as a partner at Duane Morris LLP, a large international law firm, from March 2008 to February 2010, as a former Pennsylvania Supreme Court Justice from 2006 to 2008, and as Judge on the Allegheny County Court of Common Pleas for 16 years. Prior to serving in the judiciary, Justice Baldwin practiced law in various areas, including real estate law and commercial litigation. Justice Baldwin’s experience gives her particular insight into assessing litigation risk.

Albert J. Neupaver Age: 63	Mr. Neupaver became a member of our board of directors in August 2009. Since February 2006, Mr. Neupaver has been the President and Chief Executive Officer of Westinghouse Air Brake Technologies Corporation, a public company and one of the world’s largest providers of value-added, technology-based equipment and services for the global rail industry. His operational knowledge and leadership skills are further demonstrated by his additional public company experience at AMETEK, Inc., a leading global manufacturer of electronic instruments and electromechanical devices, where he served as the President of the electromechanical group from 1998 to February 2006.

Mr. Neupaver is also an experienced board member, having served as a director of Westinghouse Air Brake Technologies Corporation since 2006, and a director of Robbins & Myers, Inc., a public company and leading supplier of engineered equipment and systems, from January 2009 to February 2013. His other affiliations include service on the board of directors of the Carnegie Science Center and the board of trustees of the Carnegie Museums of Pittsburgh. Mr. Neupaver’s experience as a chief executive officer allows him to better assess our operational risks and growth opportunities.

Walter W. Turner Age: 67	Mr. Turner was elected President and Chief Executive Officer of the company in, and has been a director since, November 2004. He has been President and Chief Executive Officer and director of Koppers Inc., our wholly-owned subsidiary, since February 1998. Prior to 1998, Mr. Turner held various senior management positions within Koppers Inc. since its inception in 1988, including Vice President and General Manager, Carbon Materials & Chemicals of Koppers Inc., Vice President and Manager, Marketing & Development, Industrial Pitches and Related Products of Koppers Inc. and Marketing Manager, Industrial Pitches and Creosote Oils of Koppers Inc.

Mr. Turner has over 40 years of experience with the company, Koppers Inc. and Koppers Company, Inc., which has provided him with a depth of experience in the company’s industry and insights into the company’s business, operations and risk exposure. As the only management representative on our board, Mr. Turner enhances board discussions by providing an insider’s perspective on the company’s business, operations and strategic direction and insight into all aspects of the company’s business.

Mr. Turner’s board experience includes his current service as a trustee of the Carnegie Museums of Pittsburgh and as a member of the board of directors of the Allegheny Conference on Community Development.

The following information relates to the continuing directors with terms expiring in 2015 and 2016.

CONTINUING CLASS II DIRECTORS WITH A TERM EXPIRING 2015

Sharon Feng, Ph.D. Age: 55	Dr. Feng became a member of our board of directors in May 2009. Since September 2012, Dr. Feng has been the Executive Director of the University of Chicago’s Institute for Molecular Engineering, an interdisciplinary research institute and academic unit of a private research university. From February 2010 to August 2012, Dr. Feng served as the Vice President of Business Development of the Coatings, Adhesives and Specialties Division of Bayer MaterialScience LLC, a global supplier of specialty chemicals. Prior to that, Dr. Feng was the Vice President, Industrial and Environmental Affairs/Logistics Management of Lanxess Corporation, a global manufacturer of high-quality products for the chemical, synthetic rubber and plastics industries, from January 2009 through January 2010 and the Vice President, Technical Services/Industrial and Environmental Affairs of Lanxess Corporation from August 2006 through December 2008, with responsibility for that company’s risk management and regulatory compliance. From February 2005 to August 2006, Dr. Feng served as the Vice President of Business Development, Coatings and Adhesives, Asia Pacific Region for Bayer MaterialScience LLC and from January 2004 to January 2005, Dr. Feng was the Director of Polyurethane Research, North America, for Bayer MaterialScience LLC.

Dr. Feng holds a Ph.D. in inorganic chemistry, which has provided her with a technical background and a strong expertise in the specialty chemicals industry. Dr. Feng’s technical and industry experience, her experience in risk management and regulatory compliance, and her knowledge of environmental risks and best practices, developed through her leadership positions with Bayer MaterialScience LLC and Lanxess Corporation, provide an invaluable perspective to the board’s discussions. In addition, her insights into international business development, particularly in Asian markets, contribute to the board’s consideration of strategic growth in that region.

Stephen R. Tritch Age: 64	Mr. Tritch became a member of our board of directors in May 2009. Mr. Tritch retired from his position at Westinghouse Electric Company, a global provider of fuel, services, technology, plant design, and equipment for the commercial nuclear electric power industry, in June 2008, where he was the Chief Executive Officer since June 2002. While serving in that role, Mr. Tritch had oversight of that company’s operations, financial reporting and risk analysis. During his 37 years with Westinghouse Electric Company, Mr. Tritch held a number of management positions, including Senior Vice President Fuel Business Unit, Senior Vice President Integration and Senior Vice President Services Business Unit. His business acumen and proven leadership skills developed through years of managing this international organization provide the board with an executive and leadership perspective on the management and operations of a large company with global operations.

An experienced board member, Mr. Tritch served as the
Chairman of the board of Westinghouse Electric Company from
June 2006 until his retirement in June 2010. He also served as
Chairman of the audit committee of Westinghouse Electric
Company. Mr. Tritch served as a director of The Shaw Group,
Inc., a public company and a global provider of pumping
systems, engineering procurement and construction services,
from April 2009 to February 2013. His additional leadership
roles include service as the Chairman of the board of trustees at the University of Pittsburgh and as a member of the board of trustees of the John Heinz History Center.

T. Michael Young Age: 69

Mr. Young became a member of our board of directors in May 2006. Mr. Young is an executive officer of, and since July 2006 has been a Managing Partner of, The CapStreet Group, LLC, a private equity firm that invests in lower-tier middle market companies.

Mr. Young brings executive management experience and a strong financial background to our board. Mr. Young is a former Partner of Arthur Andersen LLP, formerly one of the largest international accountancy and professional services firms. He was also formerly the Chief Financial Officer of Weatherford International Inc., a public company and one of the largest global providers of mechanical solutions, technology applications, and services for oil and gas developments. Mr. Young was the President and Chief Executive Officer of Metal Supermarkets International, a leading global supplier of small quantity metals, from December 2002 to December 2005. Mr. Young also served as the Chief Executive Officer of a number of other companies including Hi-Lo Automotive, Inc., a supplier of automotive parts, which was acquired by O’Reilly Automotive, Inc., and Transportation Components, Inc., a distributor of replacement parts for commercial trucks and trailers.

Mr. Young also has extensive service as a member of several private and public company boards. He was the Chairman of the board of Metal Supermarkets International, a private company, from December 2005 through October 2007, a member of the board of directors of Emeritus Corporation, a public company and a national operator of assisted living residential communities from April 2004 to November 2008 and a member of the board of directors of Restoration Hardware, a public company and a specialty retailer of high quality home furnishings, hardware and related merchandise from March 2005 to June 2008. Mr. Young’s skills are particularly suited to helping us assess financial and operational risks and the strategic direction of the company.

CONTINUING CLASS II DIRECTORS WITH A TERM EXPIRING 2016

David M. Hillenbrand, Ph.D. Age: 66

Dr. Hillenbrand became a director of Koppers Holdings Inc. in November 2004. Dr. Hillenbrand served as President and Chief Executive Officer of the Carnegie Museums of Pittsburgh, a non-profit organization, from July 2005 through February 2011 and returned to the Carnegie Museums of Pittsburgh in the same capacity in January 2013.

Dr. Hillenbrand has proven experience and leadership within the specialty chemicals industry, having served in a number of senior management positions during his 27-year career with Bayer AG, a global enterprise providing products and services in the fields of health care, nutrition, high-tech materials and specialty chemicals. Dr. Hillenbrand retired from his most recent position with Bayer AG in August 2003, where he was Executive Vice President and a member of the executive committee and Labor Director of Bayer Polymers. Dr. Hillenbrand had previously served as the President and Chief Executive Officer of Bayer AG’s Canadian operations for eight years.

Dr. Hillenbrand has a depth of experience with our industry and our company, having served as a director of Koppers Inc., our wholly-owned subsidiary, for 14 years and as a director of the company for over 9 years. The board benefits from his intimate knowledge of our operations and corporate philosophy. Dr. Hillenbrand was born in Germany and holds a Ph.D. in Germanics, which, combined with his experience at Bayer AG, gives him an international perspective on the company’s operations and growth strategy.

Louis L. Testoni Age: 64

Mr. Testoni became a director of Koppers Holdings Inc. in May 2013. Mr. Testoni has served as an executive in residence at the University of Pittsburgh Katz School of Business, a major public university, since September 2012, a member of the board of advisors of ABARTA, Inc., a private holding company, since April 2011 and a member of the board of advisors of Henderson Brothers, Inc., a privately-held insurance agency, since December 2012. From September 2007 through June 2010, Mr. Testoni served as the Lake Erie Market Managing Partner of PricewaterhouseCoopers LLP, an international professional services firm.

Mr. Testoni’s board experience also includes his position as Chairman of the board of trustees of the Carnegie Library of Pittsburgh and as a member of the board of trustees of The Frick Art and Historical Center. Mr. Testoni also serves as a director of the Three Rivers Chapter of the National Association of Corporate Directors, a non-profit membership group for corporate board members. In addition to his broad board experience, Mr. Testoni’s financial background offers the board a key perspective and depth on financial and accounting matters.

Board Meetings and Committees

Meetings in 2013

During 2013, the board held eight meetings. The attendance at meetings of our board and committees of our board during 2013 was 100 percent.

Our board of directors currently has four standing committees: an audit committee, a management development and compensation committee, a nominating and corporate governance committee, and a safety, health and environmental committee. Descriptions of these committees are set forth below. Each of our committees operates under a charter adopted by our board of directors. The charters of our committees are available on our website at www.koppers.com. You may also request a printed copy of any committee charter at no cost by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219.

We expect each director to attend the meetings of the board, the board committees on which the director serves and the annual meeting of shareholders. All of the members of our board at the time of our annual meeting of shareholders in 2013 attended the meeting.

Membership of Committees

The following table shows the membership of each committee as of April 2, 2014.

Committee	Members
Audit	T. Michael Young (Chair) Cynthia A. Baldwin Albert J. Neupaver Louis L. Testoni Stephen R. Tritch

Nominating and Corporate Governance	Stephen R. Tritch (Chair) Sharon Feng Louis L. Testoni T. Michael Young

Management Development and Compensation	Albert J. Neupaver (Chair) Stephen R. Tritch T. Michael Young

Safety, Health and Environmental	Sharon Feng (Chair) Cynthia A. Baldwin David M. Hillenbrand Walter W. Turner

Independence of Committee Members

We are subject to the NYSE corporate governance rules and certain rules of the Securities and Exchange Commission, which we also refer to as the SEC, including the rules relating to independent members on our board committees. The SEC rules set forth the independence requirements for our audit committee and require that all members of our audit committee be independent. The NYSE rules require that all of the members of our audit, nominating and corporate governance, and management development and compensation committees be independent. All of the members of our audit, nominating and corporate governance, and management development and compensation committees are independent as required by the SEC and the NYSE rules.

Audit Committee

The audit committee is required pursuant to its charter to hold at least four regularly scheduled meetings each year and held six meetings in 2013. The board has determined that Mr. Young is a financial expert as such term is defined under the SEC rules.

The audit committee’s responsibilities include oversight of the integrity of our financial statements, the appointment, compensation and supervision of our independent registered public accounting firm, which we also refer to as our independent auditor, review of the independence of our independent auditor, resolution of disagreements between our management and our independent auditor and oversight of our internal audit function.

In connection with oversight of the integrity of our financial statements, the audit committee’s responsibilities include:

•	Reviewing, prior to the audit, the scope and procedures to be utilized in the audit with the independent auditor;

•	Receiving reports from the independent auditor regarding our critical accounting policies and practices;

•

Meeting with the independent auditor, without our management, to discuss the audit or other issues deemed relevant by the audit committee, including, but not limited to any audit problems or difficulties and management’s response;

•

Reviewing management’s assessment of the effectiveness of internal controls over financial reporting, including any significant deficiencies or material weaknesses identified by management or the independent auditor;

•	Meeting with management and the independent auditor to review significant reporting issues and practices, including changes in or adoption of accounting principles and disclosure practices; and

•	Reviewing disclosures in our periodic reports filed with the SEC, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of such reports.

In connection with the appointment and supervision of our independent auditor, the audit committee’s responsibilities include, among other things:

•	Receiving annual written communication from the independent auditor delineating all relationships with and proposed professional services to us;

•	Reviewing all non-audit services proposed to be provided by the independent auditor;

•

Receiving and reviewing, on an annual basis, reports from the independent auditor regarding its internal quality control procedures and results of most recent peer review or any inquiry or investigation by any governmental or professional authorities within the preceding five years;

•	Reviewing the qualifications of the lead partner of the independent auditor and making certain that a replacement is named to the lead partner position every five years; and

•	Reviewing and approving, as appropriate, the compensation of the independent auditor.

The board has established, and the audit committee has reviewed, procedures for the receipt and treatment of complaints we receive concerning, among other things,

accounting, internal controls or auditing matters, as well as confidential anonymous submissions by our employees regarding accounting or auditing matters. The audit committee also reviews our process for communicating these procedures to our employees.

The audit committee has the authority to engage independent counsel or other outside advisors and experts as necessary to advise the committee in the performance of its duties.

Management Development and Compensation Committee

The management development and compensation committee is required pursuant to its charter to meet at least four times a year and held six meetings in 2013. The management development and compensation committee is responsible, among other things, for establishing and reviewing compensation criteria at the board and executive levels. The committee seeks to ensure that our compensation practices are in compliance with the law and with our Code of Business Conduct and Ethics and are commensurate with the high standards of performance expected of our directors and officers.

The committee will periodically review and propose to the full board the compensation for non-employee directors. Such review must occur at least once every two years. In addition, the management development and compensation committee annually approves and recommends to the board for ratification our chief executive officer’s compensation. The committee also annually reviews and makes recommendations to the board with respect to the compensation structure for all other officers and key executives, including the adoption of cash-based and equity-based incentive and bonus compensation plans.

The management development and compensation committee is charged with administering our cash-based and equity-based incentive and bonus compensation plans, which we refer to as incentive and bonus compensation plans. Among other things, the management development and compensation committee will determine which eligible employees receive awards under such plans, determine the types of awards to be received and the conditions thereof, and will make any other determination or take any other action that it deems necessary or desirable to administer each incentive and bonus compensation plan. From time to time, the management development and compensation committee will also review and recommend medical, retirement, insurance and other benefit packages for officers and eligible employees.

At least annually, the management development and compensation committee will make recommendations to the board regarding a succession plan, including succession in the event of an emergency or crisis, for our chief executive officer and other officers and key employees, after considering recommendations of management. The committee must also review and make recommendations to the board regarding revisions of its charter. The management development and compensation committee has the sole power to retain and terminate consulting firms to assist it in performing its responsibilities, including the authority to approve the firm’s fees and retention terms. The committee has the authority to obtain advice and assistance from internal or external legal, accounting, human resource or other advisors and to have direct access to such advisors without the presence of our management or other employees. The committee is directly responsible for the appointment, compensation and oversight of the work of any such advisors retained by the committee and may select a compensation consultant, legal counsel or other advisor only after taking into consideration all factors relevant to that person’s independence from management, as required by NYSE rules. In addition, the committee has the power to form and delegate authority to subcommittees.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is required pursuant to its charter to meet at least four times each year and held five meetings in 2013. The nominating and corporate governance committee’s goals and responsibilities include identifying and recommending individuals qualified to serve as members of the board of directors consistent with criteria approved by the board of directors. The committee identifies candidates for the board of directors by soliciting recommendations from committee members and incumbent directors and considering recommendations from employees and shareholders. The committee also has sole authority to retain and terminate search firms, which will report directly to the committee, to assist in identifying director candidates.

The committee is responsible for the oversight of the evaluation of the board of directors and corporate management. In doing so, the nominating and corporate governance committee evaluates, and reports to the board of directors, the performance and effectiveness of the board of directors as a whole and each committee of the board as a whole (including an evaluation of itself and the effectiveness of the management development and compensation committee in its process of establishing goals and objectives for, and evaluating the performance of, our chief executive officer and our other officers).

The nominating and corporate governance committee charter provides that the committee will ensure that the nominees for membership on the board of directors are of a high caliber and are able to provide insightful, intelligent and effective guidance to our management. The committee is also committed to ensuring that our corporate governance is in full compliance with the law, reflects generally accepted principles of good corporate governance, encourages flexible and dynamic management without undue burdens and effectively manages the risks of our business and our operations. To accomplish this, the nominating and corporate governance committee developed and recommended to the board of directors a set of corporate governance guidelines.

The nominating and corporate governance committee must review and, if appropriate, recommend to the board appropriate changes to the corporate governance guidelines at least once every year and the articles of incorporation, by-laws, the Code of Business Conduct and Ethics and the Code of Ethics Applicable to Senior Officers at least once every two years. The nominating and corporate governance committee is charged with investigating and advising the board with respect to any violations of the Code of Ethics Applicable to Senior Officers and, to the extent involving directors or officers, the Code of Business Conduct and Ethics, including conflicts of interest between directors or officers and us, and including a review of the outside activities of directors and officers. It is the obligation of each director and officer to bring to the attention of the nominating and corporate governance committee any actual, apparent or possible conflict of interest.

The nominating and corporate governance committee may obtain advice and assistance from internal or external legal, accounting or other advisors, without the presence of our officers and may interview and meet with our employees without the presence of our management.

Safety, Health and Environmental Committee

Our safety, health and environmental committee held four meetings in 2013 and is responsible for reviewing our policies and practices that address safety, health and environmental concerns and significant legislative and regulatory trends and developments concerning safety, health and environmental issues. The committee reviews management practices and results to ensure that our managers are promoting proper and government-mandated practices in the areas of safety, health and the environment and that we have written procedures and an audit program in place to ensure proper training, safeguards and controls in these areas. The safety, health and environmental committee’s charter requires the committee to meet regularly with the relevant executive officers and senior operations managers accountable for product and process safety, health and environmental programs.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to ensure we are fully compliant with the law and engaging in corporate governance “best practices.” These guidelines, among other things, assist our board in determining whether a director is independent under the NYSE rules.

Our corporate governance guidelines address matters such as the selection and composition of the board, board leadership, board performance, the board’s relationship to senior management, meeting procedures and committee matters.

A copy of our corporate governance guidelines is available on our website at www.koppers.com. You may also request a printed copy at no cost by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219.

Director Independence

Our board of directors reviewed the independence of each of our current directors and nominees, in accordance with our corporate governance guidelines and the NYSE rules. Based on its review, the board of directors determined that a majority of our current directors and our nominees have no material relationship with us (either directly or as a partner, shareholder or an officer of an organization that has a relationship with us) and are independent under the independence criteria for directors established by the NYSE and in accordance with our corporate governance guidelines. Based on this evaluation, our board has determined that Justice Baldwin, Dr. Feng, Dr. Hillenbrand, Mr. Neupaver, Mr. Testoni, Mr. Tritch, and Mr. Young each satisfy the independence standards. In addition, based on its evaluation, the board determined that Mr. Turner is not independent.

In reaching this determination, the board reviewed the independence guidelines that are part of our corporate governance guidelines, the corporate governance rules of the NYSE and the individual circumstances of each director.

The following is a summary of the guidelines established by our board in our corporate governance guidelines and which are used by the board to determine the independence of each director. In general, the board will determine that a director will not be independent if, within the preceding three years:

•	the director was or is currently also our employee;

•	an immediate family member of the director was or is currently employed by us as an executive officer;

•	the director was (but is no longer) a partner in or employed by a firm that is our internal or external auditor and personally worked on our audit within that time;

•	an immediate family member of the director was (but is no longer) a partner in or employed by a firm that is our internal or external auditor and personally worked on our audit within that time;

•

one of our current executive officers was or is currently on the compensation committee of a company which employed our director, or which employed an immediate family member of the director as an executive officer at the same time; or

•

the director or an immediate family member of the director received in any twelve-month period during such three-year period direct compensation from us and our consolidated subsidiaries in excess of $120,000 other than director compensation (including committee fees) and pensions or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

In addition, the board will determine that a director is not independent if:

•	the director or the immediate family member of the director is a current partner of a firm that is our internal or external auditor;

•	the director is a current employee of such internal or external auditing firm; or

•	the director has an immediate family member who is a current employee of such internal or external auditing firm and who personally works on our audit.

When the board reviews the independence of its members, the board considers the following commercial or charitable relationships to be material relationships that would impair a director’s independence:

•

the director is a current employee of, or has an immediate family member who is a current executive officer of, another company that has made payments to, or received payments from, us in any of the last three fiscal years that exceed the greater of $1.0 million or two percent of the consolidated gross revenues of the company with which he or she is so associated;

•

the director is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is two percent or more of the total consolidated assets of the company for which he or she serves as an executive officer; or

•

the director serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization exceed the greater of $1.0 million or two percent of that organization’s consolidated gross revenues (excluding for this purpose our automatic matching, if any, of employee and director charitable contributions).

Each independent director is required to notify the chair of the nominating and corporate governance committee of any event, situation or condition that may affect the board’s evaluation of the director’s independence.

Board Leadership and Executive Sessions

Dr. Hillenbrand, one of our independent directors, is currently the chairman of our board and the lead independent director for executive sessions. Our current practice is that the roles of the chairman of the board and the chief executive officer should be separate because our board believes separating the roles allows the chairman to serve as a check on the chief executive officer and to independently assess the overall performance of the company on behalf of the shareholders. In addition, our board believes it is important to separate the roles of the chief executive officer and the chairman of the board due to the differences between the two roles and the time-intensive responsibilities of each. Our chief executive officer is the officer through whom the board delegates authority to corporate management. He is responsible for setting our strategic direction and the day-to-day leadership and performance of the company, while ensuring that all orders and resolutions of the board are carried into effect. The chairman of the board, on the other hand, provides guidance to our chief executive officer, presides over meetings of the full board, calls meetings of the board and board committees when he deems them necessary and performs all duties assigned to him by the board. Our chairman of the board is also responsible for acting as chairman at all meetings of our shareholders.

Our independent directors meet at regularly scheduled executive sessions without management. Our corporate governance guidelines provide that when the roles of the chairman of the board of directors and the chief executive officer are separate and the chairman of the board of directors is not an employee, then the chairman of the board of directors also serves as the lead independent director. The lead independent director presides over the executive sessions of the independent directors and, together with the members of the nominating and corporate governance committee, develops the agendas for the executive sessions and periodically reviews and proposes revisions to the board’s procedures and the corporate governance guidelines. The lead independent director is also responsible for communicating the board’s annual evaluation of the chief executive officer.

Risk Oversight

Our board as a whole has an active role in overseeing the company’s management of risks. Our board regularly assesses the major risks facing the company and reviews options for their mitigation by reviewing information regarding accounting, operational, legal and regulatory, and strategic and reputational risks based on reports from senior management, including by our chief compliance officer, and our independent auditor. In addition, our board has established a formal risk management process that involves regular and systematic identification and evaluation of risks. Our board delegates the oversight of specific risk areas to board committees. Our audit committee is primarily responsible to review with management and our independent auditor the significant risks to the company, assess the steps management has taken to minimize these risks and discuss policies with respect to risk assessment and risk management. Our management, development and compensation committee is responsible for reviewing risks associated with human capital, employee benefits and executive compensation. Our nominating and corporate governance committee manages risks associated with the independence of the board, potential conflicts of interest, reputation and ethics and corporate governance. Our safety, health and environmental committee is charged with assessing regulatory and compliance risks associated with the company’s safety, health and environmental performance.

Code of Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics for all directors, officers and employees and a Code of Ethics Applicable to Senior Officers. A copy of each code is available on our website at www.koppers.com. You may also request a written copy at no cost by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. The Code of Business Conduct and Ethics covers such matters as conflicts of interest, insider trading, misuse of confidential information, compliance with laws and protection and proper use of corporate assets. Directors are expected to comply with the Code of Business Conduct and Ethics and report any violations of the code, including any potential conflicts of interest, as outlined in the code. All directors must remove themselves from any discussion or decision affecting their business or personal interests. We intend to post on our website all disclosures that are required by law, the Form 8-K rules or the NYSE rules concerning any amendments to, or waivers from, any provision of our codes.

Communications with the Board

The board of directors welcomes the input and suggestions of shareholders and other interested parties. Shareholders and other interested parties wishing to contact the chairman of the board or the non-management directors as a group may do so by sending a written communication to the attention of the chairman of the board, c/o Koppers Holdings Inc., Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. Issues or complaints regarding questionable accounting, internal accounting controls or auditing matters may be sent in writing to the attention of the audit committee chairman, c/o Koppers Holdings Inc., Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. Our corporate secretary will forward all written communications unopened to the director to whom it is addressed. Alternatively, you may place an anonymous, confidential, toll-free call in the United States to our Compliance Line at 800-385-4406.

Nomination Procedures

The nominating and corporate governance committee will consider nominees for director recommended by the committee, other directors, employees and shareholders and evaluate such nominees against the same criteria used to evaluate all candidates for director. Any shareholder wishing to recommend a candidate for director to the nominating and corporate governance committee should submit the recommendation in writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. With

respect to the 2015 election of directors, your recommendation to the nominating and corporate governance committee must be received by our corporate secretary on or before [December 3], 2014 in accordance with SEC Rule 14a-8. Under our current bylaws, no nominations may now be made by shareholders for the 2014 annual meeting. No shareholder will be permitted to nominate a director at our annual meeting unless advance notice of such nomination is received by our corporate secretary no later than ten days after the meeting is first publicly announced. The advance notice must include the name and address of the shareholder recommending the individual and proof of share ownership, as well as the individual’s name and address; a description of all arrangements or understandings (if any) between the shareholder and the individual being recommended as a potential director; such information about the individual being recommended as would be required for inclusion in a proxy statement filed under then-current SEC rules; and a written indication of the individual’s willingness to serve as a director of the company.

Committee Reports to Shareholders

Audit Committee Report

As set forth in our charter, management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to provide reasonable assurance of compliance with accounting standards and related laws and regulations. Our internal auditors are responsible for providing reliable and timely information to the board of directors and senior management concerning the quality and effectiveness of, and the level of adherence to, our control and compliance procedures and risk management systems. Our independent auditor is responsible for planning and carrying out an integrated audit of our consolidated annual financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and reviewing our annual reports on Form 10-K and our quarterly financial statements prior to the filing of each of our quarterly reports on Form 10-Q, respectively.

In the performance of its oversight function, the audit committee has reviewed and discussed the audited financial statements for the year ended December 31, 2013, with management and with Ernst & Young LLP, our independent auditor for 2013. The audit committee has discussed with our independent auditor the matters required to be discussed by the statement on Auditing Standards No. 61 Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board Ethics and Independence Rules 3525, Communications with Audit Committees Concerning Independence regarding the independent auditor’s communications with the audit committee concerning independence and has discussed with the independent auditor its independence. Also, in the performance of its oversight function, during 2013 the audit committee received frequent reports from our manager of internal audit.

At various times the audit committee has considered whether the provision of non-audit services by the independent auditor to us is compatible with maintaining the independent auditor’s independence and has discussed with Ernst & Young LLP their independence. As a result of the enactment of the Sarbanes-Oxley Act of 2002, the audit committee or its chairman (acting pursuant to delegated authority) pre-approves all new non-audit services (as defined in the Sarbanes-Oxley Act) proposed to be performed by our independent auditor.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the audit committee referred to above and in the charter, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

The audit committee of the board of directors presents the foregoing report.

T. Michael Young (Chairman)	Louis L. Testoni
Cynthia A. Baldwin	Stephen R. Tritch
Albert J. Neupaver

Management Development and Compensation Committee Report

The management development and compensation committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on our review and discussions, the committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The management development and compensation committee of the board of directors presents the foregoing report.

Albert J. Neupaver (Chairman)
Stephen R. Tritch
T. Michael Young

COMMON STOCK OWNERSHIP

Director, Director Nominee and Executive Officer Stock Ownership

Set forth below is certain information with respect to the beneficial ownership of shares of our common stock as of March 11, 2014, by directors, director nominees, the named executive officers, who are included in the Summary Compensation Table, and all directors and executive officers as a group. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

	Shares of Beneficially Owned Common Stock
Name of Beneficial Owner	Amount of Beneficially Owned Common Stock (1)		Percent of Class
Cynthia A. Baldwin	12,332		*
Sharon Feng	12,332		*
David M. Hillenbrand	11,380		*
Albert J. Neupaver	12,332		*
Louis L. Testoni	2,054		*
Stephen R. Tritch	13,332		*
T. Michael Young	21,332		*
Walter W. Turner	232,399		[1.1	]%
Leroy M. Ball	22,079	(2)	*
Steven R. Lacy	49,377		*
Thomas D. Loadman	32,405		*
Mark R. McCormack	45,484		*
Brian H. McCurrie	48,094		*
All Directors and Executive Officers as a Group (20 in total)	602,082	(2)	[2.9	]%

*	Less than one percent
(1)	Includes the following amounts of common stock that the following individuals and the group have the right to acquire on or within 60 days after March 11, 2014 through the exercise of stock options: Mr. Turner, 72,291; Mr. Ball, 8,600; Mr. Lacy, 26,376; Mr. Loadman, 15,874; Mr. McCormack, 24,348; Mr. McCurrie, 25,208; and all directors and executive officers as a group, 216,220.
(2)	Includes 3,500 shares that are pledged as security in a brokerage margin account.

Beneficial Owners Of More Than Five Percent

The following table shows shareholders whom we know were beneficial owners of more than five percent of our common stock as of March 11, 2014.

Name and Address of Beneficial Owner	Amount and Nature of Beneficially Owned Common Stock	Percent of Class
Michael W. Cook Asset Management, Inc. d/b/a SouthernSun Asset Management (1) 6070 Poplar Avenue, Suite 300 Memphis, Tennessee 38119	2,040,965	[10.04	]%

BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	1,780,286	[8.76	]%

T. Rowe Price Associates, Inc. (3) 100 E. Pratt Street Baltimore, Maryland 21202	1,480,515	[7.28	]%

The Vanguard Group, Inc. (4) 100 Vanguard Blvd. Malvern, PA 19355	1,226,061	[6.03	]%

Wellington Management Company, LLP (5) 280 Congress Street Boston, MA 02210	1,042,940	[5.13	]%

(1)	According to the Schedule 13G filed February 14, 2014, Michael W. Cook Asset Management, Inc. d/b/a SouthernSun Asset Management beneficially owns 2,040,965 shares of our common stock and has sole dispositive power over such shares. Michael W. Cook Asset Management, Inc. d/b/a SouthernSun Asset Management has sole voting power over 1,983,390 shares.

(2)	According to the Schedule 13G filed January 29, 2014, BlackRock, Inc. beneficially owns 1,780,286 shares of our common stock and has sole dispositive power over such shares. Black Rock Inc. has sole voting power over 1,705,732 shares.

(3)	According to the Schedule 13G filed February 10, 2014, 1,480,515 shares of our common stock are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. Price Associates has sole voting power over 295,233 shares and sole dispositive power over 1,480,515 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)	According to the Schedule 13G filed February 11, 2014, The Vanguard Group, Inc. beneficially owns 1,226,061 shares of our common stock and has sole dispositive power over 1,196,445 shares, shared dispositive power over 29,616 shares and sole voting power over 30,647 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 29,616 shares of our common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 1,031 shares of our common stock as a result of its serving as investment manager of Australian investment offerings.

(5)	According to the Schedule 13G filed February 14, 2014, Wellington Management Company, LLP beneficially owns 1,042,940 shares of our common stock and has shared dispositive power over such shares. Wellington Management Company, LLP has shared voting power over 771,372 shares.

EXECUTIVE COMPENSATION

The independent management development and compensation committee (which we refer to as the committee) of our board of directors oversees the compensation program for Walter W. Turner (our president and chief executive officer), Leroy M. Ball (our vice president and chief financial officer), Steven R. Lacy (our senior vice president, administration, general counsel and secretary), Thomas D. Loadman (our vice president and general manager, railroad and utility products and services), Mark R. McCormack (our vice president, Australian operations) and Brian H. McCurrie (our senior vice president, global carbon materials & chemicals), who are our named executive officers. We have voluntarily included Mr. Loadman as a named executive officer in this proxy statement because he led our railroad and utility products segment during fiscal year 2013.

The committee believes that the company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. The committee has designed a total compensation package with features that it believes will mitigate the risks associated with compensation policies and practices including:

•	Our compensation programs provide a reasonable balance between annual and long-term performance, with a significant portion of compensation being delivered in the form of long-term incentives;

•	Annual cash incentives are determined based on the company’s and the individual’s performance;

•

The committee has the ability to modify annual cash incentives earned to reflect the quality of the company’s financial performance, individual performance and other factors that should influence compensation;

•	The long-term incentive program focuses participants on longer-term operating performance, as well as stock price appreciation; and

•	Executives are subject to stock ownership requirements that encourage a long-term perspective and ensure that the interests of executive officers are closely aligned with shareholders.

Compensation Discussion and Analysis

Executive Summary

Overview of Our Compensation Program. The committee makes compensation decisions in a manner it believes will best serve the long-term interests of our shareholders. The committee believes the interests of shareholders are best served by attracting and retaining a talented team of executives who will be inspired to meet and exceed the company’s goals and whose interests will be aligned with the interests of our shareholders thereby maximizing shareholder return. To accomplish these objectives, the committee has implemented a strong pay-for-performance compensation program, while striving to pay our executives competitively and align our compensation program with our business strategies, as highlighted below and set forth in more detail in the following pages:

•	Our named executive officers’ total compensation consists primarily of a cash base salary, an annual cash incentive and long-term incentives.

•

Our annual cash incentive is performance-driven. Under our 2013 Cash Bonus Program, annual cash incentives could not be paid to our named executive officers unless a preset level of earnings per share for 2013 was achieved (adjusted diluted EPS of $2.57). Maximum annual cash incentives for each named executive officer are set under this program, and the committee may only exercise negative discretion to reduce annual cash incentives below these specified maximums. In exercising its negative discretion, the committee referred to the company’s senior management corporate incentive plan, which we refer to as our corporate plan, and value creation plans, which we refer to as our business unit plans. These plans provide for levels of suggested annual cash incentives based upon actual 2013 consolidated earnings per share and value creation, (i.e., the amount by which earnings (before interest and taxes) exceeds a pre-defined return on invested capital), at both the corporate and business unit levels. EPS and value creation may be adjusted by the committee in its discretion to account for certain extraordinary items. The committee selected EPS as a performance measure because it believes that EPS is an important measure of our success as it incorporates elements of growth, profitability and capital efficiency and is monitored by our shareholders. The committee selected value creation as a performance measure because it believes that this is an important indicator of the quality of our earnings.

•

Long-term incentive awards comprise a significant portion of our named executive officers’ total compensation package and 50 percent of such awards each year is in the form of performance-based restricted stock units. The remaining portion of the long-term incentive awards is comprised of stock options (30 percent of such award) and time-based restricted stock units (20 percent of such award). Performance-based restricted stock units granted in 2013 are earned based on cumulative value creation over a three-year period.

•	Our named executive officers receive only limited perquisites, all of which are for business-related purposes.

•

Based on the results of competitive assessments conducted each year since 2006 by Frederic W. Cook & Co., Inc., which have shown that our named executive officers’ compensation levels have generally ranged below the median compensation levels of our peers, the committee has taken actions over the past few years to bring compensation of our named executive officers closer to median levels consistent with our compensation philosophy. Frederic W. Cook & Co., Inc. is retained directly by the committee and performs no other consulting or other services for the company or management.

Changes Made in 2013 to Our Executive Compensation Program

•	In 2013, based on market data provided by Frederic W. Cook & Co., Inc., the committee approved an increase in base salary for all of our named executive officers.

•

For 2013, we combined our various regional carbon materials and chemicals business unit plans into one global carbon materials and chemicals business unit plan. As a result, Mr. McCormack’s 2013 total annual cash incentive potential was reallocated to 25 percent based on EPS performance as measured under our corporate plan, 55 percent based on value creation as measured by the global carbon materials and chemicals business unit plan and 20 percent based on value creation as measured by the Koppers Australia wood products business unit plan. By comparison, in 2012, the total annual cash incentive potential for Mr. McCormack was allocated to 25 percent based on EPS performance as measured under our corporate plan, 52.5 percent based on value creation as measured by the Koppers Australia carbon materials and chemicals business unit plan and 22.5 percent based on value creation as measured by the Koppers Australia wood products business unit plan.

•

The committee decided to increase the multiplier used to determine the target total annual cash incentive for Mr. Turner from 75 percent of his annual salary to 100 percent of his annual salary. The multiplier to determine the target total annual cash incentive for our other named executive officers did not change, remaining at 55 percent of each named executive’s respective annual salary.

Overview of 2013 Operating Performance and Summary of Compensation Actions. Despite the ongoing diligent efforts of management, due to the continuing challenging end markets for our global carbon materials and chemicals business, our revenues for 2013 decreased by 5 percent and diluted EPS decreased by 38 percent over 2012. Management’s accomplishments in 2013 included the following:

•	increased the enterprise value of the business by $210 million;

•	negotiated favorable long-term contracts with major customers;

•	exceeded the margin improvement initiative target for our railroad and utility products business;

•	successfully transitioned the acquisition of the Ridolfo utility pole business;

•	implemented new investment strategy for the defined benefit pension plan to increase the likelihood of the plan becoming fully funded in 2014; and

•	successfully instituted a new global Human Resources Information System.

As a result of our financial performance in 2013, our corporate plan and the business unit plan related to our global carbon materials and chemicals business did not yield suggested annual cash incentives. Accordingly, no annual cash incentives were paid to any of our named executive officers in connection with these plans. However, the business unit plans related to our railroad and utility products and services business and our Koppers Australia wood products business funded at above-target levels and consequently yielded suggested annual cash incentives for Mr. Loadman and Mr. McCormack. For 2013, EPS measured in accordance with our corporate plan decreased over 2012 and was 73 percent of target EPS under this plan for 2013.

Corporate-wide value creation decreased 27 percent in 2013 over 2012 and was 70 percent of target value creation under the corporate plan. Actual amounts paid to our named executive officers were also dependent upon individual performance measured against certain pre-established goals, which are communicated to our named executive officers at the beginning of each year. Based on our financial performance and the fact that our corporate plan and our global carbon materials and chemicals plan did not yield suggested annual cash incentives, the committee awarded annual cash incentives under the 2013 Cash Bonus Program only to Messrs. Loadman and McCormack, which equated to 84 and 31 percent of their respective individual target annual cash incentive amounts.

Our chief executive officer’s total direct compensation for 2013 as compared to 2012 is described in the following table:

Compensation Element	2012	2013	Comments
Base Salary	$751,876	$795,000	Base salary increased by six percent in order to move our chief executive officer’s base salary towards market median.

Actual Annual Cash Incentive	$494,203	$0	No annual cash incentive was awarded for 2013 because the corporate plan did not achieve the minimum level of performance necessary to trigger a payout.

Grant Date Fair Value of Long-Term Incentives	$1,469,117	$1,514,989	Long-term incentive award increased by three percent. Fifty percent of the value of long-term incentives is delivered in performance-based restricted stock awards. The actual value of long-term incentive awards is dependent upon changes in our stock price and, in the case of performance-based restricted stock awards, the achievement of value creation goals.

Total Direct Compensation	$2,715,196	$2,309,989

Corporate Governance Best Practices. Our board of directors has implemented a number of “best practices” to ensure that the company’s governance is in full compliance with applicable laws and reflects generally accepted principles of good corporate governance, including the following:

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Certain members of our management team, including our named executive officers, are subject to stock ownership requirements, which are intended to demonstrate our commitment to and confidence in our long-term prospects, align management’s interests with those of our shareholders, support a long-term focus and quantify our expectations with regard to ownership of our stock.

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Our named executive officers are prohibited from trading in options, warrants, puts, and calls of our common stock. Short sales of our common stock are also prohibited and any other hedging transactions with respect to our common stock require advance clearance by our corporate secretary. Our corporate secretary has never received a request to clear a hedging transaction.

•	Our named executive officers are not entitled to an excise tax gross-up in the event of a change in control.

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In the event of a change in control, there is no accelerated vesting of the performance-based restricted stock units, time-based restricted stock units and option awards at the time of the change in control (if such awards are assumed or continued by the successor company), unless the named executive officer is involuntarily terminated for reasons other than misconduct within 24 months following the change in control (representing “double trigger” vesting).

Say-on-Pay Vote on 2012 Executive Compensation

At our 2013 annual meeting, we provided our shareholders with an advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. In 2013, the percentage of votes cast in favor of the prior year compensation program was approximately 98%. The committee has considered the results of this shareholder advisory vote on executive compensation in determining compensation policies and decisions. The committee believes the results of this advisory say-on-pay vote reflect our shareholders’ affirmation of our executive compensation program and determined to retain our overall compensation program structure in the manner described in this Compensation Discussion and Analysis.

Executive Compensation Program Principles

The committee considers the following principles when it makes compensation decisions:

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Pay for Performance — A significant portion of the total compensation of our named executive officers should be based on performance. We will pay our named executive officers higher compensation when they exceed our goals and lower compensation when they do not meet our goals.

•	Support Business Strategy — Our compensation programs should be aligned with our short-term and long-term business strategies.

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Pay Competitively — We believe that total compensation for our named executive officers should approximate the market median. Market is defined as individuals holding comparable positions and producing similar results at companies that the committee selects as our peers based on similar industry, revenue, and complexity. The companies our committee selected as our peer group for 2013 are listed below in the section called “Companies Used for Defining Competitive Compensation.”

Executive Compensation Objectives

Consistent with these overall principles, the committee has established the following objectives for its executive compensation programs, which are critical to our long-term success:

•	Attract — We want our compensation programs to be comparable to market in terms of level of pay and form of award so that we can attract talented executives.

•	Retain — We want to retain talented leaders whose continued employment is a key component of our overall success.

•	Engage — We want to inspire our executives to meet or exceed our goals and generate superior returns for our shareholders.

•	Align — We want to align the financial interests of our executives with those of our shareholders.

Key Objectives of Compensation Program

The compensation objectives for our named executive officers are achieved through the following ongoing elements, which are discussed in more detail later in this Compensation Discussion and Analysis.

Compensation Element	Description	Objectives Achieved

Base Salary

•   Fixed cash compensation payable monthly.

•   Base salaries are set to recognize different levels of responsibility within the company. Base salaries also serve as the basis for establishing the target payouts for annual cash incentives and long-term incentives as well as the basis for retirement benefits and certain perquisites.

• Attract • Retain

Annual Cash Incentive

•   Variable annual cash award, where payments subject to overall Cash Bonus Program limits can be higher or lower than pre-established targets.

•   Purpose is to stimulate creativity and entrepreneurial thinking; and to enhance our business growth and profitability by providing those executives charged with leadership roles an opportunity for additional compensation based upon their contributions to our overall performance.

• Attract • Retain • Engage • Align

Long-Term Equity Incentives

•   Designed to align the interests of management with those of our shareholders; focus key employees on the achievement of longer-term operational goals; tie realized compensation to the achievement of long-term financial objectives; strengthen the retention value of our compensation program for both the named executive officers and for the next generation of our leaders; and provide an industry-competitive long-term incentive program that is consistent with practices among companies in our peer group.

• Attract • Retain • Engage • Align

Compensation Element	Description	Objectives Achieved

Retirement Benefits	• 401(k) plan • Benefit Restoration Plan	• Attract • Retain

Perquisites and other benefits	• Club dues • Survivor Benefit Plan • Standard salaried benefit plans	• Attract • Retain

In 2013, our named executive officers were paid a total compensation package consisting of a cash base salary (representing on average 41 percent of the total annual compensation package), an annual cash incentive (representing on average 4 percent of the total annual compensation package), long-term incentives (with a targeted value representing on average 50 percent of the total annual compensation package) and other compensation, including perquisites and other personal benefits (representing on average 5 percent of the total compensation package). The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table are not included in these amounts because the committee does not view these amounts as being part of our total annual compensation package.

Role of Consultants

In accordance with its authority to retain advisors, the committee engaged Frederic W. Cook & Co., Inc., which we refer to as FW Cook, as outside consultants to advise the committee during 2013. FW Cook does not advise our management, and receives no other compensation from us. In its role as independent advisor to the committee, FW Cook has provided advice to the committee from time to time since 2006 on various executive compensation matters including conducting an ongoing competitive compensation analysis, which FW Cook prepared for the committee again early in 2013. FW Cook attended certain of the committee meetings in 2013. FW Cook also assisted the committee with the review of the Compensation Discussion and Analysis and the proposal to approve our amended and restated 2005 long term incentive plan, included in this proxy statement.

In compliance with the SEC and the NYSE disclosure requirements regarding the independence of compensation consultants, FW Cook provided the committee with a completed questionnaire addressing each of the six independence factors enumerated in the SEC requirements. Their responses affirm the independence of FW Cook and the partners, consultants, and employees who service the committee on executive compensation matters and governance issues.

Role of CEO and Committee

For each named executive officer (other than himself), our chief executive officer makes recommendations to the committee on compensation levels including recommending levels of base salary and payments of annual cash incentive awards based on his judgment regarding an executive’s overall performance and performance against certain written pre-established goals, which are communicated to our named executive officers at the beginning of each year. The committee reviews the recommendations of the chief executive officer and recommends the levels of base salary to the board for approval.

The committee approves all other compensation for each named executive officer (other than the chief executive officer), including performance-based compensation, and recommends such compensation to the independent members of the board of directors for ratification.

For the chief executive officer, the committee reviews all compensation matters, including his performance during the year, and approves his base salary and all other compensation, including performance-based compensation, and recommends such compensation to the board of directors for ratification.

The committee has the discretion to supplement, reduce or modify at any time the compensation intended to be paid or awarded to the named executive officers, with the exception of their annual cash incentive, where the committee only has the discretion to award annual cash incentives if the level of 2013 adjusted diluted EPS meets or exceeds the threshold specified in the 2013 Cash Bonus Program, and only has the discretion to reduce the annual cash incentive amount below the maximum levels specified under the 2013 Cash Bonus Program. The committee believes that it is in the best interest of the company and its shareholders that the committee have sufficient discretion to recognize and reward superior performance, which is important to attract and retain talented executives, and to adjust awards to reflect the quality of the company’s financial performance.

Companies Used for Defining Competitive Compensation

As stated above, one of the committee’s principles is to try to compensate our named executive officers at market median of our peer companies that were selected based on comparability in terms of industry, revenue and complexity. For 2013, based on FW Cook’s recommendation, the committee selected the following peer group, which consists of the same companies as those used in the 2012 analyses of the competitiveness of our executive compensation levels and practices:

A. Schulman, Inc.	The Greenbrier Companies, Inc.	Minerals Technologies Inc.	Quaker Chemical Corporation
Axiall Corporation	H.B. Fuller Company	Olin Corporation	Stepan Company
Ferro Corporation	L. B. Foster Company	OM Group, Inc.	Trinity Industries, Inc.
Cabot Corporation	Louisiana-Pacific Corporation	OMNOVA Solutions Inc.	Universal Forest Products, Inc.

The factors considered in selecting the peer group early in 2013 included industry, revenue, net income, total assets, number of employees, market capitalization and products. According to the most recent data available, in terms of size, our revenue and net income are between the 25th percentile and median of our peer group and our total assets, market capitalization and number of employees are below the 25th percentile of our peer group.

The committee uses information relating to the peer group to determine what forms of compensation are common among our peers and to determine whether the amounts of each element of compensation and the total amount of compensation approximate market median.

Setting the Level of Compensation

The committee reviews the compensation structure for the named executive officers and other key executives, including incentive compensation plans, on an annual basis. Early each year, the committee approves the adjusted diluted EPS threshold required under the Cash Bonus Program, and the specified maximum annual cash incentives that may be paid under such program to the named executive officers. The committee also approves targeted amounts of annual cash incentives and related performance measures under the corporate and business unit plans, base salaries and various long-term equity incentive awards. After the end of each year, the committee approves the level at which the performance measures with respect to the corporate and business unit plans were satisfied, reviews the calculation of the incentive pools, representing aggregate annual cash incentives suggested under the plans, approves the amount of the incentive pools and determines whether, and the extent to which, to exercise its discretion and approves the amount of the annual cash incentive award payable to each executive officer.

Historical Compensation Trends

FW Cook has conducted an ongoing competitive compensation analysis at the request of the committee each year since 2006. Historically, our actual competitive positioning for certain named executive officers has been below our targeted competitive positioning of market median.

As part of this ongoing analysis, FW Cook prepared a competitive assessment in early 2013 of the company’s senior executive compensation levels relative to compensation levels disclosed in the proxy statements of our peer group companies, as well as proprietary general industry surveys. The committee used this assessment to establish compensation levels and annual cash incentive and long-term incentive opportunities for 2013. Through its competitive assessment in early 2013, FW Cook determined that the aggregate target total direct compensation for our named executive officers fell between the 25th percentile and median of the proxy data. This was somewhat below the company’s targeted competitive positioning, which aims to provide median compensation levels and opportunities. Based on their assessment, FW Cook advised the committee to consider increases in 2013 to base salaries for the executives whose base salaries were below market median. Additionally, increases to target annual cash incentives and/or increases to the long-term incentive opportunities of the company’s senior executives could be considered in addition to or in lieu of adjustment to base salary to move compensation closer to the median for executives whose total direct compensation was below median. In addition to the market data, FW Cook also recommended that the size of any increase to compensation take into consideration other factors such as the executive’s skill set and experience, responsibilities relative to the benchmark position, importance to the company/difficulty of replacement and affordability. The committee considered the FW Cook study and guidance and approved an increase in base salary for all of our named executive officers.

2013 Compensation

The following is a description of the committee’s actions and decisions with respect to 2013 compensation matters.

Base Salary. The committee reviews base salaries annually and adjustments are typically effective in April. In 2013, the committee approved an increase in salary for all of our named executive officers in the range from 2% to 7%.

Annual Cash Incentive. On May 5, 2010, the company’s shareholders approved the amended and restated 2005 long term incentive plan, which we refer to as the LTIP and which authorizes the committee to grant, among other things described below, annual cash incentive awards under the LTIP for participants designated by the committee at the beginning of the program year. We call this our 2013 Cash Bonus Program. Our 2013 Cash Bonus Program is intended to ensure that amounts paid to our named executive officers are tax deductible by the company. The committee designated Messrs. Turner, Ball, Lacy, Loadman, McCormack and McCurrie as participants in the 2013 Cash Bonus Program and set the performance objective for 2013 at $2.57 of adjusted diluted EPS of the company’s common stock, which the committee believed was the minimum performance level at which any annual cash incentive would be warranted. The committee also determined the maximum annual cash incentive for each participant in the event that the performance objective was obtained as set forth in the following table:

Participant	Maximum Annual Cash Incentive
Mr. Turner	$1,500,000
Mr. Ball	$1,000,000
Mr. Lacy	$1,000,000
Mr. Loadman	$1,000,000
Mr. McCormack	$1,000,000
Mr. McCurrie	$1,000,000

If the performance objective is achieved, the committee exercises its negative discretion to determine at what level less than the specified maximum amount annual cash incentives will be paid. The committee’s discretion is informed by reference to the company’s performance in relation to the EPS and value creation targets contained in the corporate plan described below, applicable business unit performance in relation to the value creation targets contained in the business unit plans described below, the participant’s target total annual cash incentive (which is set at 100 percent of annual salary for Mr. Turner and 55 percent of annual salary for the other named executive officers), the participant’s performance and any other factors it considers relevant. The committee does not have the discretion to increase the amount of any annual cash incentive to be paid under the 2013 Cash Bonus Program above the maximum annual cash incentive.

The committee has also approved and the board has ratified annual cash incentive plans, including our corporate plan and our business unit plans. These plans are separate from the 2013 Cash Bonus Program, but serve to yield suggested annual cash incentive amounts for awards to be made under the 2013 Cash Bonus Program. The suggested annual cash incentive level for each named executive officer is determined by reference to the company’s performance as compared to EPS targets contained in the corporate plan and, for Mr. Turner, Mr. Ball and Mr. Lacy, value creation targets contained in the corporate plan. In addition to the corporate plan, the suggested annual cash incentive levels for Mr. Loadman, Mr. McCormack and Mr. McCurrie are also determined by reference to the company’s performance as compared to value creation targets contained in their respective business unit plans.

Our corporate plan utilizes a combination of the company’s corporate-wide adjusted diluted EPS and value creation to suggest annual cash incentive levels yielded by various levels of financial performance. The suggested annual cash incentive levels are specified as a percentage of pre-established target annual cash incentive amounts for each individual. Our business unit plans perform the same function using value creation measured at the business unit levels. EPS is calculated in accordance with generally accepted accounting principles and is adjusted by the committee in its discretion to account for certain extraordinary items. Value creation, which is not a financial measure defined under generally accepted accounting principles, is defined as the amount of our earnings (before interest and taxes), adjusted by the committee in its discretion to account for certain extraordinary items, that exceeds a pre-defined level of return on invested capital. To calculate the predefined level, we multiply the value of the assets invested in the business unit by 15 percent, which is our assumed cost of capital. In 2013, EPS and value creation goals were developed and approved by the committee and ratified by the company’s board of directors at the beginning of 2013.

For 2013, the EPS performance objective under the 2013 Cash Bonus Program was achieved. Above target value creation performance objectives were achieved under Mr. Loadman’s and Mr. McCormack’s respective business unit plans, yielding suggested annual cash incentives for Mr. Loadman and Mr. McCormack. However, threshold performance objectives were not achieved under our corporate plan or our global carbon materials and chemicals plan and, therefore, those plans did not yield suggested annual cash incentives for any of the named executive officers. As a result, the committee awarded annual cash incentives under the 2013 Cash Bonus Program only to Mr. Loadman and Mr. McCormack, and the committee exercised its discretion to reduce those annual cash incentives from the maximum amounts allowable under the 2013 Cash Bonus Program based on company financial and individual performance.

Operation of Annual Cash Incentive Pools. At the beginning of the year, the committee approves a threshold, target and maximum performance level for EPS and value creation for the corporate plan and a threshold, target and maximum performance level for value creation for each of the business unit plans. For the corporate plan and each business unit plan, the level of suggested annual cash bonuses will range based on company performance as follows:

Actual financial results achieved in between the threshold and target and the target and maximum are interpolated in yielding suggested annual cash incentive levels. If threshold levels of financial performance are not achieved, the suggested annual cash incentive is zero.

The total annual cash incentive that is suggested by reference to the corporate plan and/or applicable business unit plans is based upon each individual’s role and responsibilities. As corporate level employees, total annual cash incentive for Messrs. Turner, Ball and Lacy is suggested by reference to performance under the corporate plan and total annual cash incentive for Messrs. Loadman, McCormack and McCurrie is suggested by reference to both EPS results under the corporate plan as well as value creation results under their respective business unit plans. For 2013, the total annual cash incentive potential for each named executive officer was suggested by reference to performance under the various plans in the following allocations:

The threshold, target and maximum EPS and value creation levels for the corporate plan, established in early 2013, are set forth below. For each respective level, the percentage of target performance represented by such level is also presented. Actual performance levels for 2013 are included, together with the percentage of target performance represented by actual results.

EPS	Performance	% of Target	Value Creation	Performance	% of Target
Maximum	$4.27	120%	Maximum	$92,656,800	120%
Target	$3.56	100%	Target	$77,214,000	100%
Threshold	$2.85	80%	Threshold	$61,771,200	80%
Actual	$2.60	73%	Actual	$53,922,000	70%

For 2013, the company achieved adjusted EPS of $2.60 per share, as compared to $3.27 per share for 2012, and value creation of $53.9 million, as compared to value creation of $73.7 million for 2012. Therefore, the corporate plan achieved 73 percent of target EPS and 70 percent of target value creation. Based on the 2013 results, the corporate plan did not yield suggested annual cash incentives for any of our named executive officers.

Mr. Loadman had the remaining 75 percent of his annual cash incentive potential suggested by our railroad and utility products business unit plan. The threshold, target and maximum value creation levels for this plan, established early in 2013, are set forth below, together with the percentage of target performance represented by each such level. Actual performance for 2013 is included, in dollars and as a percentage of target performance.

Value Creation	Performance	% of Target
Maximum	$42,514,800	120%
Actual	$38,511,000	109%
Target	$35,429,000	100%
Threshold	$28,343,200	80%

In 2013, the railroad and utility products business unit plan achieved value creation of $38.5 million, as compared to value creation of $31.4 million for 2012. Therefore, the railroad and utility products business unit plan achieved 109 percent of target value creation. Based on the 2013 results, this plan yielded a suggested annual cash incentive level of 122 percent of target, which included $129,107 allocated to Mr. Loadman and paid under the 2013 Cash Bonus Program.

Mr. McCormack and Mr. McCurrie had 55 percent and 75 percent of their respective annual cash incentive potential suggested by our global carbon materials and chemicals business unit plan. The threshold, target and maximum value creation levels for this plan, established in early 2013, are set forth below, together with the percentage of target performance represented by each such level. Actual performance for 2013 is included, in dollars and as a percentage of target performance.

Value Creation	Performance	% of Target
Maximum	$57,465,600	120%
Target	$47,888,000	100%
Threshold	$38,310,400	80%
Actual	$14,990,000	31%

In 2013, the Koppers global carbon materials and chemicals business unit plan achieved value creation of $14.9 million, as compared to value creation of $45.6 million for 2012. Therefore, the Koppers global carbon materials and chemicals business unit plan achieved 31 percent of target value creation. Based on the 2013 results, this plan did not yield suggested annual cash incentives for Mr. McCormack or Mr. McCurrie.

For Mr. McCormack, another 20 percent of his annual cash incentive potential was suggested by our Koppers Australia wood products business unit plan. The threshold, target and maximum value creation levels for this plan, established in early 2013, are set forth below, together with the percentage of target performance represented by each such level. Actual performance for 2013 is included, in dollars and as a percentage of target performance.

Value Creation	Performance	% of Target
Actual	$9,736,000	138%
Maximum	$8,460,000	120%
Target	$7,050,000	100%
Threshold	$5,640,000	80%

In 2013, the Koppers Australia wood products business unit plan achieved value creation of $9.7 million, as compared to value creation of $4.8 million for 2012. Therefore, the Koppers Australia wood products business unit plan achieved 138 percent of target value creation. Based on the 2013 results, this plan yielded a suggested annual cash incentive level of 150 percent of target, which included $56,771 allocated to Mr. McCormack and paid under the 2013 Cash Bonus Program.

Determination of Payouts.  Once the amount of total suggested annual cash incentives under each plan is determined, 100 percent of such amount is allocated among the participants of that plan by the chief executive officer (with respect to the participants other than himself, including but not limited to the named executive officers) and by the committee (with respect to the chief executive officer, in the exercise of its negative discretion under the 2013 Cash Bonus Program) based on subjective review of the participants’ individual performance against certain pre-established goals, including safety, health and environmental performance, business results, quality and productivity improvements, customer satisfaction and strategic growth objectives, as further discussed below.

For 2013, no annual cash incentive amounts were allocated to Messrs. Turner, Ball, Lacy or McCurrie because, based on 2013 results, no annual cash incentives were suggested by the corporate plan or the global carbon materials and chemicals business unit plan.

However, annual cash incentive amounts were allocated to Mr. Loadman and Mr. McCormack because, based on 2013 results, annual cash incentives were suggested by the railroad and utility products business unit plan and the Koppers Australia wood products business unit plan. The committee, in the exercise of its negative discretion under the 2013 Cash Bonus Program, reviewed and approved the allocations made by the chief executive officer with respect to Mr. Loadman and Mr. McCormack. The committee did not assign a specific weight to any of the factors. Rather the committee evaluated the factors as a whole and made a subjective determination of the amount of annual cash incentive to pay to Mr. Loadman and Mr. McCormack. The following is a discussion of how these amounts were determined.

Subjective Portion of Mr. Loadman’s 2013 Annual Cash Incentive.  As vice president and general manager, railroad and utility products and services, Mr. Loadman’s actual annual cash incentive paid under the 2013 Cash Bonus Program was based on the EPS metrics under the corporate plan, the value creation metrics under the railroad and utility products business unit plan, Mr. Loadman’s individual performance against certain pre-established goals and other individual factors considered by our chief executive officer.

The individual factors considered by our chief executive officer in recommending and the committee in approving the amount of the annual cash incentive awarded to Mr. Loadman for 2013 performance included his role in improving safety and environmental performance for 2013; his strong leadership of operations in the railroad and utility products business which resulted in its best financial performance in the company’s history; and his role in the successful negotiation of long-term agreements with strategic railroad and utility customers.

Based on the company’s financial performance and Mr. Loadman’s individual performance, our chief executive officer recommended the amount of the annual cash incentive to pay to Mr. Loadman and the committee approved the recommended amount, which was equal to 84 percent of Mr. Loadman’s pre-established target annual cash incentive.

Subjective Portion of Mr. McCormack’s 2013 Annual Cash Incentive.  As vice president, Australian operations, Mr. McCormack’s actual annual cash incentive paid under the 2013 Cash Bonus Program was based on the EPS metrics under the corporate plan, the value creation metrics under the Koppers global carbon materials and chemicals plan, the value creation metrics under the Koppers Australia wood products business unit plan, Mr. McCormack’s individual performance against certain pre-established goals and other individual factors considered by our chief executive officer.

The individual factors considered by our chief executive officer in recommending and the committee in approving the amount of the annual cash incentive awarded to Mr. McCormack for 2013 performance included his role in improving safety and environmental performance for 2013; his efforts to successfully integrate the Ridolfo utility pole acquisition in Australia; and his strong leadership of the Australian wood treating business which resulted in a record year profitability for the business.

Based on the company’s financial performance and Mr. McCormack’s individual performance, our chief executive officer recommended the amount of the annual cash incentive to pay to Mr. McCormack and the committee approved the recommended amount, which was equal to 31 percent of Mr. McCormack’s pre-established target annual cash incentive.

Long-Term Equity Incentives.  In February 2013, the committee granted performance-based restricted stock units, stock options, and time-based restricted stock units to certain key executives, including the named executive officers. Each long-term incentive vehicle is intended to serve a different purpose, and, when combined, we believe that the total mix will result in a balanced long-term equity incentive program.

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Performance-based restricted stock units are intended to focus participants on long-term operating performance, as measured by cumulative value creation over a three-year period. The performance-based restricted stock units granted in 2013 will vest, if at all, on February 19, 2016 provided the participant continues in service until that date and based on a range of value creation achieved over the performance period set forth in the following table:

Value Creation	Performance	% of Target Performance	% of Units to Vest
Maximum	$328,800,000	120%	150%
Target	$274,000,000	100%	100%
Threshold	$219,200,000	80%	50%

The number of shares actually awarded will range from 50 percent of target if threshold performance is achieved up to 150 percent of target if maximum performance is achieved. The aggregate grant date fair value of the performance-based restricted stock units for all named executive officers at target is equal to $1.8 million for the awards granted in 2013.

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Stock options are intended to align shareholder and management interests by providing a reward based solely on stock price appreciation. In February 2013, the committee approved stock options to be granted to the named executive officers on February 19, 2013 with an exercise price set at the closing price of our common stock on the NYSE on that day. The stock options granted in 2013 will vest on February 19, 2016, if the named executive officer to whom they were granted is still employed by us at that time. The aggregate grant date fair value of the stock option awards granted in 2013 to all named executive officers is equal to $1.1 million.

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Time-based restricted stock units are intended to help to retain participants (some of whom are currently eligible for retirement), as well as to help attract the next generation of our senior management. The time-based restricted stock units granted in 2013 will vest on February 19, 2016, if the named executive officer to whom they were granted is still employed by us at that time. The aggregate grant date fair value of the time-based restricted stock units for all named executive officers is equal to $0.7 million for awards granted in 2013.

Once the total dollar value of the awards was determined for each named executive officer, the actual number of performance-based restricted stock units, stock options and time-based restricted stock units was determined as follows: 30 percent of the total dollar value was allocated to the stock option portion of the award, 20 percent of the total dollar value was allocated to the time-based restricted stock unit portion of the award and 50 percent of the total dollar value was allocated to the performance-based restricted stock unit portion of the award. The committee then used the closing price of our common stock on the NYSE on the grant date to determine the number of performance-based restricted stock units awarded and the number of time-based restricted stock units awarded. To determine the number of stock options awarded, the committee divided the total dollar value attributed to the stock option portion of the award by the estimated fair value of the stock options on the date of grant, which was determined in accordance with the Black-Scholes valuation method by an independent valuation consultant.

The granting of a combination of stock options, restricted stock units and performance stock units falls within the range of peer group practices and has a strong performance orientation. Our long-term incentive mix is more heavily weighted towards performance-based incentive awards than peer group average practice: our long-term mix for our named executive officers as noted above was 30 percent stock options, 20 percent time-based restricted stock units and 50 percent performance-based awards, compared to our peer group average for the named executive officers of 25 percent stock options, 35 percent time-based restricted stock units and 40 percent performance-based awards.

Retirement Benefits.  Prior to 2007, we maintained a qualified defined benefit pension plan for U.S. salaried employees that provided for a retirement benefit annuity based on final average pay and years of service. We also maintain a defined contribution plan that permits U.S. salaried employees to contribute up to 20 percent of pay, subject to applicable limits for 401(k) plans. We match 50 percent of salaried employee contributions up to six percent. In addition, we maintain two non-qualified excess defined benefit plans for certain U.S. highly-paid employees, which are described on page 54 below. Effective December 31, 2006, we made significant changes in our retirement benefits for our U.S. employees by freezing the qualified and non-qualified defined benefit plans in which U.S. salaried employees and certain highly-paid U.S. employees, respectively, participate. No new salaried participants have been permitted in these plans after December 31, 2006, and no further benefits have accrued for U.S. salaried employees after December 31, 2006. In 2007, in light of the freezing of benefits under our qualified defined benefit plan, we decided to provide a uniform non-elective employer contribution to U.S. salaried employees, which is also described in detail in the “2006 Freeze of Pension Plan, SERP I and SERP II” section below. In addition, in 2007, we approved a supplemental benefit plan, which we refer to as the benefit restoration plan, to restore employer non-elective contributions lost by certain U.S. highly-paid employees, including the named executive officers (except for Mr. McCormack), in our defined contribution plan under U.S. tax law. Beginning in 2009, we amended our defined contribution plan and our benefit restoration plan to remove the automatic employer non-elective contribution feature. Instead, we may decide each plan year whether to make employer discretionary contributions for the plan year and the amount of any such contribution. Employer discretionary contributions were made for 2013 and are included in the tables below. We maintain a superannuation plan for certain employees of our Australian subsidiary, including Mr. McCormack. This plan, which is described in more detail beginning on page 55 below is currently closed to new members.

Perquisites and Other Benefits.  We provide a limited number of perquisites and other benefits to certain of our named executive officers, which include club dues, and executive physicals. For Mr. McCormack, we also provide an automobile allowance, which may be used for automobile and related expenses at Mr. McCormack’s option, payment of certain fringe benefit taxes, leave loading and life insurance. Additional details of the perquisites and other benefits we provide are more fully described in the footnotes to the Summary Compensation Table below.

We provide these perquisites and other benefits to promote a healthy work/life balance and provide opportunities for developing business relationships. We believe they are important to our ability to attract and retain top-quality executive talent and are consistent with those provided to executives at other companies comparable to us. The costs associated with providing these benefits for our named executive officers are reflected in the “All Other Compensation” column of the Summary Compensation Table below on page 47.

Our named executive officers other than Mr. McCormack also participate in the same standard salaried benefit plans as our other U.S. salaried employees. This includes a basic welfare benefits package consisting of medical, dental, vision, life and disability insurance and accident insurance plans, as well as flexible spending arrangements for health care, dependent care and transportation expenses.

Contracts.  We generally use contractual arrangements where appropriate to assist in our recruitment and retention of our named executive officers. We have entered into employment agreements with Mr. Turner, Mr. Lacy and Mr. McCurrie. In addition, Mr. McCormack agreed to a summary of terms and conditions of employment. We have also entered into separate change in control agreements with Mr. Ball, Mr. Loadman and Mr. McCormack. Each of these agreements is described in the “Potential Payments upon Termination or Change in Control” section beginning on page 57 below.

Stock Ownership Requirements for Our Named Executive Officers

The committee and our board of directors have approved stock ownership requirements. The requirements apply to selected members of the management team, including all of the named executive officers. The committee and our board of directors have also approved stock ownership guidelines, which apply to our non-employee directors, as described more fully below under “Stock Ownership Guidelines for Non-Employee Directors.” The stock ownership requirements were designed to achieve the following objectives:

•	demonstrate senior management’s commitment to and confidence in the company’s long-term prospects;

•	align senior management’s interests with those of our shareholders;

•	support a long-term focus; and

•	quantify our expectations with regard to ownership of our stock by our senior management.

Our stock ownership requirements require our elected officers to accumulate a specified number of shares expressed as the value of stock ownership as a percentage of base salary. The required stock ownership level is converted into a number of shares that is recalculated annually until the ownership requirement is achieved. Until the stock ownership level is achieved, members of the management team are required to retain 75 percent of the net profit shares received from exercising stock options, the vesting of time-based restricted stock units and performance-based restricted stock units (excluding shares used for the payment of taxes).

Position		Ownership Requirement Multiple of Base Salary
Chief Executive Officer	(Mr. Turner)	5x
Senior Vice President Chief Financial Officer Other Designated Vice President	(Messrs. Lacy and McCurrie) (Mr. Ball) (Mr. Loadman)	3x 3x 3x
Other Elected Vice Presidents	(Mr. McCormack)	2x

Shares owned outright by the executives and/or their spouses count toward meeting the requirements. Unvested restricted stock, unvested time-based restricted stock units, unvested performance-based restricted stock units and unexercised stock options do not count toward meeting the stock ownership requirements for our executives.

Four of our named executive officers have achieved compliance with the target ownership level and the other two named executive officers continue to comply with the 75 percent retention ratio.

Policy on Derivative Transactions and Restrictions on Hedging Transactions

Our policy is that our employees, officers and directors are prohibited from trading in options, warrants, puts, and calls of our common stock; short sales of our common stock are also prohibited. Any other hedging transactions contemplated by our employees, officers and directors with respect to our common stock require advance clearance by our corporate secretary. Our corporate secretary has never received a request to clear a hedging transaction.

Tax Considerations

Cash compensation, such as base salary or annual cash incentive, is taxable as ordinary income when earned, unless deferred under a company-sponsored deferral plan. Deferrals under tax-qualified plans, such as a 401(k) plan, do not affect the timing of our tax deduction. Deferrals under non-qualified plans, the adoption of which have been approved by the board of directors, will result in the deferral of our compensation deduction until such time as the cash compensation is paid to the employee.

The committee is aware of Section 162(m) of the tax code, which generally limits the deductibility of executive pay in excess of $1 million, and which specifies the requirements for the “performance-based” exemption from this limit. The committee generally tries to preserve the deductibility of compensation paid to the named executive officers when appropriate; for example, our stock option awards and performance-based restricted stock unit awards will generally qualify for the performance-based exemption and would therefore be deductible. The committee nevertheless may authorize other compensation that might not be deductible if it believes doing so is in the best interests of our shareholders; for example time-based restricted stock units. Therefore, a portion of compensation may not be deductible under Section 162(m) of the tax code. For 2013, approximately $289,000 of compensation expense was non-deductible.

Accounting Considerations

When reviewing preliminary recommendations and in connection with approving the terms of a given incentive plan period, management and the committee review and consider the accounting implications of a given award, including the estimated expense and impact on EPS.

Changes for our 2014 Executive Compensation Program

The committee determined in early 2014 that the following changes will be made for our 2014 executive compensation program:

•

Based on market data provided by Frederic W. Cook & Co., Inc., the committee approved an increases in base salary for all of our named executive officers, effective April 1, 2014, which ranged from 2% to 6%.

•

For 2014, in addition to our global carbon materials and chemicals business unit plan we have established separate carbon materials and chemicals business unit plans for each of the U.S., Europe, China and Australia. As a result, Mr. McCormack’s 2014 total annual cash incentive potential will be reallocated to 25 percent based on EPS performance as measured under our corporate plan, 55 percent based on value creation as measured by the Koppers Australia carbon materials and chemicals business unit plan and 20 percent based on value creation as measured by the Koppers Australia wood products business unit plan. By comparison, in 2013, the total annual cash incentive potential for Mr. McCormack was allocated 25 percent based on EPS performance as measured under our corporate plan, 55 percent based on value creation as measured by the global carbon materials and chemicals business unit plan and 20 percent based on value creation as measured by the Koppers Australia wood products business unit plan.

•

In order to help ensure their continued service to the company and support succession planning objectives, the committee approved special retention awards of 5,000 time-based restricted stock units to each of Messrs. Ball and Lacy and 3,000 time-based restricted stock units to each of Messrs. McCormack and McCurrie. The committee also approved a one-time special recognition award of 10,000 time-based restricted stock units to Mr. Turner in recognition of his efforts and continued guidance of the company under difficult circumstances. The special retention awards will vest in equal one-third installments over three years beginning on the first anniversary of the grant date. Mr. Turner’s award will vest upon completion of service through December 31, 2014 and the units will be issued in equal one-third installments over three years beginning on the first anniversary of the grant date. These awards were granted on February 18, 2014 and, therefore, they are not reflected in this year’s Summary Compensation Table or Grants of Plan-Based Awards Table pursuant to SEC regulations, but they will be reflected in such tables for 2014.

•

For 2014, the committee decided to increase the multiplier used to determine the target total annual cash incentive for Messrs. Ball, Lacy, Loadman and McCurrie from 55 percent of annual salary to 60 percent of annual salary. The multiplier to determine the target total annual cash incentive for our other named executive officers did not change.

Summary Compensation Table

The following table shows the compensation of all individuals who served at any time during 2013 as either our principal executive or principal financial officers, together with our four most highly compensated officers, who were serving as executive officers as of December 31, 2013 (other than our principal executive or principal financial officers). We refer to the six executives below as our “named executive officers.”

Name and Principal Position	Year	Salary	Bonus		Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	All Other Compensation		Total
Walter W. Turner President and Chief Executive Officer	2013 2012 2011	$795,000 751,876 726,253	$	— — —	$1,060,490 1,028,957 980,009	$454,499 440,160 418,164	$	— 494,203 558,000	$5,813 3,548 190,646	$149,781 204,887 416,032	(3)	$2,465,583 2,923,631 3,289,104

Leroy M. Ball Vice President and Chief Financial Officer	2013 2012 2011	$367,800 344,850 326,250	$	— — —	$306,033 288,714 275,620	$131,172 123,507 117,608	$	— 212,716 187,000	$146 32 —	$32,888 31,844 33,696	(4)	$838,039 1,001,663 940,174

Steven R. Lacy Senior Vice President, Administration, General Counsel and Secretary	2013 2012 2011	$372,075 359,799 348,996	$	— — —	$317,066 307,973 297,481	$135,890 131,733 126,940	$	— 204,413 200,000	$630 26,107 42,514	$47,145 95,266 155,047	(5)	$872,806 1,125,291 1,170,978

Thomas D. Loadman Vice President and General Manager, Railroad and Utility Products and Services, Koppers Inc.	2013 2012 2011	$286,149 277,071 270,171	$	— — —	$243,946 237,857 231,898	$104,544 101,754 98,945		$129,107 179,786 165,535	$1,000 142,918 230,590	$60,959 126,674 218,634	(6)	$825,705 1,066,060 1,215,773

Mark R. McCormack (7) Vice President Australian Operations, Koppers Inc.	2013 2012 2011	$394,327 404,821 379,595	$	— — —	$246,212 239,921 209,392	$105,529 102,640 89,344		$56,771 190,152 128,302	$61,083 140,456 213,635	$37,393 43,466 68,746	(8)	$901,315 1,121,456 1,089,014

Brian H. McCurrie Senior Vice President, Global Carbon Materials & Chemicals, Koppers Inc.	2013 2012 2011	$382,650 368,670 350,061	$	— — —	$326,473 310,686 293,133	$139,933 132,888 125,069	$	— 136,948 197,000	$596 8,978 15,600	$36,102 85,396 119,391	(9)	$885,754 1,043,566 1,100,254

(1)	The amounts shown in these columns represent the aggregate grant date fair value of time-based restricted stock units and stock options granted to our named executive officers computed in accordance with FASB ASC Topic 718 and the value of performance-based restricted stock units granted to our named executive officers based upon the probable outcome of the performance conditions as of the grant date. The maximum value of the performance-based restricted stock units assuming the highest level of performance conditions is $1,136,240 for Mr. Turner, $327,884 for Mr. Ball, $339,750 for Mr. Lacy, $261,371 for Mr. Loadman, $263,808 for Mr. McCormack and $349,820 for Mr. McCurrie. These award grant date fair values have been determined using the assumptions underlying the valuation of equity awards set forth in note 6 of the consolidated financial statements in our annual reports on Form 10-K for the years ended December 31, 2013, December 31, 2012 and December 31, 2011.

(2)	The amount disclosed in this column represents (i) the aggregate change in the present value of the executive’s accumulated pension benefit and (ii) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120 percent of the applicable federal long-term rate at the maximum rate payable under our Benefit Restoration Plan. The increase or decrease, as applicable, in the present value of accumulated benefit for each named executive officer for 2013, 2012 and 2011, respectively, was as follows: Mr. Turner: negative $586,628, negative $20,683 and $187,598; Mr. Lacy: negative $26,200, $25,713 and $42,163; Mr. Loadman: negative $91,136, $142,316 and $229,975; Mr. McCormack: $61,083, $140,456 and $213,635; and Mr. McCurrie: negative $11,227, $8,611 and $15,281. Negative amounts are not reflected in the amounts disclosed above for Messrs. Turner, Lacy, Loadman or McCurrie. The remainder of the amount reported in this column for each named executive officer for 2013, 2012 and 2011, respectively, represents the above-market interest on deferred compensation.

(3)	The full amount of “all other compensation” disclosed for Mr. Turner in 2013 ($149,781) includes perquisites and other personal benefits in the amount of $24,788 consisting of club dues, parking, a physical and home internet service; and qualified defined contribution plan contributions for 2013 in the amount of $123,078.

(4)	The full amount of “all other compensation” disclosed for Mr. Ball in 2013 ($32,888) includes perquisites and other personal benefits in the amount of $7,585 consisting of club dues; and qualified defined contribution plan contributions for 2013 in the amount of $24,765.

(5)	The full amount of “all other compensation” disclosed for Mr. Lacy in 2013 ($47,145) includes perquisites and other personal benefits in the amount of $10,492 consisting of club dues and a physical; and qualified defined contribution plan contributions for 2013 in the amount of $36,074.

(6)	The full amount of “all other compensation” disclosed for Mr. Loadman in 2013 ($60,959) includes perquisites and other personal benefits in the amount of $11,525 consisting of club dues and a physical; and qualified defined contribution plan contributions for 2013 in the amount of $48,984.

(7)	Amounts shown in the “salary” and “all other compensation” columns have been converted from Australian dollars to U.S. dollars using the average exchange rate which was AUD 1 = USD 0.968 during 2013, AUD 1 = USD 1.0356 during 2012 and AUD 1 = USD 1.0398 during 2011.

(8)	The full amount of “all other compensation” disclosed for Mr. McCormack in 2013 ($37,393) includes perquisites and other personal benefits in the amount of $23,356 consisting of automobile expenses, parking and related fringe benefits tax.

(9)	The full amount of “all other compensation” disclosed for Mr. McCurrie in 2012 ($36,102) includes perquisites and other personal benefits in the amount of $12,590, consisting of club dues and a physical; and qualified defined contribution plan contributions for 2013 in the amount of $22,938.

2013 Grants of Plan Based Awards Table

As further described in the “Compensation Discussion and Analysis” section above, the following table shows the details concerning the potential amounts payable to each named executive officer for performance during 2013 under our 2013 Cash Bonus Program, as suggested by our corporate plan and various business unit plans. The table below also reflects performance-based restricted stock unit awards, stock option awards and time-based restricted stock unit awards granted to each named executive officer during 2013 under our amended and restated 2005 Long Term Incentive Plan. The actual amounts paid to each named executive officer are included in the “Summary Compensation Table” above.

Name	Form of Award (1)	Grant Date	Date Management, Development and Compensation Committee Took Action to Grant Award	Estimated Potential 2013 Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5) ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Walter W. Turner	Annual Cash Incentive Award			378,750	757,500	1,136,250
	Performance-based RSU Award	2/19/2013	2/5/2013				8,858	17,715	26,573				$757,493
	Time-based RSU Award	2/19/2013	2/5/2013							7,086			302,997
	Option Award	2/19/2013	2/5/2013								26,302	$42.76	454,499

Leroy M. Ball	Annual Cash Incentive Award			96,195	192,390	288,585
	Performance-based RSU Award	2/19/2013	2/5/2013				2,556	5,112	7,668				$218,589
	Time-based RSU Award	2/19/2013	2/5/2013							2,045			87,444
	Option Award	2/19/2013	2/5/2013								7,591	$42.76	131,172

Steven R. Lacy	Annual Cash Incentive Award			99,660	199,320	298,980
	Performance-based RSU Award	2/19/2013	2/5/2013				2,649	5,297	7,946				$226,500
	Time-based RSU Award	2/19/2013	2/5/2013							2,118			90,566
	Option Award	2/19/2013	2/5/2013								7,864	$42.76	135,890

Thomas D. Loadman	Annual Cash Incentive Award			76,669	153,337	230,006
	Performance-based RSU Award	2/19/2013	2/5/2013				2,038	4,075	6,113				$174,247
	Time-based RSU Award	2/19/2013	2/5/2013							1,630			69,699
	Option Award	2/19/2013	2/5/2013								6,050	$42.76	104,544

Mark R. McCormack	Annual Cash Incentive Award			90,434	180,867	271,301
	Performance-based RSU Award	2/19/2013	2/5/2013				2,057	4,113	6,170				$175,872
	Time-based RSU Award	2/19/2013	2/5/2013							1,645			70,340
	Option Award	2/19/2013	2/5/2013								6,107	$42.76	105,529

Brian H. McCurrie	Annual Cash Incentive Award	2/19/2013		102,630	205,260	307,890
	Performance-based RSU Award	2/19/2013	2/5/2013				2,727	5,454	8,181				$233,213
	Time-based RSU Award	2/19/2013	2/5/2013							2,181			93,260
	Option Award	2/19/2013	2/5/2013								8,098	$42.76	139,933

49

(1)	The material terms of the awards reflected in this column are provided in the “Compensation, Discussion and Analysis — 2013 Compensation” section above under the heading “Annual Cash Incentive” and “Long-Term Equity Incentives.”

(2)	The amounts shown in these columns represent the threshold, target and maximum payouts in 2013 expressed as a percentage of each named executive officer’s salary as of January 1, 2013. For Mr. Turner, the target payout was 100% of salary. The target payout for all other named executive officers was 55% of salary. Threshold performance would yield a payout of 50% of target and maximum performance would yield a payout of 150% of target. The committee has the discretion to supplement, reduce or modify the actual amounts awarded, as further described in “-Role of CEO and Committee” and “-2013 Compensation — Annual Cash Incentive.” With respect to the 2013 Cash Bonus Program, the committee had no discretion to make any annual cash incentive awards to named executive officers under the program unless 2013 adjusted diluted earnings per share was at least $2.57. Also, under such program, the committee had no discretion to increase the annual cash incentive awarded to the named executive officers above the maximum amount of $1.5 million, in the case of Mr. Turner, and $1.0 million, in the case of Messrs. Ball, Lacy, Loadman, McCormack and McCurrie. Amounts paid under the 2013 Cash Bonus Program were suggested by reference to our corporate plan and applicable business unit plans.

(3)	Unvested time-based restricted stock units and performance-based restricted stock units granted under our amended and restated 2005 long term incentive plan are entitled to dividends at the same rate as those paid, if at all, to holders of our common stock which are converted annually into additional time-based restricted stock units or performance-based restricted stock units, respectively, that vest on the same schedule as the underlying award. We call these dividend equivalent units.

(4)	The option awards will vest on the third anniversary of the grant date and have a maximum term of 10 years.

(5)	The amounts shown in this column represent the aggregate grant date fair value of time-based restricted stock units and stock options granted to our named executive officers in 2013 computed in accordance with FASB ASC Topic 718 and the value of performance-based restricted stock units granted to our named executive officers in 2013 based upon the probable outcome of the performance conditions as of the grant date.

Outstanding Equity Awards at Fiscal Year-End 2013

The table below provides information concerning unvested restricted stock units and unexercised options held by each named executive officer at December 31, 2013.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercis- able (1)(#)	Number of Securities Underlying Unexercised Options Unexercis- able (2)(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)(#)	Market Value of Shares or Units of Stock That Have Not Vested (4)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (5)(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)(6)($)
Walter W. Turner	5/8/2007	16,300		$29.97	5/7/2017
	2/25/2008	13,470		39.99	2/24/2018
	2/22/2010	20,832		28.10	2/21/2020
	2/22/2011		21,689	40.26	2/21/2021
	2/21/2012		27,823	38.21	2/21/2022
	2/19/2013		26,302	42.76	2/19/2023
						49,335	$2,257,076	18,672	$854,244

Leroy M. Ball	9/1/2010	2,500		$20.00	8/31/2020
	2/22/2011		6,100	40.26	2/21/2021
	2/21/2012		7,807	38.21	2/21/2022
	2/19/2013		7,591	42.76	2/19/2023
						13,921	$636,886	5,309	$242,887

Steven R. Lacy	5/8/2007	6,900		$29.97	5/7/2017
	2/25/2008	5,814		39.99	2/24/2018
	2/22/2010	7,078		28.10	2/21/2020
	2/22/2011		6,584	40.26	2/21/2021
	2/21/2012		8,327	38.21	2/21/2022
	2/19/2013		7,864	42.76	2/19/2023
						14,909	$682,087	5,585	$255,514

Thomas D. Loadman	5/8/2007	3,900		$29.97	5/7/2017
	2/25/2008	3,091		39.99	2/24/2018
	2/22/2010	3,751		28.10	2/21/2020
	2/22/2011		5,132	40.26	2/21/2021
	2/21/2012		6,432	38.21	2/21/2022
	2/19/2013		6,050	42.76	2/19/2023
						11,583	$529,922	4,306	$197,000

Mark R. McCormack	5/8/2007	4,150		$29.97	5/7/2017
	2/25/2008	3,170		39.99	2/24/2018
	2/20/2009	8,748		15.26	2/19/2019
	2/22/2010	3,646		28.10	2/21/2020
	2/22/2011		4,634	40.26	2/21/2021
	2/21/2012		6,488	38.21	2/21/2022
	2/19/2013		6,107	42.76	2/19/2023
						10,823	$495,152	4,344	$198,738

Brian H. McCurrie	5/8/2007	6,500		$29.97	5/7/2017
	2/25/2008	5,364		39.99	2/24/2018
	2/22/2010	6,857		28.10	2/21/2020
	2/22/2011		6,487	40.26	2/21/2021
	2/21/2012		8,400	38.21	2/21/2022
	2/19/2013		8,098	42.76	2/19/2023
						14,839	$678,884	5,690	$260,318

(1)	The stock options granted in 2007 vested on May 8, 2010, the stock options granted in 2008 vested on February 25, 2011, the stock options granted in 2009 vested on February 20, 2012 and the stock options granted in February 2010 vested on February 22, 2013. The stock options granted to Mr. Ball on September 1, 2010 vested on September 1, 2013.

(2)	The stock options granted in 2011 vested on February 22, 2014, the stock options granted in 2012 will vest on February 21, 2015 and the stock options granted in 2013 will vest on February 19, 2016.

(3)	The amounts shown in this column reflect the aggregate number of unvested time-based restricted stock units awarded in 2011, 2012 and 2013, and the number of earned (as of December 31, 2013) performance-based restricted stock units awarded in 2011, and related dividend equivalent units. The time-based restricted stock units and related dividend equivalent units are scheduled to vest on the third anniversary of the date of grant, as summarized below.

Name	Grant Date	# of Unvested Shares	Vesting Date
Walter W. Turner	2/22/2011	34,397	2/22/2014
	2/21/2012	7,852	2/21/2015
	2/19/2013	7,086	2/19/2016

Leroy M. Ball	2/22/2011	9,673	2/22/2014
	2/21/2012	2,203	2/21/2015
	2/19/2013	2,045	2/19/2016

Steven R. Lacy	2/22/2011	10,441	2/22/2014
	2/21/2012	2,350	2/21/2015
	2/19/2013	2,118	2/19/2016

Thomas D. Loadman	2/22/2011	8,139	2/22/2014
	2/21/2012	1,814	2/21/2015
	2/19/2013	1,630	2/19/2016

Mark R. McCormack	2/21/2012	7,348	2/21/2015
	2/21/2012	1,830	2/21/2015
	2/19/2013	1,645	2/19/2016

Brian H. McCurrie	2/22/2011	10,288	2/22/2014
	2/21/2012	2,370	2/21/2015
	2/19/2013	2,181	2/19/2016

(4)	The amounts shown in this column represent the market value of these stock awards and related dividend equivalent units based on a closing market price of $45.75 per share on December 31, 2013, the last trading day in 2013.

(5)	The amounts shown in this column reflect the aggregate minimum number of unvested performance-based restricted stock units awarded in 2012 and 2013, and include related dividend equivalent units. For purposes of determining the amounts shown in this column, we assumed achievement of threshold performance goals with respect to the 2012 and 2013 awards. The actual number may be more depending on the company’s performance during the applicable three-year performance period. All performance-based restricted stock unit grants and related dividend equivalent units are scheduled to vest, if at all, upon the achievement of a cumulative value creation target of $194.4 million over the three-year performance period ending December 31, 2015 (for 2012 awards) and upon the achievement of a cumulative value creation target of $219.2 million over the three-year performance period ending December 31, 2016 (for 2013 awards), as summarized below.

Name	Grant Date	# of Unvested Shares	Vesting Date
Walter W. Turner	2/21/2012	9,815	2/21/2015
	2/19/2013	8,857	2/19/2016

Leroy M. Ball	2/21/2012	2,753	2/212015
	2/19/2013	2,556	2/19/2016

Steven R. Lacy	2/21/2012	2,937	2/21/2015
	2/19/2013	2,648	2/19/2016

Thomas D. Loadman	2/21/2012	2,269	2/21/2015
	2/19/2013	2,037	2/19/2016

Mark R. McCormack	2/21/2012	2,288	2/21/2015
	2/19/2013	2,056	2/19/2016

Brian H. McCurrie	2/21/2012	2,963	2/21/2015
	2/19/2013	2,727	2/19/2016

(6)	The amounts shown in this column reflect the minimum aggregate payout value of unvested performance-based restricted stock units awarded in 2012 and 2013 and include related dividend equivalent units. For purposes of determining the amounts shown in this column, we assumed achievement of threshold performance goals with respect to the 2012 and 2013 awards. The actual number may be more depending on the company’s performance during the applicable three- year performance period.

2013 Option Exercises and Stock Vested

The table below sets forth information concerning the vesting of a portion of restricted stock units held by the named executive officers during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Walter W. Turner	—	$—	30,923	$1,283,923

Steven R. Lacy	500	$6,165	10,505	$436,168

Thomas D. Loadman	—	$—	5,567	$231,142

Mark R. McCormack	—	$—	5,412	$224,706

Brian H. McCurrie	—	$—	10,179	$422,632

(1)	The amounts in this column are calculated by multiplying the number of shares acquired on exercise by the difference between the fair market value of the common stock on the date of exercise and the exercise price of the options.

(2)	The amounts in this column represent the number of shares acquired upon the vesting of time-based restricted stock units on February 22, 2013 multiplied by the closing stock price of $41.52 on the vesting date. Amounts included do not deduct any taxes paid by the named executive officers in connection with the vesting of the restricted stock units.

2013 Pension Benefits

The table below sets forth information as of December 31, 2013, with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement. None of our named executive officers received any payments during 2013 under any of these plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Walter W. Turner	Retirement Plan for Koppers Inc.	37.58	$758,065
	Koppers Inc. Retirement Income Restoration Plan (SERP I)	37.58	1,708,216
	Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	35.00	3,218,678

			$5,684,959

Steven R. Lacy	Retirement Plan for Koppers Inc.	5.50	$119,673
	Koppers Inc. Retirement Income Restoration Plan (SERP I)	5.50	69,125
	Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	5.50	98,359

			$287,157

Thomas D. Loadman	Retirement Plan for Koppers Inc.	27.58	$716,286
	Koppers Inc. Retirement Income Restoration Plan (SERP I)	27.58	241,535
	Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	27.58	918,944

			$1,876,765

Mark R. McCormack	Koppers Australia Superannuation Plan	28.83	$1,705,115

Brian H. McCurrie	Retirement Plan for Koppers Inc.	3.25	$48,402
	Koppers Inc. Retirement Income Restoration Plan (SERP I)	3.25	26,738
	Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	3.25	10,769

			$85,909

Pension Plan

The named executive officers other than Mr. Ball and Mr. McCormack are covered by the Retirement Plan of Koppers Inc. and Subsidiaries for Salaried Employees, which we refer to as the salaried plan. Prior to June 1, 2004, annual retirement benefits were computed at the rate of 1.2 percent of terminal salary (as defined below) not in excess of $16,000, plus 1.6 percent of terminal salary in excess of $16,000, all multiplied by years of credited service (as defined below). Other elected U.S. officers also participate in the salaried plan.

Terminal salary was determined based on the average annual salary (defined as salary plus 50 percent of any incentive payments) for the five highest consecutive years of the last ten years of credited service, or during all years of such credited service if less than five. Credited service included all accumulated service as a salaried employee except for any period of layoff or leave of absence. In 1998, we amended the salaried plan to provide a minimum pension equal to 1.2 percent of terminal salary multiplied by years of credited service up to 35 years reduced by any pension benefit paid by the pension plan of the former Koppers Company, Inc., now known as Beazer East, Inc. (“Old Koppers” for the period prior to December 29, 1988). For purposes of the minimum pension calculations, terminal salary was determined based on the average annual salary (defined as salary plus 75 percent of any incentive payments) for the five highest consecutive years of the last ten years of credited service, or during all years of credited service if less than five.

Effective June 1, 2004 we further amended the salaried plan. For credited service after May 31, 2004, annual retirement benefits are computed at the rate of one percent of terminal salary multiplied by years of credited service after May 31, 2004. Effective June 1, 2004 we also amended the definition of terminal salary to mean the average annual salary (defined as salary plus 100 percent of any incentive payments) for the five highest consecutive years of the last ten years of credited service or during all years of credited service if less than five.

Retirement Income Restoration Plan (SERP l)

Effective January 1, 1991, the board of directors established the Retirement Income Restoration Plan, which we refer to as SERP l, for participating elected U.S. officers, including the named executive officers other than Mr. Ball and Mr. McCormack. SERP l pays an annual benefit equal to the difference between (i) the benefit a participant would receive under the salaried plan if not for the compensation limit imposed under the tax code and (ii) the benefit the participant actually receives under the salaried plan.

Supplemental Executive Retirement Plan (SERP II)

Effective December 1, 1997, the board of directors established the Supplemental Executive Retirement Plan, which we refer to as SERP II, for participating elected U.S. officers, including the named executive officers other than Mr. Ball and Mr. McCormack. SERP II pays an annual benefit equal to two percent of final average pay multiplied by years of service up to 35 years, reduced by the sum of: (i) pension benefits received from us; (ii) pension benefits received from Old Koppers; (iii) benefits received under any other non-qualified retirement plan sponsored by us or Old Koppers; and (iv) one-half of any Social Security benefits.

Mr. Turner is currently eligible for retirement under our salaried plan, SERP I and SERP II, with unreduced benefits. Mr. Lacy and Mr. Loadman are currently eligible for early retirement under our salaried plan, SERP I and SERP II, with reduced benefits. The eligibility standards for early retirement under the salaried plan and SERP I are 60 years of age with 25 years of service, in which case the benefits are unreduced, and 55 years of age with 10 years of service, in which case the benefits are reduced five percent per year from age 65. The eligibility standards for early retirement under SERP II are 60 years of age with 25 years of service, in which case the benefits are unreduced, and 55 years of age with 10 years of service, in which case the benefits are reduced three percent per year from age 60.

2006 Freeze of Pension Plan, SERP I and SERP II

On November 2, 2006, our board of directors approved a freeze of our domestic qualified and corresponding non-qualified defined benefit plans for U.S. salaried employees. No U.S. salaried employee hired after December 31, 2006, will become a participant in the salaried plan or in SERP l or SERP ll and U.S. salaried employees will no longer accrue additional benefits under such plans after December 31, 2006. However, years of service will continue to accrue for vesting purposes and for purposes of eligibility for certain benefits under the plans, such as early retirement benefits. In light of freezing future benefit accruals under the qualified defined benefit plan, we provided to eligible U.S. salaried employees in 2007 and 2008 an annual employer non-elective contribution under the qualified defined contribution plan ranging from three percent to nine percent of compensation determined based on age and years of service. In 2009, we amended the plan to remove the automatic employer non-elective contribution feature. Instead, we will decide each year whether to make employer discretionary contributions for the year and the amount of such contributions. We did make employer discretionary contributions for 2013. We continue to match contributions by U.S. salaried employees, including the U.S. named executive officers, at an amount equal to 50 percent of the first six percent of compensation contributed by the employee.

Survivor Benefit Plan

The Survivor Benefit Plan provides a post-retirement survivor benefit to selected key employees, including our named executive officers other than Mr. Ball and Mr. McCormack. The benefit payable under the plan equals three times the participant’s base salary at the time of retirement or $750,000, whichever is less. Benefits payable under this plan are reduced dollar-for-dollar by proceeds paid under our group life insurance plan. If the participant’s employment is terminated for any reason prior to retirement, the participant will be entitled to no benefits under the plan. No new participants have been approved for this plan since before 2008 and the committee does not currently intend to add any new participants in the future.

Australia Superannuation Plan

Mr. McCormack participates in the Koppers Australia Superannuation Plan, a defined benefit plan available to certain employees of Koppers Australia Pty. Ltd., one of our wholly owned subsidiaries. Participants in the defined benefit section of the plan contribute 4 percent of salary up to a maximum of $3,000 per year. Contributions cease after 36 years of membership or attaining age 70. The benefit payable upon retirement between the age of 55 and the maximum retirement age of 70 is comprised of two pieces, the member’s reserve and an account maintained at the option of the participant for years of membership over 36 years. The member’s reserve is equal to the greater of (1) 2.5 times the member’s contributions with interest plus 3 percent of the participant’s final average salary multiplied by the participant’s membership accrued after March 1987 (capped at 36 years) and (2) 20 percent of the final average salary multiplied by the total participant membership (capped at 36 years) accrued multiplied by an adjustment factor for terminations prior to age 55 (earliest retirement age). Final average salary is the average annual rate of salary during the three year period prior to termination of employment.

The benefit payable on death prior to age 65 is a lump sum of 20 percent of the participant’s prospective final average salary (final average salary calculated at age 65 assuming that the participant’s salary at date of death remains unchanged) multiplied by the participant’s years of membership assuming the participant had worked to age 65. The plan also provides a benefit in the event of disability or resignation other than retirement, death or disability.

Benefits paid pursuant to this plan can be paid as a lump sum or a pension. The defined benefit section of the plan is currently closed to new members.

2013 Non-qualified Deferred Compensation

The table below sets forth information as of December 31, 2013, with respect to our Benefit Restoration Plan, a defined contribution plan that provides for the deferral of compensation on a basis that is not tax-qualified. The Benefit Restoration Plan is described in further detail below.

Name	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Balance at Last Fiscal Year End ($) (3)
Walter W. Turner	$93,078	$19,150	$581,583
Leroy M. Ball	9,765	482	22,061
Steven R. Lacy	16,074	2,075	69,009
Thomas D. Loadman	18,984	3,296	103,053
Brian H. McCurrie	7,938	1,964	58,034

(1)	The amounts shown in this column are reported as compensation in 2013 in the Summary Compensation Table.

(2)	The following amounts reported in this column are reported as compensation in 2013 in the Summary Compensation Table: Mr. Turner: $5,813, Mr. Ball: $146, Mr. Lacy: $630, Mr. Loadman: $1,000, and Mr. McCurrie: $596.

(3)	The following amounts reported in this column were reported as compensation to the named executive officer in the Summary Compensation Table for previous years: Mr. Turner: $522,565, Mr. Ball: $21,616, Mr. Lacy: $62,173, Mr. Loadman: $92,108 and Mr. McCurrie: $51,227.

Benefit Restoration Plan

On August 8, 2007, the board of directors approved (effective January 1, 2007) a non-qualified, deferred compensation plan for eligible, highly compensated employees,

including our named executive officers other than Mr. McCormack, to replace certain contributions lost under the qualified defined contribution plan as a result of the compensation limits imposed under the tax code. Annually, the account of each participant is credited with a contribution equal to the difference between (a) the amount the participant would have received under the qualified defined contribution plan for such year but for tax code limits and (b) the amount the participant actually received under the defined contribution plan for such year. Generally, amounts in a participant’s account vest according to the same schedule as contributions made under our qualified defined contribution plan. Accounts are credited with investment earnings based on an interest rate determined by our management development and compensation committee based, primarily, on the Moody’s Corporate Bond Yield Average as of the preceding December 31. The interest rate for 2013 was 4.08 percent. Benefits will typically be paid upon a separation from service in five equal annual installments. In 2009, we amended the plan to remove the automatic employer non-elective contribution feature. Instead, we will decide each year whether to make employer discretionary contributions for the year and the amount of such contributions. We did make employer discretionary contributions for 2013.

Potential Payments upon Termination or Change in Control

The following information and related table set forth the details of the payments and benefits that would be provided to each named executive officer in the event that his employment is terminated with us for any reason including resignation, termination without cause, retirement, a constructive termination of the executive, a change in control or a change in the executive’s responsibilities.

Employment Agreements

We have entered into employment agreements with four of our named executive officers. The following discussion summarizes these agreements.

Walter W. Turner. We entered into an employment agreement with Mr. Turner in February 2013. The agreement provides that Mr. Turner will serve as President and Chief Executive Officer of Koppers. Mr. Turner has served as President and Chief Executive Officer of Koppers since February 1998. The term of the agreement commences with retroactive effect to January 1, 2013 and continues until December 31, 2014. The agreement establishes an initial minimum annual base salary of $757,500, increasing to a minimum annual base salary of $807,500 on April 1, 2013, and thereafter is subject to periodic review by the board of directors. The agreement provides that Mr. Turner is entitled to participate in the corporate plan with a target cash incentive of 100% of base salary and in the LTIP with an incentive target of 200% of base salary. With respect to awards previously made to Mr. Turner under the LTIP in 2012, the agreement provides that such awards will be modified so that Mr. Turner will be eligible to receive the full number of shares and options under such awards even if his employment terminates for specified reasons prior to December 31, 2014. With respect to awards that were made to Mr. Turner in 2013 and may be made in 2014, subject to Mr. Turner’s compliance with certain specified conditions, if Mr. Turner remains employed through December 31, 2014, or if his employment is terminated prior to December 31, 2014 under certain circumstances, Mr. Turner will be eligible to receive the same number of shares and options under such award agreements as he would have received had his employment continued through the applicable vesting date specified in such award agreements. Under the agreement, the terms of outstanding stock options held by Mr. Turner will be modified to extend the post-termination exercise period from three years to five years, subject to certain limitations. In the event of termination of Mr. Turner’s employment by the company other than for cause, Mr. Turner will be entitled to receive his base salary through December 31, 2014.

The agreement contains provisions for certain benefits, comparable to those previously provided under the company’s change in control agreement with Mr. Turner as in effect before he reached age 65, that become payable if one of the following events occurs within two years after a change in control has occurred.

•	Mr. Turner is required to relocate his primary office to a location greater than fifty miles from the then current location of his office; or

•	Mr. Turner’s employment is terminated other than for cause or disability.

The benefits to which Mr. Turner would be entitled in the event of a termination of his employment under the above-specified conditions following a change in control include:

•	all of Mr. Turner’s accrued salary to the date of termination;

•	a pro-rata annual cash incentive for the year in which the termination occurs equal to the average of the bonus payments awarded for the previous two years;

•	a lump sum payment equal to twice the sum of (i) Mr. Turner’s base salary and (ii) one half of the amounts awarded to Mr. Turner under applicable incentive plans for each of the preceding two years;

•	all reasonable legal fees and expenses incurred by Mr. Turner as a result of his termination, subject to certain specified exceptions;

•	life, disability, accident and group health benefits (or the monetary equivalent of such benefits) for two years or until Mr. Turner receives comparable benefits from a third party; and

•	continued indemnification for pre-termination acts and omissions.

The payments and benefits to which Mr. Turner would be entitled in the event he is terminated after a change in control will also be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

Brian H. McCurrie. We entered into an employment agreement with Mr. McCurrie in October 2003. The employment agreement, as amended, provides that Mr. McCurrie will serve as Senior Vice President, Global Carbon Materials & Chemicals. Mr. McCurrie’s

employment agreement established an initial base salary, subject to annual adjustments, and addressed additional initial compensation matters. The employment agreement provides for participation in our corporate senior management incentive pool and provides for participation in all of our benefits plans.

Mr. McCurrie’s employment agreement provides that in the event of termination by us other than for cause, Mr. McCurrie would be entitled to severance payments for two years, plus an additional amount based on the years of his service with us prior to termination. If Mr. McCurrie is terminated (other than for cause) within two years after the occurrence of a change in control, Mr. McCurrie will be entitled to receive:

•	all of his accrued salary to the date of his termination;

•	a pro-rata bonus for the year in which his termination occurs;

•

a lump sum payment equal to two times the sum of his base salary plus one half of the amounts awarded to him under certain bonus and incentive plans for the two years preceding the date of termination or the change in control;

•	life, disability, accident and group health benefits for two years or until he receives comparable benefits from a third party;

•	reasonable legal fees and expenses incurred by Mr. McCurrie as a result of his termination; and

•	continued indemnification for pre-termination acts and omissions.

The payments and benefits to which Mr. McCurrie would be entitled in the event he is terminated after a change in control will be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

The initial term of the agreement was from October 13, 2003 to October 13, 2005. The term of the agreement is automatically extended for one additional year unless notice is given 180 days in advance by us or Mr. McCurrie that such party does not wish to extend the term. As of April 2, 2014, neither party has advised the other party that such party does not wish to extend the term. If a change of control occurs during the term, the term shall continue for a period of not less than 24 months following the month in which such change of control occurred.

Steven R. Lacy. We entered into an employment agreement with Mr. Lacy in April 2002. The employment agreement provides that Mr. Lacy will serve as Vice President, General Counsel and Corporate Secretary. The initial term of the agreement was from April 5, 2002 through April 4, 2004. The term is automatically extended for one additional year unless notice is given 180 days in advance by us or Mr. Lacy that such party does not wish to extend the term. As of April 2, 2014, neither party has advised the other party that such party does not wish to extend the term. Mr. Lacy’s employment agreement established an initial base salary, subject to periodic review by our chief executive officer, and addressed additional initial compensation matters. The employment agreement provides for participation in our corporate senior management incentive pool and provides for participation in all of our benefits plans.

In the event of termination by us other than for cause, Mr. Lacy is entitled to receive the following payments:

•	all of his accrued salary to the date of his termination;

•	104 weeks of salary and benefits continuation;

•	an additional number of weeks of salary equal to the number of full years of service with us;

•	a lump sum severance payment equal to 50 percent of the amount awarded to him under certain bonus and incentive plans for the two years preceding the date of termination; and

•

a lump sum severance payment equal to the pro rata portion of all contingent awards granted under certain bonus and incentive plans then in effect for all uncompleted periods, taking certain assumptions into consideration.

If Mr. Lacy is terminated (other than for cause) within two years after the occurrence of a change in control, Mr. Lacy will be entitled to receive payments and benefits similar to those due to Mr. McCurrie and described above. The payments and benefits to which Mr. Lacy would be entitled in the event he is terminated after a change in control will also be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

Mark R. McCormack. Mr. McCormack agreed to a summary of terms and conditions of employment effective December 1, 2006. These terms provide that Mr. McCormack will serve as Vice President, Australasian Operations & Managing Director, Koppers Australia Pty. Limited and give the company the right to change Mr. McCormack’s title and duties at any time. The terms established an initial base salary, subject to periodic review, and addressed additional compensation matters. The terms provide for participation in the Koppers Australia Superannuation Plan, the continuation of a life insurance policy and participation in the corporate senior management incentive plan, the global carbon materials and chemicals business unit plan and the Koppers Australia business unit plan.

The terms provide that in the event that the company terminates Mr. McCormack’s employment other than for cause and without 12 months notice, Mr. McCormack will be entitled to receive his base salary of 12 months’ pay.

Change in Control Agreements

We entered into amended and restated change in control agreements with Messrs. Ball, Loadman and McCormack on May 6, 2013.

These agreements have one-year evergreen terms running from June 1 to May 31 of each year in the case of Messrs. Loadman and McCormack and from September 1 to

August 31 of each year in the case of Mr. Ball, provided that we preserve the right, in our discretion, to terminate the change in control agreement by providing notice of termination at least 90 days prior to the expiration of the then current term.

The change in control agreements set out benefits that become payable if one of the following events occurs within two years after a change in control has occurred:

•

the executive terminates his employment upon 30 days written notice after (i) being requested to relocate his primary office to a location greater than 50 miles from the then current primary office of the executive or (ii) a material reduction in the executive’s duties, responsibilities or compensation; or

•	the executive’s employment is terminated other than for cause or disability.

The benefits to which the executive would be entitled in the event of a termination of the executive’s employment under the above-specified conditions following a change in control include:

•	all of the executive’s accrued salary to the date of termination;

•	a pro-rata bonus for the year in which the termination occurs equal to the average of the payments awarded for the previous two years;

•	a lump sum payment equal to twice the executive’s base salary;

•	life, disability, accident and group health benefits (or the monetary equivalent of such benefits) for two years or until the executive receives comparable benefits from a third party; and

•	continued indemnification for pre-termination acts and omissions.

The payments and benefits to which the executive would be entitled in the event he is terminated after a change in control will also be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

Effect of Termination for Any Reason or Change in Control on Unvested LTIP Awards

As further described in the “Outstanding Equity Awards at Fiscal Year End” table, each of the named executive officers holds unvested time-based restricted stock units, performance-based restricted stock units and stock options under the LTIP. If the employment of any of the named executive officers (except for Mr. Turner) is terminated for any reason (other than retirement, death or permanent disability), the executive will forfeit any unvested time-based restricted stock units, performance-based restricted stock units and stock options; the executive will not forfeit any time-based restricted stock units, performance-based restricted stock units and stock options already vested. If the employment of any of the named executive officers, except Mr. Turner, is terminated for retirement, death or permanent disability, vesting of time-based restricted stock units, performance-based restricted stock units and stock options will be as follows:

Type of Award	Vesting
Performance-Based Restricted Stock Units	Pro-Rata Vesting at End of Measurement Period. Upon completion of the performance measurement period, the executive shall vest in a number of shares equal to the number of shares (if any) in which the executive would have vested at the end of the measurement period had the executive continued in our service through the end of the measurement period multiplied by a fraction, the numerator of which is the number of months of service the executive completed between the award date and the termination of the executive’s service and the denominator of which is the total number of months in the measurement period.

Time-Based Restricted Stock Units	Immediate Pro-Rata Vesting. Immediate vesting in the number of restricted stock units in which the executive would have been vested at the time of the executive’s termination had the restricted stock units vested in a series of 36 successive equal monthly installments over the duration of the three-year vesting schedule in the award.

Stock Options	Immediate Pro-Rata Vesting. Immediate vesting in the number of options in which the executive would have been vested at the time of the executive’s termination had the options vested in a series of 36 successive equal monthly installments over the duration of the three-year vesting schedule in the award.

Pursuant to his employment agreement, Mr. Turner will be eligible to receive the full number of performance-based restricted stock units, time-based restricted stock units and stock options awarded to Mr. Turner under the LTIP in 2012 even if his employment terminates for specified reasons prior to December 31, 2014. With respect to awards that were made to Mr. Turner in 2013 and may be made in 2014, subject to Mr. Turner’s compliance with certain specified conditions, if Mr. Turner remains employed through December 31, 2014, or if his employment is terminated prior to December 31, 2014 under certain circumstances, Mr. Turner will be eligible to receive the same number of shares and options under such award agreements as he would have received had his employment continued through the applicable vesting date specified in such award agreements. Under the agreement, the terms of outstanding stock options held by Mr. Turner will be modified to extend the post-termination exercise period from three years to five years, subject to certain limitations.

In the event of a change in control, awards to the named executive officers may be assumed or otherwise continued in effect or replaced with a cash retention program by the successor company. If this occurs, there will be no accelerated vesting of unvested time-based restricted stock units, performance-based restricted stock units and stock options, unless the executive is involuntarily terminated (for reasons other than misconduct), within 24 months following the change in control. If the awards are not assumed or otherwise continued in effect or replaced with a cash retention program by the successor company (or if the executive is involuntarily terminated), there will be accelerated vesting of unvested time-based restricted stock units, performance-based restricted stock units and stock options.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, the named executive officer will receive benefits under our life insurance plan or payments under our disability plan, as appropriate, plus any amounts payable under such executive’s employment agreement, if any.

Quantification of Payments Made Upon Death, Change in Control and Termination Without Cause

The following assumptions and principles apply with respect to the following table and any termination of a named executive officer:

•

The amounts shown in the table assume that each named executive officer was terminated on December 31, 2013, and include the estimate of any additional amounts that would be paid to the named executive officer on the occurrence of the termination event. The actual amounts that would be paid to a named executive officer can only be determined at the time of an actual termination event or change in control and may be materially different from the estimated amounts included in the table below. In some cases a release may be required before amounts would be payable.

•	A named executive officer is entitled to receive amounts earned during the term of his employment (such as his base salary) regardless of the manner in which his employment is terminated.

•

The estimated amounts included in the table only represent additional amounts that would be payable on the specific termination event. We have not included any amounts which have already been accrued in the name of and vested in the executive under our pension or other relevant plans and which are disclosed in the “Pension Benefits” table above.

•

The amounts estimated in the event of a change of control in the table include the amount a named executive officer is entitled to receive under the Amended and Restated 2005 Long Term Incentive Plan if the awards are not assumed or otherwise continued in effect or replaced with a cash retention program by the successor company. The amounts shown relating to performance-based restricted stock unit awards represent the value of these awards assuming achievement of target performance goals.

Named Executive Officer	Death	Qualifying Termination Following a Change in Control	Without Cause
Walter W. Turner
Cash severance	$—	$1,849,504	$111,808	(1)
Equity vesting	2,832,315	4,373,157	2,680,376
Health and welfare	—	28,849	1,994

	$2,832,315	$6,251,510	$2,794,178

Leroy M. Ball
Bonus	$—	$199,858	$—
Cash severance	—	747,600	—
Equity vesting	798,444	1,237,847	—
Health and welfare	—	19,780	—

	$798,444	$2,205,085	$—

Steven R. Lacy
Cash severance	$—	$1,227,016	$948,476	(1)
Equity vesting	854,366	1,315,651	—
Health and welfare	—	35,848	31,533	(1)

	$854,366	$2,578,515	$980,009

Thomas D. Loadman
Bonus	$129,107	$172,661	$—
Cash severance	—	380,401	—
Equity vesting	663,064	1,018,774	—
Health and welfare	—	34,000	—

	$792,171	$1,605,836	$—

Mark R. McCormack
Bonus	$56,771	$159,227	$—
Cash severance	—	670,708	335,354
Equity vesting	628,908	985,477	—
Life insurance	677,600	—	—

	$1,363,279	$1,815,412	$335,354

Brian H. McCurrie
Cash severance	$—	$1,147,020	$767,148	(1)
Equity vesting	852,663	1,322,819	—
Health and welfare	—	36,080	32,410	(1)

	$852,663	$2,505,919	$799,558

(1)	Represents the incremental amount above the amount generally available to all salaried employees in the U.S.

Director Compensation

We have adopted a standard arrangement to compensate each of our non-employee directors. In 2013, each non-employee director received the following:

•	an annual cash payment of $60,000 (prorated for new directors serving less than 12 months);

•	a supplemental annual cash payment of $50,000 payable to the non-executive chairman;

•	the audit committee chair received an additional annual cash payment of $15,000;

•

the management development and compensation committee chair, the nominating and corporate governance committee chair and the safety, health and environmental committee chair each received an additional annual cash payment of $10,000;

•	an annual equity award of restricted stock units under our Amended and Restated 2005 Long Term Incentive Plan equal to the value of $85,000, which will vest on May 2, 2014;

•	a supplemental committee meeting attendance fee of $1,000 payable on a per meeting basis to committee members for any committee meetings in excess of six per year per committee; and

•	a supplemental board meeting attendance fee of $1,000 payable for each board meeting in excess of six per year.

We also reimburse directors for their out-of-pocket expenses incident to their service on the board and in connection with attendance at board meetings and the annual meeting of shareholders.

The annual equity award is issued to existing directors upon the date of our annual meeting. The annual equity award is issued to new directors upon the date that they are first elected to the board and is prorated for new directors serving less than twelve months. The actual number of restricted stock units to be granted to each non-employee director is determined on the grant date and is based upon the closing selling price per share of our common stock at the close of regular hours trading (i.e., before after-hours trading begins) on the NYSE as such price is officially quoted in the composite tape of transactions on the NYSE on the grant date. The annual equity award vests upon the earlier to occur of (a) the date which is 365 days after the grant date or (b) the date of the next annual meeting of the company, provided that, in both cases, the director remains in continuous service as a director of the company during such period. If a director terminates service prior to the vesting of his or her restricted stock units, the number of outstanding restricted stock units held by the director is prorated to reflect the director’s actual service since the grant date for such units and the director will receive, on the date of termination of service, shares reflecting such prorata amount.

2013 Director Compensation Table

The table below provides information concerning the compensation of our directors for 2013. Mr. Turner, who is also a named executive officer, is not included in the following table because his compensation is included in the Summary Compensation Table and he did not receive additional compensation as a director.

Name	Fees Earned or Paid in Cash		Stock Awards (1)	Total
David M. Hillenbrand	$112,000	(2)	$85,000	$197,000
Cynthia A. Baldwin	62,000	(3)	85,000	147,000
Sharon Feng	72,000	(4)	85,000	157,000
Albert J. Neupaver	68,657	(5)	85,000	153,657
James C. Stalder	25,069	(6)	0	25,069
Louis L. Testoni	39,945	(7)	85,000	124,945
Stephen R. Tritch	72,000	(8)	85,000	157,000
T. Michael Young	75,329	(9)	85,000	160,329

(1)	On May 9, 2013, each non-management member of the board of directors was granted 2,054 restricted stock units. The amounts in this column relating to the May 9, 2013 awards represent the grant date fair value of that grant, which is determined by multiplying the shares granted by $41.02 per share, the closing stock price on May 9, 2013. These award grant date fair values have been determined using the assumptions underlying the valuation of equity awards set forth in note 6 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2013. As of December 31, 2013, each non-management director owned 2,054 unvested restricted stock units.

(2)	In addition to the annual payment of $60,000, Dr. Hillenbrand also received an additional $50,000 for serving as chairman of the board and $2,000 in meeting fees.

(3)	Justice Baldwin received an annual payment of $60,000 and $2,000 in meeting fees.

(4)	Dr. Feng received an annual payment of $60,000, an additional $10,000 for serving as chair of the safety, health and environmental committee and $2,000 in meeting fees.

(5)	Mr. Neupaver received an annual payment of $60,000, an additional $6,657 for serving as chair of the management development and compensation committee from May 2, 2013 through December 31, 2013 and $2,000 in meeting fees.

(6)	Mr. Stalder retired from our board of directors at the annual meeting of shareholders held on May 2, 2013. Mr. Stalder received a pro-rated annual payment of $20,055 and an additional $5,014 for serving as chair of the audit committee from January 1, 2013 through May 2, 2013.

(7)	Mr. Testoni was elected to our board of directors at the annual meeting of shareholders held on May 2, 2013. Mr. Testoni received a pro-rated annual payment of $39,945.

(8)	Mr. Tritch received an annual payment of $60,000, an additional $10,000 for serving as chair of the nominating and corporate governance committee and $2,000 in meeting fees.

(9)	Mr. Young received an annual payment of $60,000, an additional $9,986 for serving as chair of the audit committee from May 2, 2013 through December 31, 2013, an additional $3,343 for serving as chair of the management development and compensation committee from January 1, 2013 through May 2, 2013 and $2,000 in meeting fees.

Stock Ownership Guidelines for Our Non-Employee Directors

The committee and our board of directors have approved stock ownership guidelines for non-employee directors as part of our corporate governance guidelines. The stock ownership guidelines were designed to achieve the following objectives:

•	demonstrate the commitment of non-employee directors to and confidence in the company’s long-term prospects;

•	establish commonality of interest through direct ownership of company stock, encouraging a partner-like environment with non-employee directors and shareholders;

•	support a long-term focus; and

•	quantify our expectations with regard to ownership of our stock by our non-employee directors.

Our corporate governance guidelines provide that each non-employee director shall strive to accumulate a specified number of company shares. The suggested stock ownership level for non-employee directors is five times the annual cash retainer payable to the non-employee director. The suggested stock ownership level is converted into a number of shares that is recalculated annually until the suggested ownership level is achieved. Until the stock ownership level is achieved, it is suggested that non-employee directors retain 75 percent of the net profit shares received from the vesting of time-based restricted stock and restricted stock units (excluding shares used for the payment of taxes).

Shares owned outright by the non-employee director and/or their spouses, shares held in a personal individual retirement account or rollover individual retirement account and unvested restricted stock or restricted stock units count toward meeting the guidelines.

Six of our non-employee directors have achieved compliance with the suggested ownership level and the other non-employee director continues to comply with the 75 percent retention ratio.

TRANSACTIONS WITH RELATED PERSONS

Policy Regarding Review of Related Party Transactions

The audit committee’s charter provides that the audit committee is responsible for reviewing and approving, or requesting review and approval by the board of, all proposed transactions with persons and entities that are considered to be “related persons” (as described below) which would be required to be disclosed in the proxy statement for our annual meeting and certain other filings in accordance with rules promulgated by the SEC (which we refer to as “reportable related party transactions”). We have not adopted a written policy with respect to the audit committee’s or the board’s review, approval or ratification of reportable related party transactions. However, we are prohibited under the indenture governing our senior debt obligations from engaging in certain transactions with, or for the benefit of, our affiliates as described below.

Our indenture prohibits us from entering into any transactions with, or for the benefit of, our affiliates, unless:

•	the terms of the transaction are no less favorable to us than we could obtain in an arms-length transaction with a non-affiliate;

•

if the transaction involves an amount over $10 million, the board has made a determination that the terms are no less favorable to us than we could obtain in an arms-length transaction with a non-affiliate and have approved the transaction by a resolution of the board; and

•

if the transaction involves an amount over $25 million, the board has received a written opinion from an independent financial advisor stating that the transaction is fair from a financial standpoint to the holders of our senior notes.

Some transactions have been carved out from these restrictions and are permitted even without meeting the conditions noted above. These include, among others:

•	loans or advances in the aggregate amount outstanding at any one time of $5 million or less to employees in the ordinary course of business in accordance with our past practices;

•

the payment of customary director, officer and employee compensation (including bonuses) and other benefits and indemnification arrangements, and agreements to register securities of directors, officers employees or other affiliates, provided such arrangements are approved by our board;

•	the issuance or sale of our capital stock (other than certain disqualified stock); and

•

any agreement in effect before December 1, 2009, and any amendments, renewals or replacements of these agreements (as long as the amendments, renewals or replacements are not disadvantageous to the holders of our senior notes when taken as a whole as compared to the original agreement).

Our reportable related party transaction described below falls within one of these exceptions.

Related Party Transaction in 2013

Chief Executive Officer’s Purchase of Company Bonds

On December 1, 2009, Mr. Turner, our president and chief executive officer, purchased $500,000 of Koppers Inc.’s 7.875% Senior Notes due 2019 (the “Senior Notes”) at the offering price of 98.311 percent, or $491,555. The largest aggregate amount of principal outstanding during 2013 was $500,000 and the amount outstanding as of April 2, 2014 was $500,000. No amount of the principal was paid during 2013 and the amount of interest paid during 2013 was $39,375. The Senior Notes will mature on December 1, 2019 and will bear interest at a rate of 7.875 percent per annum, payable semi-annually on December 1 and June 1 of each year, beginning on June 1, 2010. Additional interest began accruing from December 1, 2010. Mr. Turner purchased the Senior Notes on the same terms and conditions as purchasers for the remainder of the $295.0 million of Senior Notes.

AUDITORS

The audit committee of the board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the 2014 fiscal year. We have engaged Ernst & Young LLP for many years to audit our annual financial statements and our internal control over financial reporting and to perform audit-related and tax services. Representatives of Ernst & Young LLP are expected to be present at our annual meeting and, while they do not plan to make a statement (although they will have the opportunity if they desire to do so), they will be available to respond to your appropriate questions.

During 2013 and 2012, we retained Ernst & Young LLP to provide services in the following categories and amounts. Audit fees include fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Audit related fees and tax fees include fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed or paid.

(Dollars in thousands)	2013	2012
Audit fees (1)	$1,981	$1,811
Audit-related fees (2)	208	4
Tax fees (3)	108	44
All other fees	—	—

	$2,297	$1,859

(1)	Fees related to professional services rendered for the audits of our consolidated financial statements included in our Annual Report on Form 10-K, quarterly reviews of the financial statements included in our Quarterly Reports on Form 10-Q, audits of internal control over financial reporting and statutory audits.

(2)	Fees related to assistance with international accounting matters and due diligence services related to a potential acquisition.

(3)	Fees related to services for international tax planning and advice, tax compliance, and assistance with other international tax matters.

Our audit committee has adopted a written pre-approval policy, which requires the audit committee to generally pre-approve or specifically pre-approve all audit, audit-related, tax and other permissible non-audit services that may be provided by the independent auditor. Any pre-approvals made by the audit committee must specify the services covered by such pre-approvals in reasonable detail.

All proposals to engage the independent auditor to perform services that have been generally pre-approved by the audit committee will be submitted to the chief financial officer and must include a description of the services to be rendered that is sufficiently detailed so that management will not be called upon to make a judgment about whether the services are pre-approved.

Proposals to engage the independent auditor to provide services that require specific approval by the audit committee will be submitted to the committee by both the independent auditor and the chief financial officer.

The audit committee has designated our internal auditor to monitor the performance of all services provided by the independent auditor, to determine whether such services are in compliance with this policy and to report to the audit committee on a periodic basis on the results of its monitoring.

All generally pre-approved services may not extend for more than one year, unless the audit committee specifically provides for a different period.

The chairman of the audit committee has been delegated the authority by the audit committee to pre-approve proposed services by the independent auditor when the entire audit committee is unable to do so. The chairman must report all such pre-approvals to the audit committee at the next audit committee meeting.

The members of the audit committee believe they have performed their oversight responsibilities with diligence and care but believe it is important to note that in their capacity as members of our board of directors and audit committee, they are not professionally engaged in the practice of auditing or accounting.

The services performed by Ernst & Young in 2013 were pre-approved in accordance with the audit committee pre-approval procedures. In so doing, the audit committee determined that the provision of these services is compatible with maintaining the independence of our independent auditor.

PROXY ITEM 2 — PROPOSAL TO AMEND OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS

The board of directors proposes to amend Article V of our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) to phase out the present three-year, staggered terms of our directors and instead provide for the annual election of directors. Currently, our board of directors is divided into three classes, with directors elected to staggered three-year terms. Approximately one-third of our directors stand for election each year. Upon the recommendation of our nominating and corporate governance committee, the board has approved, and recommended that the company’s shareholders approve at this annual meeting, a plan to declassify the board.

The board has considered the relative merits of annually elected and staggered boards and believes it to be in the company’s best interests to propose to declassify its board of directors. The board believes that the current classified structure does provide certain advantages, such as promoting continuity and stability and encouraging a long-term perspective. Classified boards also provide protection against certain abusive takeover tactics by forcing any hostile bidder to wait at least one year to gain control of the board. While the board continues to believe that these are important benefits, the board also recognizes the potential advantages of declassification, including providing our shareholders with the ability to evaluate directors annually. After careful consideration of all of these factors, the board adopted a resolution, subject to shareholder approval, amending Article V of the Articles of Incorporation to eliminate our classified board structure (the “Declassification Amendment”). The text of the Declassification Amendment is attached to this proxy statement as Appendix A.

Pursuant to the Declassification Amendment, directors standing for election would be elected for one-year terms as follows:

•	All directors elected at this year’s annual meeting or thereafter would be elected for one-year terms;

•	Class II directors with a term expiring in 2015 would stand for election in 2015 and would be elected for one-year terms thereafter; and

•	Class III directors with a term expiring in 2016 would stand for election in 2016 and would be elected for one-year terms thereafter.

Approval of the Declassification Amendment requires a majority of votes cast on the proposal to be in favor of the Declassification Amendment, assuming the presence of a quorum. If the Declassification Amendment is approved, then all nominees for election at this annual meeting will serve for one year terms, by May 2015 two-thirds of our board would be elected for a one year term and by May 2016 our board would be fully declassified with all directors being elected annually. All directors elected to fill vacancies will hold office for a term expiring at the annual meeting at which the term of the class to which they have been elected expires. If the Declassification Amendment is approved by shareholders at this year’s annual meeting, we will immediately file the Declassification Amendment with the Secretary of the Commonwealth of Pennsylvania.

If the proposed Declassification Amendment is not approved by shareholders at this year’s annual meeting, the board will remain classified and the directors elected at this year’s annual meeting will serve for a term ending at the 2017 Annual Meeting of Shareholders.

The board recommends that you vote “FOR” the proposal to approve the amendment to our Amended and Restated Articles of Incorporation to declassify our board of directors.

PROXY ITEM 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our named executive officers are identified on page 27, and the compensation of the named executive officers is described on pages 27 through 64, including the “Compensation Discussion and Analysis” on pages 27 to 46. As discussed in the Compensation Discussion and Analysis, we believe that our compensation policies and decisions are focused on pay for performance principles and are strongly aligned with the long-term interests of our shareholders. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead the company successfully in a competitive environment.

At our 2013 annual meeting of shareholders, our shareholders cast an advisory vote on the compensation of our named executive officers as disclosed in the proxy statement for the 2013 annual meeting, and our shareholders overwhelmingly approved the proposal, with 98% of the votes cast in favor. At the 2011 annual meeting, we also asked our shareholders to indicate if we should hold an advisory vote on the compensation of our named executive officers every one, two or three years, with our board of directors recommending an annual advisory vote. Because our board of directors views it as a good corporate governance practice, and because at our 2011 annual meeting 91% of the votes cast were in favor of an annual advisory vote, our board has adopted an annual advisory vote on executive compensation and we are again asking our shareholders to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with Section 14A of the Securities Exchange Act of 1934, as amended.

Accordingly, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and pursuant to the regulations promulgated under the Securities Exchange Act of 1934, we are requesting your nonbinding vote on the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K and described on pages 27 to 64 of the company’s Notice of Annual Meeting & Proxy Statement for the 2014 Annual Meeting of Shareholders, including the “Compensation Discussion and Analysis” and the compensation tables and narrative discussion, is hereby APPROVED.”

Approval of the advisory vote on executive compensation requires support from a majority of votes cast, assuming the presence of a quorum.

The shareholder vote on this resolution is an advisory vote and therefore will not be binding on the company or on the board, and will not be construed as overruling any decision by the company or the board. The vote will not be construed to create or imply any change to the fiduciary duties of the company or the board, or to create or imply any additional fiduciary duties for the company or the board.

The board recommends that you vote “FOR” the resolution to approve the compensation paid to the company’s named executive officers.

PROXY ITEM 4 — PROPOSAL TO RATIFY THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014

We are asking you to vote on a proposal by the audit committee to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2014 fiscal year.

Adoption of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014 requires the affirmative vote of a majority of votes cast on the proposal at the annual meeting by the holders of our common stock voting in person or by proxy at the annual meeting.

If the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014 is not ratified, the audit committee will reconsider its selection.

The board recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014.

PROXY ITEM 5 — PROPOSAL TO APPROVE OUR AMENDED AND

RESTATED 2005 LONG TERM INCENTIVE PLAN

Our Amended and Restated 2005 Long Term Incentive Plan (the “Plan”) governs the award and payment of cash and equity awards to our employees (including executive officers), independent consultants and non-employee directors. On February 28, 2014 our board of directors approved an amended and restated Plan, subject to shareholder approval at the 2014 annual meeting. The primary purpose for the amendment and restatement and the request for shareholder approval at this time is to increase the number of shares available for grant under the Plan and to ensure that certain payments made under the Plan will continue to qualify as “performance-based” compensation under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), as described below. Our board of directors also approved a number of miscellaneous modifications to the Plan, as described below.

Discussion of the Purpose of this Proposal

The principal reason for submitting this proposal to our shareholders at the annual meeting is to increase the number of shares available for grant under the Plan, which will enable the company to continue to grant awards to deserving individuals and remain competitive with its industry peers. Notably, if we do not increase the share reserve at the annual meeting, we may need to make significant changes to our equity award practices to conserve the share reserve balance until a subsequent annual meeting. The changes to our practices would limit our flexibility to provide competitive compensation and thus our ability to attract, motivate and retain highly qualified talent.

In this regard, our board of directors believes that it is in the best interest of the company and its shareholders to increase the maximum number of shares authorized to be issued under the Plan by 700,000 shares for a total of 2,789,447 shares authorized to be issued under the Plan. Of this share authorization, as of the end of 2013, a total of

1,565,437 shares were either previously issued in settlement of vested awards or reserved for issuance upon vesting of outstanding awards under the Plan. Accordingly, as of December 31, 2013 there were 524,010 shares available for award under the Plan. This number does not include 71,638 shares of our common stock that were previously available for issuance under our 2004 Restricted Stock Unit Plan as that plan was terminated effective February 28, 2014 and none of the shares of common stock that were available for issuance thereunder were granted prior to such termination. As of December 31, 2013 there were 468,820 shares subject to restricted stock and performance share awards, and 421,080 shares subject to stock option awards with a weighted average exercise price of $35.96 and a weighted average remaining years of 6.86 years. In rendering its decision to increase the shares authorized for future awards under the Plan, our board of directors took into account potential share dilution, the historical share usage and the number of years the share reserve is expected to last.

An additional reason for submitting the proposal to our shareholders arises under Section 162(m) of the Code. Shareholder approval of the Plan, including specified performance goals, is necessary to permit the award of compensation that qualifies as “performance-based” under Section 162(m). Section 162(m) generally does not allow a publicly held company to obtain tax deductions for compensation of more than $1 million paid in any year with respect to its chief executive officer and the three other highest paid named executive officers of the company (not including the company’s chief financial officer) (“covered officers”). Payments that qualify as “performance-based” in accordance with conditions specified under Section 162(m) are exempt from this limitation. Accordingly, shareholder approval of the Plan will assure that any deductions to which the company would otherwise be entitled upon the exercise of stock options or stock appreciation rights granted under the Plan following the date of the 2015 annual meeting will not be subject to the $1 million limitation on the income tax deductibility of compensation paid per covered officer imposed under Section 162(m). In addition, any deductions to which the company would otherwise be entitled upon the payment of cash bonuses or the settlement of performance shares or performance units will also not be subject to the $1 million deduction limitation to the extent the vesting of those awards is tied to the attainment of one or more of the corporate performance milestones discussed below under the heading “Performance Bonuses and Long Term Performance Awards.”

The Plan, as amended and restated, was most recently adopted by our board of directors and approved by our shareholders in 2010. We cannot rely on this Section 162(m) shareholder approval for awards following the date of the 2015 annual meeting. Accordingly, shareholder approval of the amended and restated Plan at the 2014 annual meeting is necessary in order to allow us to continue to grant “performance-based” compensation under Section 162(m) in the future.

The specific portions of the Plan that were amended in order to comply with Section 162(m) are described under the headings “Limitations on Awards” and “Performance Bonuses and Long Term Performance Awards.”

The other principal material changes that will be effected by the amended and restated Plan upon shareholder approval may be summarized as follows:

•	The term of the Plan will be extended from March 12, 2020 to February 28, 2024 to ensure continuity for the grant and delivery of stock awards.

•	The list of permissible performance measures under the Plan has been expanded to conform to those offered under long term incentive plans by other industry peers.

•

An annual limit of $200,000 will be imposed on the value of certain awards that may be granted to any non-employee director during any single calendar year (excluding awards in lieu of cash retainers).

•	Awards granted pursuant to the Plan will be subject to the terms of any recoupment or clawback policy we adopt.

•	Non-material amendments or modifications to outstanding awards may be made without a participant’s consent.

In the event the amended and restated Plan is not approved by the shareholders, then the changes to the Plan will not be implemented and the Plan, as in effect prior to the amendment and restatement, will continue in full force and effect until the Plan’s originally scheduled March 12, 2020 expiration date or any earlier termination date in accordance with the provisions of the Plan.

Material Terms of the Plan

A summary of the material features of the Plan is set forth below. This summary is qualified in its entirety by reference to the complete text of the Plan, which is attached as Appendix B to this proxy statement.

General.  The purposes of the Plan are to provide selected individuals in our service or the service of our subsidiaries and selected affiliates with the opportunity to acquire a proprietary interest in our growth and performance, to generate an increased incentive to contribute to our future success and to enhance our ability and that of our subsidiaries and affiliates to attract and retain qualified individuals.

Awards.  The Plan provides for the grant to eligible persons of stock options, stock appreciation rights, restricted stock, restricted stock units (or “RSUs”), performance shares, performance awards, dividend equivalents and other stock-based awards, which we refer to collectively as the “awards”. As of March 11, 2014 the fair market value of a share of our common stock was $[        ].

Eligibility.  Individuals eligible to participate in the Plan (“participants”) include officers and employees, non-employee board members and consultants in our service or the service of our subsidiaries or selected affiliates. However, an employee who is a member of a collective bargaining unit will not be eligible to receive an award under the Plan, unless the collective bargaining agreement covering that employee allows for his or her participation in the Plan.

As of March 11, 2014, approximately 34 employees (including 13 executive officers), 0 consultants and 7 non-employee board members would have been eligible to participate in the Plan.

Administration.  The Plan will be administered primarily by our management development and compensation committee. However, our board of directors may appoint a secondary committee of two or more board members to grant awards under the Plan to individuals other than executive officers and non-employee board members. In addition, our board of directors may appoint a special award committee of one or more executive officers to administer the Plan with respect to eligible employees other than members of such committee and our executive officers. Each committee acting within the scope of its administrative jurisdiction under the Plan will determine, among other things, which eligible individuals will receive awards, the types of awards to be received and the terms and conditions thereof and will have authority to make any other determination or take any other action that it deems necessary or desirable for such administration. The term “plan administrator” as used in this plan summary will mean the management development and compensation committee, the secondary committee or the special award committee, to the extent each such committee is acting within its administrative jurisdiction under the Plan.

Share Reserve.  2,789,447 shares of our common stock have been reserved for issuance under the Plan (representing 2,089,447 previously authorized shares, plus 700,000 newly authorized shares). In no event, however, may more than 1,193,970 shares be issued pursuant to option grants under the Plan which are intended to be incentive stock options under the federal tax laws. All of these share amounts will be subject to anti-dilution adjustments in the event of certain changes in our capital structure, as described below.

Shares subject to outstanding awards will be available for subsequent issuance under the Plan to the extent those awards expire, terminate or are cancelled or forfeited for any reason prior to the issuance of the underlying shares. Restricted stock issued under the Plan and subsequently forfeited or otherwise repurchased by us, at a price per share not greater than the original issue price paid per share, will be added back to the share reserve. The Plan also contains a series of net counting provisions to assure that the share reserve will only be reduced by the net number of shares actually issued in connection with certain transactions, such as the exercise of stock appreciation rights, the delivery of shares in payment of the exercise price of outstanding options and the withholding of shares otherwise issuable under the Plan in satisfaction of applicable withholding taxes.

Limitations on Awards.  Awards made under the Plan will be subject to the following per-participant limitations in order to provide the plan administrator with the opportunity to structure one or more of those awards as performance-based compensation under Section 162(m).

•

The maximum number of shares for which stock option and stock appreciation right awards may be made to a participant in any calendar year shall not exceed 300,000 shares in the aggregate; provided, however, that for the calendar year in which a person first commences employment with us, the foregoing limitation shall be increased to 500,000 shares;

•

For any performance award denominated in terms of shares (whether payable in shares, cash or a combination of both), the maximum number of shares for which such award may be made to a participant shall be limited to 150,000 shares per each 12-month period included within the applicable performance period for that award, with any such performance cycle limited to a maximum duration of 60 months and with pro-ration based on the foregoing for any period of less than 12-months included in the applicable performance cycle; and

•

For any award denominated in terms of dollars (whether payable in cash, shares or a combination of both), the maximum dollar amount for which such award may be made to a participant shall be limited to $2,500,000 per each 12-month period included within the applicable performance cycle for that award, with any such performance cycle limited to a maximum duration of 60 months and with pro-ration based on the foregoing for any period of less than 12 months included in the applicable performance cycle; and

•

The aggregate grant date fair value of all awards granted to any non-employee director during any single calendar year (excluding awards made at the election of such non-employee director in lieu of all or a portion of annual and committee cash retainers) shall not exceed $200,000.

Performance Bonuses and Long Term Performance Awards.  The management development and compensation committee is authorized to grant performance bonuses and long-term performance awards under the Plan that are intended to qualify as performance-based compensation for purposes of Section 162(m). A performance bonus is an award denominated in cash or shares and that is paid solely on account of the attainment of one or more specified performance targets in relation to one or more performance measures identified below. A long-term performance award may be structured as an award of restricted stock, RSUs or performance units.

Within 90 days after the commencement of a performance cycle (or such longer or shorter maximum period allowed under Section 162(m)), and while the attainment of the applicable performance measures remains substantially uncertain (the “Determination Period”), the management development and compensation committee must determine the participants who will be eligible to receive a performance bonus or a long-term performance award under the Plan for the performance cycle.

Within the Determination Period the management development and compensation committee must fix and establish in writing (A) the performance measures that will apply to that performance cycle; (B) with respect to performance bonuses and performance units, the target amount payable to each participant; (C) with respect to RSUs and restricted stock, the target vesting percentage for the shares subject to the award; and (D) the criteria for computing the amount that will be paid with respect to each level of attained performance. The management development and compensation committee must also set forth the threshold level of performance, based on objective factors, that must be attained during the performance cycle before any performance bonuses and long-term performance awards will vest and become payable and the percentage of the target amount (with respect to performance bonuses and performance units) or the percentage of each award (with respect to RSUs and restricted stock) that will vest and become payable upon attainment of various levels of performance that equal or exceed the required threshold level.

The management development and compensation committee may select as the performance measure for a performance cycle any one or combination of the following company measures, as interpreted by the committee, which measures (to the extent applicable) will be determined in accordance with United States generally accepted accounting principles: (i) earnings or operating income before interest, taxes, depreciation, amortization and/or charges for stock-based compensation; (ii) earnings or operating income before interest and taxes and/or charges for stock-based compensation (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) market price of the company’s common stock; (vi) return on equity or average shareholder equity; (vii) total shareholder return or growth in total shareholder return, either directly or in relation to a comparative group; (viii) return on capital; (ix) return on assets or net assets; (x) invested capital, rate of return on capital, return on invested capital or improvements on capital structure; (xi) bond ratings; (xii) safety, health or environmental record or performance; (xiii) sales, revenue, growth in revenue or return on sales; (xiv) income or net income; (xv) operating income or net operating income; (xvi) operating profit or net operating profit; (xvii) operating margin; (xviii) return on operating revenue or return on operating profit; (xix) cash flow or cash flow per share (before or after dividends); (xx) market share; (xxi) collections and recoveries; (xxii) debt reduction, borrowing levels, leverage ratios or credit rating; (xxiii) compliance with covenants in the company’s debt agreements; (xxiv) litigation and regulatory resolution goals; (xxv) expense control goals; (xxvi) budget comparisons; (xxvii) development and implementation of strategic plans and/or organizational restructuring goals; (xxviii) productivity goals; (xxix) workforce management and succession planning goals; (xxx) economic value added or other value added measures; (xxxi) on-time delivery, quality standards and/or other measures of customer satisfaction; (xxxii) employee retention and/or attrition rates; (xxxiii) comparable site sales; (xxxiv) resolution and/or settlement of litigation and other legal proceedings; (xxxv) regulatory compliance; (xxxvi) satisfactory internal or external audits; (xxxvii) improvement of financial ratings; (xxxviii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration; geographic business expansion goals, cost targets, management of employment practices and employee benefits, or supervision of information technology; (xxxix) formation of joint ventures or marketing or customer service collaborations or the completion of other corporate transactions intended to enhance the company’s revenue or profitability or enhance its customer base; (xxxx) mergers and acquisitions, divestitures and/or business expansion; and (xxxxi) other similar criteria consistent with the foregoing.

The management development and compensation committee may, in its discretion, select performance measures that measure the performance of the company or one or more business units, divisions or subsidiaries of the company. The management development and compensation committee may select performance measures that are absolute or relative to the performance of one or more comparable companies or an index of comparable companies.

The management development and compensation committee in its discretion, may, on a case-by-case basis, reduce, but not increase, the bonus amount or the amount of long-term performance awards payable to any participant with respect to any given performance cycle, provided, however, that no reduction will result in an increase in the dollar amount or number of shares payable to any other participant.

No performance bonus or long-term performance award will vest until the management development and compensation committee certifies in writing the level at which each applicable performance measure has been attained for the performance cycle. In determining the level of attainment of each such performance measure, the committee may, in its discretion, exclude any extraordinary or nonrecurring items, as determined in accordance with United States generally accepted accounting principles, certain changes in our capital structure and the cumulative effect of changes in the law, regulations or accounting rules, and may determine not later than the end of the Determination Period to exclude one or more of the following items, each determined in accordance with United States generally accepted accounting principles (to the extent applicable) and as identified in our financial statements, notes to the financial statements or discussion and analysis of management: (A) asset impairments or write-downs; (B) litigation expenses, judgments, verdicts and settlements; (C) accruals for reorganization and restructuring programs; (D) the income, gain or loss attributable to the operations of any business acquired by us; (E) the income, gain or loss attributable to one or more business operations or the assets thereof that are the subject of divestiture during the applicable performance cycle; (F) the effect of foreign currency fluctuations or changes in exchange rates; and (G) expenses incurred in connection with a refinancing of our debt.

Performance bonuses and performance units will be paid in cash or shares, as determined by the committee; performance based RSUs and restricted stock will be paid in shares. Performance awards will be paid no later than the 15th day of the third month following the end of the calendar year (or, if later, following the end of the company’s fiscal year) in which such performance bonuses are no longer subject to a substantial risk of forfeiture, except to the extent that payment is deferred under the terms of a duly authorized deferred compensation arrangement that complies with the applicable requirements of Section 409A of the Code, in which case the terms of such arrangement shall govern.

Performance awards will automatically terminate if the performance measures established for the performance award are not attained or satisfied. The management development and compensation committee may in its discretion waive the cancellation and termination of one or more performance awards which would otherwise occur upon the cessation of the participant’s service or the non-attainment of the performance objectives applicable to the performance bonus, but only in the event of the participant’s death or permanent disability or in connection with certain changes in control of the company. Any such waiver shall result in the immediate vesting of the participant’s interest in the performance award as to which the waiver applies.

Stock Options.  Incentive stock options, or ISOs, which are intended to qualify for special tax treatment in accordance with the federal tax laws, and nonqualified stock options, which are not intended to qualify for special tax treatment under the Code, may be granted under the Plan. The plan administrator is authorized to set the terms of each option grant it makes under the Plan, including the exercise price and the time and method of exercise. However, the exercise price will not be less than the fair market value of our common stock on the grant date, and the option term may not exceed ten years.

Stock Appreciation Rights.  Two types of stock appreciation rights may be issued:

•

Tandem stock appreciation rights which provide the holders with the right to surrender their options for an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the vested shares of our common stock subject to the surrendered option over (ii) the aggregate exercise price payable for those shares.

•

Stand-alone stock appreciation rights which allow the holders to exercise those rights as to a specific number of shares of our common stock and receive in exchange an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the shares of common stock as to which those rights are exercised over (ii) the aggregate base price in effect for those shares. The base price per share may not be less than the fair market value per share of our common stock on the date the stand-alone stock appreciation right is granted, and the right may not have a term in excess of ten years.

The appreciation distribution on any exercised tandem or stand-alone stock appreciation right may be paid in shares of our common stock or in cash.

Restricted Stock and RSUs.  Awards of restricted stock and RSUs will be subject to such restrictions on transferability and other restrictions, if any, as the plan administrator may impose. Such restrictions will lapse under circumstances as the plan administrator may deem appropriate, including, without limitation, upon the completion of a specified period of continued employment or the attainment of pre-established performance objectives. However, for awards of restricted stock and RSUs that vest solely on the basis of service, the vesting period must not be less than three years. Except as otherwise determined by the plan administrator, eligible participants granted restricted stock will have all of the rights of a stockholder, including the right to vote restricted stock and receive dividends thereon. Unvested restricted stock and RSUs will be forfeited upon termination of employment during the applicable restriction period, unless the plan administrator decides to waive, in whole or in part, any or all remaining restrictions.

Performance Shares and Performance Units.  The plan administrator is authorized to grant performance awards which (i) may be denominated or payable in cash, stock, other securities, other awards or other property and (ii) confer on the holder thereof rights valued as determined by the plan administrator and payable to, or exercisable by, the holder of the performance award, in whole or in part, upon the achievement of such performance goals during such performance periods as the plan administrator may establish. Subject to the terms of the Plan and any applicable award agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award granted and the amount of any payment or transfer to be made pursuant to any performance award will be determined by the plan administrator, provided that a performance period must be at least one year except upon a change of control.

Dividends.  Any accrued dividends or dividend equivalents on performance-based awards will not vest or be paid out unless the applicable performance goals for the underlying awards are attained and will be cancelled if such performance goals are not achieved.

Prohibition on Repricing.  The Plan prohibits (i) the implementation of any cancellation/re-grant program pursuant to which outstanding options or stock appreciation rights are cancelled and new options or stock appreciation rights are granted in replacement with a lower exercise or base price per share, (ii) cancellation of outstanding options or stock appreciation rights with exercise or base prices per share in excess of the then current fair market per share for consideration payable in cash, equity or in the form of any other award, except in connection with a change in control transaction, or (iii) reduction of the exercise price or base price in effect for outstanding options or stock appreciation rights, except in connection with an equity adjustment under the terms of the Plan, without in each such instance obtaining the approval of shareholders.

Changes in Control.  In the event we experience a change in control, the following special vesting acceleration provisions will be in effect for all outstanding awards under the Plan unless otherwise provided under the terms of the award:

(i)	Each outstanding option or stock appreciation right will automatically accelerate in full upon the change in control, if that option or stock appreciation right is not assumed or otherwise continued in effect by the successor corporation or replaced with a cash incentive program which preserves the spread existing on the unvested shares subject to the option or stock appreciation right (the excess of the fair market value of those shares over the exercise or base price payable for such shares) and provides for subsequent payout of that spread in accordance with the same vesting schedule in effect for those shares.

(ii)	All unvested shares will immediately vest upon a change in control, except to the extent the forfeiture provisions and other restrictions applicable to those shares are to be continued in effect pursuant to the terms of the change in control transaction. Each outstanding restricted stock unit or other stock-based award under the stock issuance program will vest as to the number of shares of our common stock subject to such unit or award upon the occurrence of the change in control, unless the unit or award is assumed by the successor corporation or otherwise continued in effect.

(iii)	The plan administrator will have complete discretion to grant one or more options or stock appreciation rights which will become exercisable as to all the underlying shares immediately upon the change in control or upon the individual’s termination of service with us or the successor entity is terminated (actually or constructively) within a designated period following a change in control transaction in which those options or stock appreciation rights are assumed or otherwise continued in effect. The vesting of outstanding shares and the vesting and issuance of the shares of common stock subject to outstanding restricted stock units or other stock-based awards may also be structured to accelerate upon similar terms and conditions.

Unless otherwise provided in an award agreement, a change in control will be deemed to occur in the event (a) we are acquired by merger or asset sale, (b) any person or group of related persons becomes directly or indirectly the beneficial owner of securities possessing more than 50% of the total combined voting power of our securities, (c) there is a change in the majority of our board of directors over a consecutive two-year period as a result of one or more contested elections for board membership, (d) securities possessing more than 20% of the total combined voting power of our outstanding securities are acquired pursuant to a hostile tender offer, or (e) there is a sale of all or substantially all of our assets. Notwithstanding anything to the contrary, any definition of change in control in an award agreement may not provide that a change in control will occur until the consummation or effectiveness of a change in control of the company and may not provide that a change in control will occur upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control of the company.

Special Tax Election.  The plan administrator may provide one or more award holders with the right to have us withhold a portion of the shares otherwise issuable to those individuals in satisfaction of the withholding taxes to which they become subject in connection with the exercise, vesting or settlement of those awards.

Capital Structure Adjustments.  In the event that our management development and compensation committee determines that any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of our common stock or our other securities, issuance of warrants or other rights to purchase our common stock or our other securities, or other similar corporate transaction or event affects our common stock such that an adjustment is determined to be appropriate in order to prevent dilution or enlargement of the benefits intended to be made available under the Plan, then our management development and compensation committee will make equitable adjustments to (i) the number and type of shares (or other securities or property) which thereafter may be made the subject of awards under the Plan, (ii) the number and type of shares (or other securities or property) subject to outstanding awards, (iii) the grant, purchase or exercise price with respect to any award, or, if the management development and compensation committee deems it appropriate, make provision for a cash payment to the holder of an outstanding award, (iv) the maximum number of shares or other securities which may be issued pursuant to ISOs, and (v) the maximum number of shares or other securities for which any one participant may be granted awards per calendar year. Shares issued under awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by the company shall not reduce the shares available under the Plan, and available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the Plan and shall not reduce the Plan’s share reserve (subject to any applicable stock exchange listing requirements).

Amendments to the Plan.  Our board of directors (or any authorized committee thereof) may amend or modify the Plan at any time. However, no such amendment or modification may materially adversely affect the rights and obligations with respect to any outstanding award unless the participant consents to such amendment or modification. In addition, amendments to the Plan will be subject to shareholder approval to the extent required under applicable law or regulation or pursuant to the listing standards of the stock exchange on which our common stock is at the time primarily traded.

Amendments to Awards.  The plan administrator may waive any conditions or rights with respect to, or amend, alter, suspend, discontinue, or terminate, any unexercised award. However, the participant’s consent will be required with respect to any suspension, discontinuation or termination of an award or any amendment or alteration, that would materially impair the rights of such participant thereunder.

Effective Date and Term.  The Plan originally became effective on December 7, 2005. The Plan was amended and restated on March 16, 2010, subject to shareholder approval at the 2010 annual meeting and was further amended and restated on February 28, 2014, subject to shareholder approval at the 2014 annual meeting. The Plan will terminate as to future awards on February 28, 2024.

Summary of Federal Income Tax Consequences

The following is a summary of the Federal income taxation treatment applicable to the company and the participants who receive awards under the Plan.

Option Grants.  Options granted under the Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

Incentive Options.  No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying, and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted and more than one year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain recognized upon the disposition will be a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then the company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee as a result of the disposition. The company will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

Non-Statutory Options.  No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. The company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the company’s taxable year in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights.  No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price, and the holder will be required to satisfy the tax withholding requirements applicable to such income. The company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Restricted Stock Awards.  The recipient of unvested shares of common stock issued under the Plan will not recognize any taxable income at the time those shares are issued but will have to report as ordinary income, as and when those shares subsequently vest, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the cash consideration (if any) paid for the shares. The recipient may, however, elect under Section 83(b) of the Code to include as ordinary income in the year the unvested shares are issued an amount equal to the excess of (i) the fair market value of those shares on the issue date over (ii) the cash consideration (if any) paid for such shares. If the Section 83(b) election is made, the recipient will not recognize any additional income as and when the shares subsequently vest. The company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient with respect to the restricted stock award. The deduction will in general be allowed for the company’s taxable year in which such ordinary income is recognized by the recipient.

Restricted Stock Units.  No taxable income is recognized upon receipt of restricted stock units. The holder will recognize ordinary income in the year in which the shares subject to the units are actually issued to the holder. The amount of that income will be equal to the fair market value of the shares on the date of issuance, and the holder will be required to satisfy the tax withholding requirements applicable to such income. The company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Cash Awards.  The payment of a cash award will result in the recipient’s recognition of ordinary income equal to the dollar amount received. The recipient will be required to satisfy the tax withholding requirements applicable to such income. The company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the cash award is paid. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Performance Units.  No taxable income is recognized upon receipt of performance units. The holder will recognize ordinary income in the year in which the performance units are settled. The amount of that income will be equal to the fair market value of the shares of common stock or cash received in settlement of the performance units, and the holder will be required to satisfy the tax withholding requirements applicable to such income. The company will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the holder of the performance units at the time those units are settled. That deduction will be allowed for the taxable year in which such ordinary income is recognized.

Dividend Equivalent Rights.  No taxable income is recognized upon receipt of a dividend equivalent right award. The holder will recognize ordinary income in the year in which a payment pursuant to such right, whether in cash, securities or other property, is made to the holder. The amount of that income will be equal to the fair market value of the cash, securities or other property received, and the holder will be required to satisfy the tax withholding requirements applicable to such income. The company will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the holder of the dividend equivalent right award at the time the dividend or distribution is paid to such holder. That deduction will be allowed for the taxable year in which such ordinary income is recognized.

Deductibility of Executive Compensation.  The company anticipates that any compensation deemed paid by it in connection with the exercise of non-statutory options or stock appreciation rights or the disqualifying disposition of incentive stock option shares will qualify as performance-based compensation for purposes of Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of the company’s executive officers. Accordingly, the compensation deemed paid with respect to options and stock appreciation rights granted under the Plan will remain deductible by the company without limitation under Section 162(m). However, any compensation deemed paid by the company in connection with performance bonuses or long-term performance awards will be subject to the $1 million limitation, unless the issuance of shares or cash under such awards is tied to the attainment of one or more of the performance milestones described above.

Accounting Treatment

The accounting principles applicable to awards made under the Plan may be summarized in general terms as follows:

Pursuant to the accounting standards under FASB Accounting Standards Codification Topic 718, the company will be required to expense all share-based payments, including grants of stock options, stock appreciation rights, restricted stock, restricted stock units and all other stock-based awards under the Plan. Accordingly, stock options and stock appreciation rights which are granted to the company’s employees and non-employee board members and payable in shares of the company’s common stock will have to be valued at fair value as of the grant date under an appropriate valuation formula, and that value will then have to be charged as a direct compensation expense against the company’s reported earnings over the requisite service period. For shares issuable upon the vesting of restricted stock units awarded under the Plan, the company will be required to amortize over the requisite service period a compensation cost equal to the fair market value of the underlying shares on the date of the award. If any other shares are unvested at the time of their direct issuance, then the fair market value of those shares at that time will be charged to the company’s reported earnings ratably over the requisite service period. Such accounting treatment for restricted stock units and direct stock issuances will generally be applicable whether vesting is tied to service periods or performance goals, although for performance-based awards, the grant date fair value will initially be determined on the basis of the probable outcome of performance goal attainment. The issuance of a fully-vested stock bonus will result in an immediate charge to the company’s earnings equal to the fair market value of the bonus shares on the issuance date.

For performance units awarded under the Plan, the company will be required to amortize the dollar value of those units (whether eventually settled in cash or shares of the company’s common stock) over the applicable performance period and any subsequent service vesting period. Dividends or dividend equivalents paid on vested awards will be charged against the company’s retained earnings. However, if the award holder is not required to return the dividends or dividend equivalents paid on unvested shares underlying an outstanding award if that award is subsequently forfeited, the dividends or dividend equivalents paid on any such award that does not vest will be recognized by the company as additional compensation cost.

Finally, it should be noted that the compensation expense accruable for performance-based awards under the Plan will, in general, be subject to adjustment to reflect the actual outcome of the applicable performance goals, and any expenses accrued for such performance-based awards will be reversed if the performance goals are not met, unless those performance goals are deemed to constitute market conditions (i.e., because they are tied to the price of the company’s common stock) under FASB Accounting Standards Codification Topic 718.

Availability of Plan Document

The full text of the amended and restated 2005 Long Term Incentive Plan is included as Appendix B to this proxy statement.

New Plan Benefits

The following table shows the awards granted in 2013 to all executive officers (including the named executive officers) as a group and to all non-executive officer employees as a group under the Plan. The awards granted to our named executive officers individually are set forth in the Grants of Plan-Based Awards Table above.

Name and Position	Stock Options		Restricted Stock Units	Annual Bonus/Incentive
	Number of Shares	Exercise Price

Walter W. Turner	26,302	$42.76	24,801	$—
President and Chief Executive Officer

Leroy M. Ball	7,591	$42.76	7,157	$—
Vice President and Chief Financial Officer

Steven R. Lacy	7,864	$42.76	7,415	$—
Senior Vice President, Administration, General Counsel and Secretary

Thomas D. Loadman	6,050	$42.76	5,705	$132,107
Vice President and General Manager, Railroad and Utility Products and Services, Koppers Inc.

Mark R. McCormack	6,107	$42.76	5,758	$56,771
Vice President Australian Operations, Koppers Inc.

Brian H. McCurrie	8,098	$42.76	7,635	$—
Senior Vice President, Global Carbon Materials & Chemicals, Koppers Inc.

All executive officers as a group	94,532	$42.76	89,130	$228,930

All non-executive officer employees as a group	—	$—	49,761	$0

As further described in the “Director’s Compensation” section above, each of our non-executive directors receives an annual equity award of restricted stock units under the Plan equal to the value of $85,000. The following table sets forth the aggregate amounts of the awards granted in 2013 to our non-executive directors.

Name and Position	Number of Units
Non-executive director group (7)	14,378 restricted stock units

Board Recommendation

Our board of directors believes that the adoption of the Plan will enable the company to continue to provide significant equity-based incentives to employees, non-employee directors and consultants who are expected to contribute materially to the company’s future success, while allowing the company to award performance-based compensation that is not subject to the $1 million annual deduction limitation under Section 162(m). Accordingly, our board of directors unanimously recommends approval of the Plan by our shareholders.

Approval of the adoption of the Plan requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting by the holders of common stock voting in person or by proxy. Under the Pennsylvania Business Corporation Law, an abstention is not a vote cast. Therefore, an abstention will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, though it will be counted in determining the presence of a quorum.

The board recommends that you vote “FOR” the proposal to approve our Amended and Restated 2005 Long Term Incentive Plan.

EQUITY COMPENSATION PLANS

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	889,900	(1)	$17.02	595,648	(2)

(1)	Includes shares of our common stock that may be issued pursuant to outstanding options, time-based restricted stock units and performance-based restricted stock units awarded under our Amended and Restated 2005 Long Term Incentive Plan.

(2)	Includes 71,638 shares of our common stock that were previously available for issuance under our 2004 Restricted Stock Unit Plan and 524,010 shares of our common stock that remain available for issuance under our Restated 2005 Long Term Incentive Plan. The 2004 Restricted Stock Unit Plan was terminated effective February 28, 2014 and none of the 71,638 shares of common stock that were available for issuance thereunder were granted prior to such termination.

As of December 31, 2013 there were 468,820 shares subject to restricted stock and performance share awards, and 421,080 shares subject to stock option awards with a weighted average exercise prices of $35.96 and a weighted average remaining term of 6.86 years.

The following table sets forth the number of stock options and restricted stock awards granted by the company in the years indicated. In addition, the table provides the number of shares of common stock issued following vesting of the performance shares and the weighted average number of shares of common stock outstanding in the year indicated:

Year	# of Stock Options Granted	# of Restricted Stock Awards Granted	Number of Shares of Common Stock Issued upon Vesting of Performance Shares	Weighted Average Number of Shares of Common Stock Outstanding
2013	94,532	62,276	85,798	20,575,000
2012	95,899	67,012	87,013	20,681,000
2011	73,910	60,501	—	20,599,000

PROXY ITEM 6 — PROPOSAL TO AMEND OUR AMENDED AND RESTATED BYLAWS TO IMPLEMENT A MAJORITY VOTE STANDARD FOR THE ELECTION OF DIRECTORS

At our 2013 annual meeting, our shareholders voted in favor of a shareholder proposal requesting that the board of directors initiate a process to allow for a majority voting standard for non-contested elections of directors. After careful consideration of the results of the 2013 shareholder vote, the board of directors has determined that it would be in the best interests of the company and its shareholders to amend our Amended and Restated Bylaws (the “Bylaws”) to allow for majority voting in uncontested elections of directors.

Under Pennsylvania law, the state in which we are incorporated, a plurality of the votes cast at a meeting of shareholders at which a quorum is present is sufficient to elect a director unless the corporation’s articles of incorporation or bylaws otherwise provide. As neither our Amended and Restated Articles of Incorporation nor our Bylaws provide otherwise, our directors presently are elected by a plurality of the votes cast.

Our board has approved proposed amendments to Section 3.05 of our Bylaws, subject to shareholder approval. The proposed amendments would add a new Section 3.05(b) to our Bylaws pursuant to which:

•	each director will be elected by a vote of the majority of the votes cast (excluding abstentions) in an uncontested election; and

•	directors will be elected by a plurality of the votes cast (excluding abstentions) in a contested election.

The adoption of a majority voting standard may lead to a situation known as a “director holdover” where an incumbent director who receives less than a majority of the votes cast in an uncontested election remains in office by virtue of the fact that a successor has not been elected and qualified (as is required under Pennsylvania law). To address potential director holdovers, the proposed amendments would also add a new Section 3.05(c) to our Bylaws, which provides that:

•

if a director in an uncontested election does not receive a majority of the votes cast, such director will tender his or her resignation to the board of directors within ten business days following certification of the election results;

•

the nominating and corporate governance committee, or such other committee designated by the board, will recommend to the board whether to accept or reject the resignation, or whether other action should be taken, as determined in accordance with the company’s Corporate Governance Guidelines; and

•

the board will act on the nominating and corporate governance committee’s recommendation and publicly disclose its decision within 120 days following the date of the certification of the election results.

Subject to shareholder approval of these amendments to the Bylaws, the board has also approved the addition of a resignation policy to our Corporate Governance Guidelines, which would be substantially similar to proposed new Section 3.05(c) of the Bylaws, but further elaborates that:

•

in considering whether to accept or reject a director’s tendered resignation, or whether other action should be taken, the nominating and corporate governance committee may consider any factors or other information that it considers appropriate or relevant; and

•

if the tendered resignation is accepted by the board, the board may fill the resulting vacancy or decrease the number of directors comprising the board in accordance with the Amended and Restated Bylaws.

Approval to amend the Bylaws to implement majority voting requires an affirmative vote of the holders of shares constituting two-thirds of the voting power of our outstanding common shares, assuming the presence of a quorum. If this proposal is approved, majority voting in director elections will commence at the 2015 Annual Meeting of Shareholders.

The full text of the proposed amendments to our Bylaws are attached to this proxy statement as Appendix C.

The board recommends that you vote “FOR” the proposal to approve the amendment to our Amended and Restated Bylaws to implement a majority vote standard for the election of directors.

GENERAL MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of beneficial ownership and changes in beneficial ownership of our stock. Directors and officers must furnish us with copies of these reports. We also assist our executive officers and directors with fulfilling these requirements based on information provided by our executive officers and directors and obtained from our internal records. Based on our review of the forms and directors and executive officers’ representations, we believe all directors and executive officers complied with the requirements in 2013, with the exception of one Form 3 dated May 13, 2013 for Louis L. Testoni, reporting no transactions, which was inadvertently filed late due to technical difficulties, and one Form 4 dated May 15, 2013 for Cynthia A. Baldwin for a sale of stock on May 7, 2013, which was inadvertently filed late.

Shareholder Proposals for the Next Annual Meeting

If you would like to have a shareholder proposal included in our proxy statement and proxy card for our 2015 annual meeting, your shareholder proposal must be received by our corporate secretary on or before [December 3], 2014.

If you intend to present business for consideration at our 2015 annual meeting, you must give notice to our corporate secretary in accordance with Section 3.02 of our Bylaws (which are available on our website at www.koppers.com under “Corporate Governance”) and such business must otherwise be a proper matter for shareholder action. Under our Bylaws, your notice must be received by our corporate secretary no later than ten days after the meeting is first publicly announced in order to be timely given.

The proposal must set forth the following:

•	The name and address of the shareholder and the beneficial owner;

•	The class and number of shares owned by the shareholder and the beneficial owner;

•	A representation that the shareholder is the beneficial owner of stock entitled to vote at the annual meeting;

•	A representation that the shareholder intends to be present at the meeting in person or by proxy to present the proposal; and

•	A brief description of the proposal, the reasons for making the proposal and the interest of the shareholder (or person on whose behalf the shareholder is acting) in the proposal.

By Order of the Board of Directors

Steven R. Lacy

Senior Vice President, Administration,

General Counsel and Secretary

April 2, 2014

APPENDIX A

Proposed Declassification Amendment to the Amended and Restated Articles of Incorporation

ARTICLE V

~~CLASSIFICATION~~BOARD OF DIRECTORS

Section 501. ~~The Board shall be classified into three classes, as nearly equal in number as possible.~~ At the ~~first~~ 2014 annual meeting ~~to be held after~~ of shareholders, the ~~adoption of these Amended and Restated Articles~~ successors of ~~Incorporation, one class~~ the Directors whose terms expire at that meeting shall be elected for a ~~one year~~ term~~, one class~~ expiring at the 2015 annual meeting of shareholders. At the 2015 annual meeting, the successors of the Directors whose terms expire at that meeting shall be elected for a ~~two year~~ term~~, and one class shall be elected for a three year term. Thereafter,~~ expiring at the 2016 annual meeting. At each annual meeting of shareholders thereafter, the ~~shareholders entitled to vote~~ Directors shall ~~elect Directors to the class whose term is then~~ be elected for terms expiring ~~to hold office for a three year term.~~at the next annual meeting of shareholders. Except as expressly provided in these Amended and Restated Articles of Incorporation or the Bylaws, each Director shall hold office for the term for which elected until his or her death, resignation, incapacity or until his or her successor shall be elected and shall qualify.

Section 502. The entire Board~~, any class of Directors~~ or any Director may be removed only for cause by the holders of a majority of the outstanding Shares then entitled to vote at an election of Directors.

Section 503. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

Section 504. Except as set forth in these Amended and Restated Articles of Incorporation, the number and election of directors of the Corporation shall be determined in accordance with the Bylaws of the Corporation. Whenever holders of one or more series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, removal, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of any certificate or other document filed with the Secretary of State of Pennsylvania establishing the terms of such Preferred Stock.

A-1

APPENDIX B

KOPPERS HOLDINGS INC.

2005 LONG TERM INCENTIVE PLAN

AS AMENDED AND RESTATED EFFECTIVE FEBRUARY 28, 20141

Section 1. Purpose

The purposes of the Koppers Holdings Inc. 2005 Long Term Incentive Plan (the “Plan”) are to encourage selected individuals in the service of Koppers Holdings Inc. (together with any successor thereto, the “Company”) and its Affiliates (as defined below) to acquire a proprietary interest in the Company’s growth and performance, to generate an increased incentive to contribute to the Company’s future success and to enhance the ability of the Company and its Affiliates to attract and retain qualified individuals.

Section 2. Definitions

As used in the Plan:

(a)	“Affiliate” means (i) any entity that, directly or through one or more intermediaries, is controlled by the Company, and (ii) any entity in which the Company has a significant equity interest as determined by the Committee.

(b)	“Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Dividend Equivalent granted under the Plan.

(c)	“Award Agreement” means any written or electronic agreement or other instrument or document evidencing an Award granted under the Plan. The terms of any plan or guideline adopted by the Board or the Committee and applicable to an Award shall be deemed incorporated in and a part of the related Award Agreement.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Change in Control” shall have the meaning assigned to such term in Section 9(a).

(f)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g)	“Committee” means a committee of the Board designated by the Board to administer the Plan and composed of not less than two directors, each of whom is (i) qualified as a “Non-Employee Director” as contemplated by the Section 16 Rules and as an “Outside Director” as defined in Code Section 162(m) and any regulations promulgated thereunder and (ii) satisfies the independence standards established for compensation committee members by the Stock Exchange serving at the time as the primary market for the Company’s common stock. Such Committee may from time to time be hereinafter referred to as the “Primary Committee.” The term “Committee” shall also mean any Secondary Committee, to the extent such Secondary Committee acts within its administrative jurisdiction under the Plan.

[1]	All share numbers in the Plan reflect the 3.9799 for 1 stock split effected by the Company on January 6, 2006.

APPENDIX B

(h)	“Dividend Equivalent” means any right granted under Section 6(e)(v) of the Plan.

(i)	“Employee” means any individual in the employ of the Company or any Affiliate, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

(j)	“Fair Market Value” means, with respect to any property other than shares of the Company’s common stock, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Primary Committee. Fair Market Value means, with respect to shares of the Company’s common stock, the closing selling price per share at the close of regular hours trading (i.e., before after-hours trading begins) on the date in question on the Stock Exchange serving at the time as the primary market for the Company’s common stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Company’s common stock is then primarily traded. If there is no closing selling price for the Company’s common stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(k)	“GAAP” means United States generally accepted accounting principles.

(l)	“Incentive Stock Option” means an option to purchase Shares granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or a successor provision thereto.

(m)	“Long Term Performance Award” means an Award made in accordance with Section 6(c)(iii) of the Plan.

(n)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(o)	“Non-Qualified Stock Option” means an option to purchase Shares granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(p)	“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(q)	“Participant” means an Employee or other eligible individual determined under Section 5 granted an Award under the Plan.

(r)	“Performance Award” means any award granted under Section 6(c) of the Plan.

(s)	“Performance Bonus” means an award denominated in cash or Shares that is made under Section 6(c)(ii) of the Plan and that is paid solely on account of the attainment of one or more specified performance targets in relation to one or more Performance Measures.

APPENDIX B

(t)	“Performance Cycle” means, with respect to any Award that vests based on Performance Measures, the period over which the level of performance will be assessed.

(u)	“Performance Measure” means, with respect to any Performance Bonus or Long Term Performance Award, the business criteria selected by the Committee to measure the level of performance of the Company during the Performance Cycle. The Committee may select as the Performance Measure for a Performance Cycle any one or combination of the following Company measures, as interpreted by the Committee, which measures (to the extent applicable) will be determined in accordance with GAAP:

(i) earnings or operating income before interest, taxes, depreciation, amortization and/or charges for stock-based compensation; (ii) earnings or operating income before interest and taxes and/or charges for stock-based compensation (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) market price of the Company’s common stock; (vi) return on equity or average stockholder equity; (vii) total stockholder return or growth in total stockholder return, either directly or in relation to a comparative group; (viii) return on capital; (ix) return on assets or net assets; (x) invested capital, rate of return on capital, return on invested capital or improvements on capital structure; (xi) bond ratings; (xii) safety, health or environmental record or performance; (xiii) sales, revenue, growth in revenue or return on sales; (xiv) income or net income; (xv) operating income or net operating income; (xvi) operating profit or net operating profit; (xvii) operating margin; (xviii) return on operating revenue or return on operating profit; (xix) cash flow or cash flow per share (before or after dividends); (xx) market share; (xxi) collections and recoveries, (xxii) debt reduction, borrowing levels, leverage ratios or credit rating; (xxiii) compliance with covenants in Company’s debt agreements; (xxiv) litigation and regulatory resolution goals, (xxv) expense control goals, (xxvi) budget comparisons, (xxvii) development and implementation of strategic plans and/or organizational restructuring goals; (xxviii) productivity goals; (xxix) workforce management and succession planning goals; (xxx) economic value added or other value added measures, (xxxi) on-time delivery, quality standards and/or other measures of customer satisfaction, (xxxii) employee retention and/or attrition rates; (xxxiii) comparable site sales; (xxxiv) resolution and/or settlement of litigation and other legal proceedings; (xxxv) regulatory compliance; (xxxvi) satisfactory internal or external audits; (xxxvii) improvement of financial ratings; (xxxviii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, management of employment practices and employee benefits, or supervision of information technology; (xxxix) formation of joint ventures or marketing or customer service collaborations or the completion of other corporate transactions intended to enhance the Company’s revenue or profitability or enhance its customer base; (xxxx) mergers and acquisitions, divestitures and/or business expansion; and (xxxxi) other similar criteria consistent with the foregoing.

APPENDIX B

(v)	“Performance Unit” means an award made under Section 6(c)(iii) of the Plan and that is paid solely on account of the attainment of one or more specified performance targets in relation to one or more Performance Measures.

(w)	“Permanent Disability or Permanently Disabled” shall mean the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

(x)	“Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

(y)	“Released Securities” means securities that were Restricted Securities with respect to which all applicable restrictions imposed under the terms of the relevant Award have expired, lapsed or been waived or satisfied.

(z)	“Restatement Effective Date” shall have the meaning set forth in Section 11 of the Plan.

(aa)	“Restricted Securities” means Awards of Restricted Stock or other Awards under which outstanding Shares are held subject to certain restrictions.

(bb)	“Restricted Stock” means any Share granted under Section 6(b) of the Plan.

(cc)	“Restricted Stock Unit” means any right granted under Section 6(b) of the Plan that is denominated in Shares.

(dd)	“Secondary Committee” means a committee of two or more Board members, including Board members who are also officers or employees of the Company or any Affiliate, appointed by the Board to administer the Plan and to make Awards with respect to persons other than Section 16 Insiders.

(ee)	“Section 16 Insider” means each officer of the Company (or any Affiliate) and Board member who is subject to the short-swing trading restrictions of Section 16 of the 1934 Act.

(ff)	“Section 16 Rules” means the rules promulgated by the Securities and Exchange Commission with respect to Section 16 of the 1934 Act or any successor rules.

(gg)	“Shares” means the common stock of the Company and such other securities or property as may become the subject of Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(hh)	“Special Award Committee” shall mean a committee of one or more executive officers appointed by the Board to administer the Plan with respect to eligible employees other than members of such committee and Section 16 Insiders.

(ii)	“Stock Appreciation Right” means a tandem or stand-alone stock appreciation right granted pursuant to Section 6(d) of the Plan.

APPENDIX B

(jj)	“Stock Exchange” shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.

(kk)	“Target Amount” means the amount of the Performance Bonus or the amount per Performance Unit that will be paid to the Participant if the Performance Measure applicable to that Performance Bonus or Performance Unit is fully (100%) attained, as determined by the Committee.

(ll)	“Target Vesting Percentage” means the percentage of each performance-based Restricted Unit or Restricted Stock Award that will vest if the Performance Measure applicable to that Performance-Based Award is fully (100%) attained, as determined by the Committee.

Section 3. Administration

The Primary Committee shall serve as the primary administrator of the Plan and in that capacity shall have full power and authority to: (i) designate Participants; (ii) determine the Awards to be granted to Participants; (iii) determine the number of Shares (or securities convertible into Shares) to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares or other securities or property, or canceled, substituted, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, substituted, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend or waive such rules and guidelines and appoint such agents as it shall deem appropriate for the administration of the Plan; (ix) establish and interpret the various Performance Measures (or, as applicable, other performance criteria) that are to apply to the Performance Bonuses and Long Term Performance Awards made under the Plan, evaluate the level of performance over the applicable Performance Cycle, certify the level at which Performance Measures (or other performance criteria, as applicable) for that Performance Cycle has been attained and determine the amount payable with respect to those Awards based on the certified level of Performance Measure attainment; and (x) make any other determination and take any other action that it deems necessary or desirable for such administration. The Board may also establish a Secondary Committee and delegate to such committee separate but concurrent authority with the Primary Committee to exercise all of the foregoing power and authority with respect to Awards to persons other than Section 16 Insiders. In addition, administration of the Plan may, at the Board’s discretion, be vested in a Special Award Committee with authority to administer the Plan with respect to employees other than Section 16 Insiders and members of such Special Award Committee and to make Awards to such individuals under the Plan subject to such limitations and other terms and conditions as the Board shall specify from time to

APPENDIX B

time. All designations, determinations, interpretations and other decisions with respect to the Plan or any Award shall be made by the Primary Committee or, with respect to Awards under its jurisdiction, the Secondary Committee or Special Award Committee, and shall be final, conclusive and binding upon all Persons, including the Company, any Affiliate, any Participants, any holder or beneficiary of any Award, any stockholder and any employee of the Company or of any Affiliate. The powers of the Primary Committee and the Secondary Committee include the adoption of modifications, amendments, procedures, subplans and the like as are necessary to comply with provisions of the laws of other countries in which the Company or an Affiliate may operate in order to assure the viability of Awards granted under the Plan and to enable Participants employed in such other countries to receive benefits under the Plan and such laws.

Section 4. Shares Available for Awards

(a)	Shares Available. The aggregate number of Shares available for issuance under the Plan shall be 2,789,447shares of the Company’s common stock (representing 2,089,447 previously authorized Shares, plus 700,000 newly authorized Shares as of the effective date of this amended and restated Plan), subject to the share counting provisions and adjustment procedures set forth in subsection (b) and (c) below. In no event may more than 1,193,970 Shares be issued pursuant to Incentive Stock Options granted under the Plan, subject to adjustment pursuant to subsection (c) below.

(b)	Share Counting. Shares subject to outstanding Options or other Awards made under the Plan shall be available for subsequent issuance under the Plan to the extent those Options or Awards expire, terminate or are cancelled or forfeited for any reason prior to the issuance of the Shares subject to those Options or Awards. Restricted Stock issued under the Plan and subsequently forfeited or otherwise repurchased by the Company, at a price per share not greater than the original issue price paid per share, pursuant to the Company’s repurchase rights under the Plan shall be added back to the number of Shares reserved for issuance under the Plan and shall accordingly be available for subsequent reissuance. Should the exercise price of an Option be paid with shares of the Company’s common stock, then the authorized reserve of Shares under the Plan shall be reduced only by net number of Shares issued under the exercised Option, and not by the gross number of shares for which that Option is exercised Upon the exercise of any Stock Appreciation Right, the Share reserve shall be reduced by the net number of Shares actually issued by the Company in connection with such exercise, and not by the gross number of Shares as to which such Stock Appreciation Right is exercised. If Shares otherwise issuable under the Plan are withheld by the Company in satisfaction of the withholding taxes incurred in connection with the exercise of an Option or Stock Appreciation Right or the issuance of fully-vested Shares (whether pursuant to Restricted Stock Units, Performance Shares or otherwise), then the number of Shares available for issuance under the Plan shall be reduced only by the net number of Shares actually issued under the exercised Option or Stock Appreciation Right or the net number of fully-vested Shares actually issued pursuant to Restricted Stock Units, Performance Shares or otherwise, calculated in each instance after any such Share withholding.

APPENDIX B

(c)	Adjustments. In the event that the Committee determines that any dividend or other distribution (other than regular cash dividends), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Primary Committee to be appropriate in order to prevent dilution or enlargement of the benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) which thereafter may be made the subject of Awards under Section 4(a), (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, (iii) the grant, purchase or exercise price with respect to any Award, or, if the Committee deems it appropriate, make provision for a cash payment to the holder of an outstanding Award, (iv) the maximum number of Shares or other securities which may be issued under Section 4(a) pursuant to Incentive Stock Options, and (v) the maximum number of Shares or other securities for which any one Participant may be granted Awards pursuant to the limitations contained in Section 4(d). Shares issued under Awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by the Company shall not reduce the Shares available under the Plan, and available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and shall not reduce the Plan’s Share reserve (subject to any applicable stock exchange listing requirements). Notwithstanding the foregoing, a Participant to whom Dividend Equivalents or dividend units have been awarded shall not be entitled to receive a special or extraordinary dividend or distribution unless the Committee shall have expressly authorized such receipt

(d)	Limitation on Awards. Notwithstanding anything contained in this Plan to the contrary, each person participating in the Plan shall be subject the following limitations:

(i) The maximum number of Shares for which Option and Stock Appreciation Right awards may be made to a Participant in any calendar year shall not exceed three hundred thousand (300,000) Shares in the aggregate; provided, however, that for the calendar year in which such person first commences employment with the Company or an Affiliate, the foregoing limitation shall be increased to five hundred thousand (500,000) Shares;

(ii) for any Performance Award denominated in terms of Shares (whether payable in Shares, cash or a combination of both) or Restricted Stock or Restricted Stock Unit Award that vests based on performance, the maximum number of Shares for which such Award may be made to a Participant shall be limited to one hundred fifty thousand (150,000) Shares per each twelve (12)-month period included within the applicable performance period or the applicable Performance Cycle for that

APPENDIX B

Award, with any such Performance Cycle limited to a maximum duration of sixty (60) months and with pro-ration based on the foregoing for any period of less than twelve (12)-months included in the applicable performance period or Performance Cycle; and

(iii) for any Award denominated in terms of cash dollars (whether payable in cash, Shares or a combination of both) and that vests based on performance, the maximum dollar amount for which such Award may be made to a Participant shall be limited to two million five hundred thousand Dollars ($2,500,000) per each twelve (12)-month period included within the applicable performance period or applicable Performance Cycle for that Award, with any such Performance Cycle limited to a maximum duration of sixty (60) months and with pro-ration based on the foregoing for any period of less than twelve-months included in the applicable performance period or Performance Cycle.

(e)	Limitation of Non-Employee Director Awards. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any non-Employee member of the Board during any single calendar year (excluding Awards made at the election of such non-Employee director in lieu of all or a portion of annual and committee cash retainers) shall not exceed $200,000.

Section 5. Eligibility

Any Employee, including any officer or employee member of the Board, any non-employee member of the Board or the board of directors of an Affiliate, and any consultant in the service of the Company or an Affiliate shall be eligible to be designated a Participant. However, any Employee who is a member of a collective bargaining unit shall not be eligible to be designated a Participant unless the collective bargaining agreement covering that Employee allows for his or her participation in the Plan.

Section 6. Awards

(a)	Options. The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine:

(i)	Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than the Fair Market Value of a Share on the date of grant of such Option, except in connection with the assumption or substitution of awards in accordance with Section 424(a) of the Code.

(ii)	Option Term. The term of each Option shall be fixed by the Committee, provided that in no event shall the term of an Option exceed a period of ten years from the date of its grant.

APPENDIX B

(iii)	Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part (but in no event shall an Option be exercisable after the expiration of ten years from the date of its grant), and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which, payment of the exercise price with respect thereto may be made. In addition, to the extent the Option is exercised for vested Shares at a time when the Company’s common stock is registered under Section 12(g) of the 1934 Act, the exercise price may also be paid through a special sale and remittance procedure pursuant to which the Participant shall concurrently provide instructions to (a) a brokerage firm (reasonably satisfactory to the Company for purposes of administering such procedure in compliance with the Company’s pre-clearance/pre-notification policies) to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased Shares plus all applicable income and employment taxes required to be withheld by the Company by reason of such exercise and (b) the Company to deliver the certificates for the purchased Shares directly to such brokerage firm on such settlement date in order to complete the sale. The Committee shall have the authority to provide, in the applicable Award Agreement, for the automatic exercise, pursuant to the foregoing sale and remittance procedure, of a vested Option with an exercise price per Share that is less than the Fair Market Value of a Share on the last day of the Option term.

(iv)	Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. Without limiting the preceding sentence, the aggregate Fair Market Value (determined at the time an option is granted) of Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under the Plan and any other plan of the Participant’s employer corporation and its parent and subsidiary corporations providing for Options) shall not exceed such dollar limitation as shall be applicable to Incentive Stock Options under Section 422 of the Code or a successor provision.

(b)	Restricted Stock and Restricted Stock Units.

(i)	Issuance. The Committee is authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants.

(ii)

Restrictions.  Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property), which restrictions may

APPENDIX B

lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate, provided that in order for a Participant to vest in Awards of Restricted Stock or Restricted Stock Units where vesting is based solely on continued service, the Participant must remain in the employ of the Company or an Affiliate for a period of not less than three years commencing on the date of grant of the Award, subject to Section 9 hereof and subject to relief for specified reasons as may be approved by the Committee.

(iii)	Registration. Any Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and when delivered to the Participant shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock.

(iv)	Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service for any reason during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units still subject to restriction shall be forfeited and reacquired by the Company; provided, however, that the Committee may, in its sole discretion, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be delivered to the holder of Restricted Stock promptly after such Restricted Stock shall become Released Securities, subject to the Company’s collection of all applicable withholding taxes.

(c)	Performance Awards.

(i)	In General. The Committee is authorized to grant Performance Awards to Participants (including, without limitation, Performance Bonuses and Long-Term Performance Awards described in Sections 6(c)(ii) and (iii)). Subject to the terms of the Plan and any applicable Award Agreement, a Performance Award granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock or Restricted Stock Units), other securities, other Awards or other property and (ii) shall confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the Performance Award, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan and any applicable Award Agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee, provided that a performance period shall be at least one year, subject to Section 9 hereof.

APPENDIX B

(ii)	Performance Bonuses. The Committee is authorized to grant Performance Bonuses to Participants with the following terms and conditions, and with such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall determine:

(a) Performance Cycles.  The Committee shall establish the applicable Performance Cycle for each Performance Bonus awarded under the Plan on or before the award date.

(b) Eligible Participants.  Within the earlier of (i) 90 days after the commencement of a Performance Cycle and (ii) the first twenty-five percent (25%) of the Performance Cycle, and while the attainment of the applicable Performance Measures remains substantially uncertain, the Committee shall determine the Participants who will be eligible to receive a Performance Bonus under the Plan for the Performance Cycle.

(c) Performance Measures; Targets; Award Criteria.

(i) Within the earlier of (i) 90 days after the commencement of a Performance Cycle and (ii) the first twenty-five percent (25%) of the Performance Cycle, and while the attainment of the applicable Performance Measures remains substantially uncertain, the Committee shall fix and establish in writing (A) the Performance Measures that will apply to that Performance Cycle; (B) the Target Amount payable to each Participant; and (C) subject to subsection (d) below, the criteria for computing the amount that will be paid with respect to each level of attained performance. The Committee shall also set forth the threshold level of performance, based on objective factors, that must be attained during the Performance Cycle before any Performance Bonus will vest and become payable and the percentage of the target amount that will vest and become payable upon attainment of various levels of performance that equal or exceed the required threshold level.

(ii) The Committee may, in its discretion, select Performance Measures that measure the performance of the Company or one or more business units, divisions or subsidiaries of the Company. The Committee may select Performance Measures that are absolute or relative to the performance of one or more comparable companies or an index of comparable companies.

(iii) The Committee, in its discretion, may, on a case-by-case basis, reduce, but not increase, the amount payable to any Participant with respect to any given Performance Cycle, provided, however, that no reduction will result in an increase in the amount of the Performance Bonus payable to any other Participant.

(d) Payment, Certification.  No Performance Bonus will vest with respect to any Participant until the Committee certifies in writing the level at which each applicable Performance Measure has been attained for the Performance Cycle. In determining the level of attainment of each such Performance Measure, the

APPENDIX B

Committee may, in its discretion, exclude any extraordinary or nonrecurring items, as determined in accordance with GAAP, any event listed in Section 4(c) and the cumulative effect of changes in the law, regulations or accounting rules, and may determine not later than 90 days after the commencement of a Performance Cycle (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code and Treasury Regulations promulgated thereunder), and while the attainment of the applicable Performance Measures remains substantially uncertain, to exclude one or more of the following items, each determined in accordance with GAAP (to the extent applicable) and as identified in the financial statements, notes to the financial statements or discussion and analysis of management: (A) asset impairments or write-downs; (B) litigation expenses, judgments, verdicts and settlements; (C) accruals for reorganization and restructuring programs; (D) the income, gain or loss attributable to the operations of any business acquired by the Corporation; (E) the income, gain or loss attributable to one or more business operations or the assets thereof that are the subject of divestiture during the applicable Performance Cycle; (F) the effect of foreign currency fluctuations or changes in exchange rates and (G) expenses incurred in connection with a refinancing of the Company’s debt.

(e) Form and Time of Payment.  Performance Bonuses shall be paid in cash or Shares, as determined by the Committee. All such Performance Bonuses shall be paid no later than the 15th day of the third month following the end of the calendar year (or, if later, following the end of the Company’s fiscal year) in which such Performance Bonuses are no longer subject to a substantial risk of forfeiture (as determined for purposes of Section 409A of the Code), except to the extent that payment has been deferred under the terms of a duly authorized deferred compensation arrangement that complies with the applicable requirements of Section 409A of the Code, in which case the terms of such arrangement shall govern.

(f) Termination/Waiver.  Performance Bonuses shall automatically terminate, and no payment or other consideration shall be due the Participant, if the Performance Measures established for the Performance Bonus are not attained or satisfied. The Committee may in its discretion waive the cancellation and termination of one or more Performance Bonuses which would otherwise occur upon the cessation of the Participant’s service or the non-attainment of the performance objectives applicable to the Performance Bonus, but only in the event of the Participant’s death or Permanent Disability or as otherwise provided in Section 9(b). Any such waiver shall result in the immediate vesting of the Participant’s interest in the Performance Bonus as to which the waiver applies. The amount of any Performance Bonus denominated in dollars as to which such waiver applies shall be appropriately discounted, in accordance with the applicable requirements of the Section 162(m) of the Code and the Treasury Regulations thereunder, to reflect the time value of money in the event such Performance Bonus is to be paid prior the applicable payment date determined in accordance with Section 6(c)(ii)(e) above.

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(g) Section 162(m) of the Code.  It is the intent of the Company that Performance Bonuses awarded be “performance-based compensation” for purposes of Section 162(m) of the Code, that this Section 6(c)(ii) be interpreted in a manner that satisfies the applicable requirements of Section 162(m)(4)(C) of the Code and related regulations, and that the Plan be operated so that the Company may take a full tax deduction for Performance Bonuses. If any provision of this Plan or any Performance Bonus would otherwise frustrate or conflict with this intent, the provision will be interpreted and deemed amended so as to avoid this conflict.

(iii)	Long Term Performance Awards. The Committee may grant Long Term Performance Awards under the Plan in the form of Performance Units, Restricted Stock Units or Restricted Stock to any Participant who the Committee may from time to time select, in the amounts and pursuant to the terms and conditions that the Committee may determine and set forth in the Award Certificate, subject to the provisions below:

(a) Performance Cycles.  The Committee shall establish the applicable Performance Cycle for each Long Term Performance Award made under the Plan on or before the award date.

(b) Eligible Participants.  Within the earlier of (i) 90 days after the commencement of a Performance Cycle and (ii) the first twenty-five percent (25%) of the Performance Cycle, and while the attainment of the applicable Performance Measures remains substantially uncertain, the Committee shall determine the Participants who will be eligible to receive a Long Term Performance Award for the Performance Cycle.

(c) Performance Measures; Targets; Award Criteria.

(i) Within the earlier of (i) 90 days after the commencement of a Performance Cycle and (ii) the first twenty-five percent (25%) of the Performance Cycle, and while the attainment of the applicable Performance Measures remains substantially uncertain, the Committee shall fix and establish in writing (A) the Performance Measures that shall apply to that Performance Cycle; (B) with respect to Performance Units, the Target Amount payable to each Participant per Performance Unit; (C) with respect to each Restricted Unit or Restricted Stock Award, the Target Vesting Percentage for the Shares subject to that Award; and (D) subject to subsection (d) below, the criteria for computing the amount that will be paid or will vest with respect to each level of attained performance. The Committee shall also set forth the threshold level of performance, based on objective factors, that must be attained during the Performance Cycle before any Long Term Performance Award will vest and become payable, and the percentage of each Performance Unit Award that will vest and become payable and the percentage of each performance-based Restricted Unit or Restricted Stock Award that will vest and become payable upon attainment of various levels of performance that equal or exceed the required threshold level.

APPENDIX B

(ii) The Committee may, in its discretion, select Performance Measures that measure the performance of the Company or one or more business units, divisions or subsidiaries of the Company. The Committee may select Performance Measures that are absolute or relative to the performance of one or more comparable companies or an index of comparable companies.

(iii) The Committee, in its discretion, may, on a case-by-case basis, reduce, but not increase, the amount of Long Term Performance Awards payable to any Participant with respect to any given Performance Cycle, provided, however, that no reduction will result in an increase in the dollar amount or number of Shares payable under any Long Term Performance Award of another Participant.

(d) Payment, Certification.  No Long Term Performance Award will vest with respect to any Participant until the Committee certifies in writing the level at which each applicable Performance Measure has been attained for the Performance Cycle. In determining the level of attainment of each such Performance Measure, the Committee may, in its discretion, exclude any extraordinary or nonrecurring items, as determined in accordance with GAAP, any event listed in Section 4(c) and the cumulative effect of changes in the law, regulations or accounting rules), and may determine not later than 90 days after the commencement of a Performance Cycle (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code and Treasury Regulations promulgated thereunder), and while the attainment of the applicable Performance Measures remains substantially uncertain, to exclude one or more of the following items, each determined in accordance with GAAP (to the extent applicable) and as identified in the financial statements, notes to the financial statements or discussion and analysis of management: (A) asset impairments or write-downs; (B) litigation expenses, judgments, verdicts and settlements; (C) accruals for reorganization and restructuring programs; (D) the income, gain or loss attributable to the operations of any business acquired by the Corporation; (E) the income, gain or loss attributable to one or more business operations or the assets thereof that are the subject of divestiture during the applicable Performance Cycle; (F) the effect of foreign currency fluctuations or changes in exchange rates and (G) expenses incurred in connection with a refinancing of the Company’s debt.

(e) Form and Time of Payment.  Long Term Performance Awards in the form of Performance Units may be paid in cash or full Shares, in the discretion of the Committee, and as set forth in the Award Agreement. Performance-based Restricted Units and Restricted Stock will be paid in full Shares. Payment with respect to any fractional Share will be in cash in an amount based on the Fair Market Value of the Share as of the date the Performance Unit becomes payable. All such Long Term Performance Awards shall be paid no later than the 15th day of the third month following the end of the calendar year (or, if later, following the end of the Company’s fiscal year) in which such Long Term Performance Awards are no longer subject to a substantial risk of forfeiture (as determined for purposes of Code

APPENDIX B

Section 409A), except to the extent that payment is deferred under the terms of a duly authorized deferred compensation arrangement that complies with the applicable requirements of Code Section 409A, in which case the terms of such arrangement shall govern.

(f) Committee Discretion.  The Committee may in its discretion waive the surrender and cancellation of one or more unvested Long Term Performance Awards which would otherwise occur upon the cessation of the Participant’s service or the non-attainment of the performance objectives applicable to that Award, but only in the event of the Participant’s death or Permanent Disability or as otherwise provided in Section 9(b). Any such waiver shall result in the immediate vesting of the Participant’s interest in the Award to which the waiver applies. The amount of any Long Term Performance Award denominated in dollars as to which such waiver applies shall be appropriately discounted, in accordance with the applicable requirements of the Section 162(m) of the Code and the Treasury Regulations thereunder, to reflect the time value of money in the event such Long Term Performance Award is to be paid prior the applicable payment date determined in accordance with Section 6(c)(iii)(e) above.

(g) Section 162(m) of the Code.  It is the intent of the Company that Long Term Performance Awards be “performance-based compensation” for purposes of Section 162(m) of the Code, that this Section 6(c)(iii) be interpreted in a manner that satisfies the applicable requirements of Section 162(m)(4)(C) of the Code and related regulations with respect to Long Term Performance Awards, and that the Plan be operated so that the Company may take a full tax deduction for Long Term Performance Awards. If any provision of this Plan or any Long Term Performance Award would otherwise frustrate or conflict with this intent, the provision will be interpreted and deemed amended so as to avoid this conflict.

(d)	Stock Appreciation Rights. The Committee is authorized to grant two types of Stock Appreciation Rights under the Plan: (i) tandem stock appreciation rights (“Tandem Rights”) and (ii) stand-alone stock appreciation rights (“Stand-alone Rights”).

(i)	Tandem Rights. One or more Optionees may be granted a Tandem Right, exercisable upon such terms and conditions as the Committee may establish, to elect between the exercise of the underlying Option for Shares or the surrender of that Option in exchange for a distribution from the Company in an amount equal to the excess of (i) the Fair Market Value (on the Option surrender date) of the number of Shares in which the Participant is at the time vested under the surrendered Option (or surrendered portion thereof) over (ii) the aggregate exercise price payable for such vested Shares. No such Option surrender shall be effective unless it is approved by the Committee, either at the time of the actual Option surrender or at any earlier time. If the surrender is so approved, then the distribution to which the Participant shall accordingly become entitled shall be made in Shares valued at Fair Market Value on the Option surrender date or in cash or in a combination of the two, as determined by the Committee.

APPENDIX B

(ii)	Stand-Alone Rights. One or more individuals eligible to participate in the Plan may be granted a Stand-alone Right not tied to any underlying Option. The Stand-alone Right shall relate to a specified number of Shares and shall be exercisable upon such terms and conditions as the Committee may establish. In no event, however, may the Stand-alone Right have a maximum term in excess of ten (10) years measured from the grant date. Upon exercise of the Stand-alone Right, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (i) the aggregate Fair Market Value (on the exercise date) of the Shares underlying the exercised right over (ii) the aggregate base price in effect for those shares. The number of Shares underlying each Stand-alone Right and the base price in effect for those Shares shall be determined by the Committee in its sole discretion at the time the Stand-alone Right is granted. In no event, however, may the base price per share be less than the Fair Market Value per underlying Share on the grant date. The distribution with respect to an exercised Stand-alone Right may be made in Shares valued at Fair Market Value on the exercise date, in cash or in a combination of the two, as determined by the Committee. The Committee shall have the authority to provide, in the applicable Award Agreement, for the automatic exercise of a vested Stand-alone Right with a base price per Share that is less than the Fair Market Value of a Share on the last day of the term.

(e)	General.

(i)	No Cash Consideration for Awards. Participants shall not be required to make any cash payment for the granting of an Award except for such minimum consideration as may be required by applicable law.

(ii)	Awards May Be Granted Separately or Together. Awards may be granted either alone or in addition to, in tandem with, or in substitution for any other Award or any award or benefit granted under any other plan or arrangement of the Company or any Affiliate.

(iii)	Prohibition on Repricing. The Committee shall not (i) implement any cancellation/regrant program pursuant to which outstanding Options or Stock Appreciation Rights under the Plan are cancelled and new Options or Stock Appreciation Rights are granted in replacement with a lower exercise or base price per Share, (ii) cancel outstanding Options or Stock Appreciation Rights under the Plan with exercise or base prices per share in excess of the then current Fair Market Value per Share for consideration payable in cash, equity securities of the Company or in the form of any other Award under the Plan, except in connection with a Change in Control transaction, or (iii) otherwise reduce the exercise price or base price in effect for outstanding Options or Stock Appreciation Rights under the Plan (except in connection with an equitable adjustment under Section 4(c)), without in each such instance obtaining the approval of the Company’s stockholders.

APPENDIX B

(iv)	Forms of Payment Under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments to be made by the Company or an Affiliate upon the grant, exercise, or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards, or other property or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee.

(v)	Dividend Equivalents or Interest. Subject to the terms of the Plan and any applicable Award Agreement, a Participant, including the recipient of a deferred Award, shall, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, interest or dividends or interest or dividend equivalents, with respect to the Shares covered by the Award. The Committee may provide that any such amounts shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Notwithstanding the award of Dividend Equivalents or dividend units, a Participant shall not be entitled to receive a special or extraordinary dividend or distribution unless the Committee shall have expressly authorized such receipt. Notwithstanding the foregoing, no dividends or dividend-equivalents relating to Awards subject to performance-vesting conditions shall vest or otherwise become payable prior to the time the underlying Award (or portion thereof to which such dividend-equivalents relate) vests upon the attainment of the applicable performance goals and shall accordingly be subject to cancellation and forfeiture to the same extent as the underlying Award in the event the performance-vesting conditions are not satisfied.

(vi)

Limits on Transfer of Awards.  No Award (other than Released Securities) or right thereunder shall be assignable or transferable by a Participant, other than (unless limited in the Award Agreement) by will or the laws of descent and distribution (or, in the case of an Award of Restricted Securities, to the Company), except that a Non-Qualified Option or Stock Appreciation Right may be transferred by gift to any member of the holder’s immediate family or to a trust for the benefit of one or more of such immediate family members, if permitted in the applicable Award Agreement; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries with respect to any Award to exercise the rights of the Participant, and to receive any property distributable, upon the death of the Participant. Each Award, and each right under any Award, shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law by the Participant’s guardian or legal representative unless it has been transferred in a permitted transfer under the Plan or Award Agreement to a member of the holder’s immediate family or to a trust for the benefit of one or more of such immediate family members, in which case it shall be exercisable only by such transferee. For the purposes of this provision, a holder’s “immediate family”

APPENDIX B

shall mean the holder’s spouse or former spouse and any child, stepchild, grandchild, parent, stepparent, grandparent, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, bother-in-law or sister-in-law of such holder. No Award (other than Released Securities), and no right under any such Award, may be pledged, attached or otherwise encumbered other than in favor of the Company, and any purported pledge, attachment, or encumbrance thereof other than in favor of the Company shall be void and unenforceable against the Company or any Affiliate.

(vii)	Term of Awards. Except as otherwise expressly provided in the Plan, the term of each Award shall be for such period as may be determined by the Committee.

(viii)	No Rights to Awards. No Employee, Participant or other Person shall have any claim to be granted an Award, and there is no obligation for uniformity of treatment of Employees, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have any right to acquire any Shares, cash or other property subject to such Award, until and unless such recipient shall have executed an agreement or other instrument accepting the Award and delivered a fully executed copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

(ix)	Withholding. The Company or any Affiliate may withhold from any Award granted or any payment due or transfer made under any Award or under the Plan the amount (in cash, Shares, other securities, other Awards, or other property) of withholding taxes due in respect of an Award, its exercise or any payment under such Award or under the Plan, and take such other action as may be necessary in the opinion of the Company or Affiliate to satisfy all obligations for the payment of such taxes. In addition, the Committee may provide one or more Participants with the right to direct the Company to withhold, from the Shares otherwise issuable upon the exercise of an Option or Stock Appreciation Right or upon the issuance of fully-vested Shares (whether pursuant to Restricted Stock Units or Performance Shares or otherwise), a portion of those Shares with an aggregate Fair Market Value equal to the percentage of the applicable withholding taxes (not to exceed one hundred percent (100%)) designated by the Participant; provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes that are applicable to supplemental taxable income.

(x)	Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

APPENDIX B

(xi)	No Right to Employment or Continued Service. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of the Company or any Affiliate. Nothing in the Plan or any Award Agreement shall limit the right of the Company or an Affiliate at any time to dismiss a Participant from employment or service, free from any liability or any claim under the Plan or the Award Agreement.

(xii)	Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the Commonwealth of Pennsylvania and applicable Federal law.

(xiii)	Severability. If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(xiv)	No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(xv)	No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(xvii)	Share Certificates. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange (or the Nasdaq National Market) upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

APPENDIX B

(xvii)	Conflict with Plan. In the event of any inconsistency or conflict between the terms of the Plan and an Award Agreement, the terms of the Plan shall govern.

(xviii)	Disclaimer. Although it is the intent of the Company that this Plan and Awards hereunder, to the extent the Committee deems appropriate and to the extent applicable, comply with Rule 16b-3 and Sections 162(m), 409A and 422 of the Code: (a) the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under any provision of the federal, state, local or non-United States law; and (b) in no event shall any member of the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Award to satisfy the requirements of Rule 16b-3 or Section 162(m), 409A or 422 of the Code or for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

(xvix)	Clawback. Any Award granted under the Plan, and the right to receive and retain any Shares or cash payments covered by such Award, shall be subject to rescission, cancellation or recoupment, in whole or part, if and to the extent so provided under any “clawback” or similar policy of the Company in effect on the date of the Award or that may be established thereafter, including any modification or amendment thereto, or as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law.

Section 7. Amendment and Termination

(a)	Amendments to the Plan. The Board (or any authorized committee thereof) may amend or modify the Plan at any time. However, no such amendment or modification shall materially adversely affect the rights and obligations with respect to any Award at the time outstanding under the Plan unless the Participant consents to such amendment or modification. In addition, amendments to the Plan will be subject to stockholder approval to the extent required under applicable law or regulation or pursuant to the listing standards of the Stock Exchange on which the Company’s common stock is at the time primarily traded. Finally, the Board shall not have the authority to amend Section 6(e)(iii) without obtaining the approval of the Company’s stockholders.

(b)	Amendments to Awards. Except as provided in Section 6 or 9, the Committee may waive any conditions or rights with respect to, or amend, alter, suspend, discontinue, or terminate, any unexercised Award theretofore granted, prospectively or retroactively, provided that the Participant’s consent shall be required with respect to any suspension, discontinuation or termination of an Award or any amendment or alteration, that would materially impair the rights of such Participant.

APPENDIX B

(c)	Adjustments of Awards Upon Certain Acquisitions. In the event the Company or any Affiliate shall assume outstanding employee awards or the right or obligation to make future such awards in connection with the acquisition of another business or another company, the Committee may make such adjustments, not inconsistent with the terms of the Plan, in the terms of Awards as it shall deem appropriate.

(d)	Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) hereof) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits to be made available under the Plan.

(e)	Termination of the Plan. The Board may terminate the Plan at any time; provided, however, that all Awards outstanding at that time shall continue to have force and effect in accordance with the provisions of the Award Agreement evidencing those Awards.

Section 8. Additional Conditions to Enjoyment of Awards.

(a)	The Committee may cancel any unexpired, unpaid or deferred Awards if at any time the Participant is not in compliance with all applicable provisions of the Award Agreement, the Plan and the following conditions:

(i)	A Participant shall not render services for any organization or engage, directly or indirectly, in any business which, in the judgment of the Committee or, if delegated by the Committee to the Chief Executive Officer, in the judgment of such Officer, is or becomes competitive with the Company or any Affiliate, or which is or becomes otherwise prejudicial to or in conflict with the interests of the Company or any Affiliate. Such judgment shall be based on the Participant’s positions and responsibilities while employed by the Company or an Affiliate, the Participant’s post-employment responsibilities and position with the other organization or business, the extent of past, current and potential competition or conflict between the Company or an Affiliate and the other organization or business, the effect on customers, suppliers and competitors of the Participant’s assuming the post-employment position and such other considerations as are deemed relevant given the applicable facts and circumstances. The Participant shall be free, however, to purchase as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over the counter, and such investment does not represent a substantial investment to the Participant or a greater than 1% equity interest in the organization or business.

(ii)	Participant shall not, without prior written authorization from the Company, disclose to anyone outside the Company, or use in other than the Company’s

APPENDIX B

business, any secret or confidential information, knowledge or data, relating to the business of the Company or an Affiliate in violation of his or her agreement with the Company or the Affiliate.

(iii)	A Participant, pursuant to his or her agreement with the Company or an Affiliate, shall disclose promptly and assign to the Company or the Affiliate all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company or the Affiliate, relating in any manner to the actual or anticipated business, research or development work of the Company or the Affiliate and shall do anything reasonably necessary to enable the Company or the Affiliate to secure a patent where appropriate in the United States and in foreign countries.

(b)	Notwithstanding any other provision of the Plan, the Committee in its sole discretion may cancel any Award at any time prior to the exercise thereof, if the employment of the Participant shall be terminated, other than by reason of death, unless the conditions in this Section 8 are met.

(c)	Failure to comply with the conditions of this Section 8 prior to, or during the six months after, any exercise, payment or delivery pursuant to an Award shall cause the exercise, payment or delivery to be rescinded. The Company shall notify the Participant in writing of any such rescission within two years (or such other period set forth in the Award Agreement) after such exercise payment or delivery and within 10 days after receiving such notice, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the exercise, payment or delivery rescinded. Such payment shall be made either in cash or by returning to the Company the number of Shares that the Participant received in connection with the rescinded exercise, payment or delivery.

(d)	Upon exercise, payment or delivery pursuant to an Award, the Committee may require the Participant to certify on a form acceptable to the Committee, that he or she is in compliance with the terms and conditions of the Plan.

(e)	Each Award granted pursuant to the Plan on or after March 16, 2010, shall be subject to the terms of any recoupment or clawback policy adopted by the Company, as amended from time to time.

(f)	Nothing herein shall be interpreted to limit the obligations of a Participant under his or her employee agreement or any other agreement with the Company.

Section 9. Change in Control

(a)	Except as the Board or the Committee may expressly provide otherwise prior to a Change in Control of the Company (as defined below), in the event of a Change in Control of the Company:

(i)	all Options and Stock Appreciation Rights then outstanding shall become immediately and fully exercisable, notwithstanding any provision therein for

APPENDIX B

the exercise in installments; provided, however, that no Option or Stock Appreciation Right shall vest and become exercisable on such an accelerated basis if and to the extent (a) such Option or Stock Appreciation Right is to be assumed by the successor corporation (or parent thereof) or is otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction or (b) the acceleration of such Option or Stock Appreciation Right is subject to other limitations imposed by the Committee;

(ii)	all forfeiture provisions and other restrictions and conditions applicable to each Award of Restricted Stock then outstanding shall be deemed to terminate, and the Restricted Stock subject to each such Award shall accordingly become Released Shares, as of the date of the Change in Control, except to the extent the express terms of the Change in Control transaction provide for the continuation of those forfeiture provisions and other restrictions and conditions with respect to one or more such Awards following the Change in Control, in which case the successor entity in that Change in Control shall succeed to all the Company’s rights and obligations under those continued Awards (as adjusted to reflect the number and class of securities into which the Restricted Stock subject to each such Award was converted in consummation of such Change in Control);

(iii)	all restrictions and conditions applicable to Restricted Stock Units then outstanding shall be deemed satisfied as of the date of the Change in Control, except to the extent such Restricted Stock Units are assumed by the successor entity in the Change in Control or otherwise continued in effect, in which event those Restricted Stock Units shall be adjusted immediately after the consummation of that Change in Control so as to apply to the number and class of securities into which the Shares subject to those units immediately prior to the Change in Control would have been converted in consummation of such Change in Control had those Shares actually been outstanding at that time, and appropriate adjustments shall also be made to the consideration (if any) payable per Share thereunder, provided the aggregate amount of such consideration shall remain the same; and

(iv)

all Performance Awards shall become vested, deemed earned in full and promptly paid to the Participants, with cash units to be paid in cash and phantom stock units to be paid in the Shares represented thereby or such other securities, property or cash as may be deliverable in respect of Shares as a result of a Change in Control, without regard to payment schedules and notwithstanding that the applicable performance cycle or retention cycle shall not have been completed, provided, however, that no such accelerated vesting and payment shall occur with respect to any Performance Award assumed by the successor entity in the Change in Control or otherwise continued in effect, and those Performance Awards shall accordingly be adjusted immediately after the consummation of that Change in Control so as to apply to the number and class of securities into which the Shares subject to the award immediately prior

APPENDIX B

to the Change in Control would have been converted in consummation of such Change in Control had those Shares actually been outstanding at that time.

(v)	to the extent any assumed Award is subject to performance vesting upon the attainment of one or more specified Performance Measures or other performance goals, then upon the assumption, continuation or replacement of that Award, the performance vesting condition shall automatically be cancelled, and such Award shall thereupon be converted into a service-only vesting Award that will vest upon the completion of a service period co-terminous with the portion of the performance period (and any subsequent service vesting component that was originally part of that Award) remaining at the time of the Change in Control.

(b)	The Committee shall have the discretionary authority to structure one or more Awards so that those Awards and the underlying Shares shall automatically vest (or vest and become issuable or exercisable as to fully-vested Shares) in whole or in part immediately upon the occurrence of a Change in Control or upon the subsequent termination of the Participant’s employment or service by reason of an involuntary termination (including a constructive termination) within a designated period following the effective date of that Change in Control transaction. The Plan Administrator’s authority under this Section 9(b) shall also extend to any Awards intended to qualify as performance-based compensation under Code Section 162(m), even though the automatic vesting of those Awards pursuant to this Section may result in their loss of performance-based status under Code Section 162(m).

(c)	Except as otherwise provided in the applicable Award Agreement, a Change in Control of the Company shall have occurred in the event that:

(i)	a person, partnership, joint venture, corporation or other entity, or two or more of any of the foregoing acting as a “person” within the meaning of Sections 13(d)(3) of the 1934 Act, other than the Company, a majority-owned subsidiary of the Company or an employee benefit plan of the Company or such subsidiary (or such plan’s related trust), become(s) the “beneficial owner” (as defined in Rule 13d-3 under the Act) of 50% or more of the then outstanding voting stock of the Company;

(ii)	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board (together with any new Board member whose election by the Company’s Board or whose nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the Board members then still in office who either were Board members at the beginning of such period or whose election or nomination for election was previously so approved, but excluding any Board member whose election was approved in connection with an actual or threatened proxy contest or threatened solicitation of proxies) cease for any reason to constitute a majority of the Board members then in office;

APPENDIX B

(iii)	all or substantially all of the business of the Company is disposed of pursuant to a merger, consolidation or other transaction in which the Company is not the surviving corporation or the Company combines with another company and is the surviving corporation (unless the Company’s stockholders immediately following such merger, consolidation, combination, or other transaction beneficially own, directly or indirectly, and in substantially the same proportion as owned immediately prior to the transaction, more than 50% of the aggregate voting stock or other ownership interests of (x) the entity or entities, if any, that succeed to the business of the Company or (y) the combined company);

(iv)	the closing of a stockholder-approved sale of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company; or

(v)	the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Act) of securities possessing more than 20% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which the Board does not recommend such stockholders to accept.

Notwithstanding anything to the contrary, any definition of Change in Control in an Award Agreement may not provide that a Change in Control will occur until the consummation or effectiveness of a change in control of the Company and may not provide that a Change in Control will occur upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control of the Company

Section 10. Section 409A

Notwithstanding any provision of the Plan or an Award Agreement to the contrary, if any Award provided under this Plan is subject to the provisions of Section 409A of the Code, the provisions of the Plan and any applicable Award Agreement shall be administered, interpreted and construed in a manner necessary in order to comply with Section 409A of the Code or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed), and the following provisions shall apply, as applicable and as required by Section 409A:

(a)

If a Participant is a Specified Employee (as determined in accordance with Section 409A of the Code and the procedures established by the Company) for purposes of Section 409A of the Code and a payment subject to Section 409A of the Code (and not excepted therefrom) to the Participant is due upon a termination of employment with the Company that constitutes a “separation from service” (within the meaning of Section 409A of the Code), such payment shall be delayed for a

APPENDIX B

period of six months after the date of the Participant’s Separation from Service. Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period unless another compliant date is specified in the applicable Award Agreement.

(b)	For purposes of Section 409A of the Code, and to the extent applicable to any Award under the Plan, it is intended that distribution events qualify as permissible distribution events for purposes of Section 409A of the Code and shall be interpreted and construed accordingly. Whether a Participant has had a Separation from Service shall be determined by the Committee based on all of the facts and circumstances and, to the extent applicable to any Award, in accordance with the guidance issued under Section 409A of the Code. For this purpose, a Participant shall be presumed to have experienced a Separation from Service when the level of bona fide services performed permanently decreases to a level less than twenty percent of the average level of bona fide services performed during the immediately preceding thirty-six month period or such other applicable period as provided by Section 409A of the Code.

(c)	The grant of Stock Options, Stock Appreciation Rights and other stock rights subject to Section 409A of the Code shall be granted under terms and conditions consistent with Treasury Regulation Section 1.409A-1(b)(5) such that any such Award does not constitute a deferral of compensation under Section 409A of the Code.

Section 11. Effective Date of the Plan

The Plan was originally effective as of December 7, 2005 (the “Effective Date”), and was amended and restated effective as of March 16, 2010. This Amendment and Restatement is effective as of February 28, 2014 (“Restatement Effective Date”), subject to the approval of the Company’s stockholders at the May 2, 2014 Annual Meeting. If the Plan, as amended and restated, is not so approved at the May 2, 2014 Annual Meeting, then the Plan as in effect immediately prior to such Annual Meeting shall remain in effect.

Section 12. Term of the Plan

No Award shall be granted under the Plan after February 28, 2024 but unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted shall continue to remain outstanding in accordance with their terms beyond such date.

APPENDIX C

Proposed Majority Voting Bylaw Amendment

Section 3.05. Action by Shareholders; Election and Resignation of Directors.

(a) Except as otherwise provided in the Business Corporation Law, the articles, or these bylaws, when a quorum is present at a meeting, the vote of shareholders present, in person or by proxy, entitled to cast at least a majority of the votes which all shareholders present and voting (excluding abstentions) are entitled to cast on a particular matter shall decide such matter.

(b) Subject to any rights of the holders of any class or series of stock to elect directors separately, each director shall be elected by a vote of the majority of the votes cast (excluding abstentions) with respect to that director at any meeting for the election of directors at which a quorum is present, in accordance with Section 3.04 of these Bylaws; provided, that, if, at the close of the notice period set forth in Section 3.02 of these Bylaws, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast and entitled to vote on the election of directors in person or by proxy at any such meeting. For purposes of this Section 3.05(b), a vote of the majority of the votes cast means that the number of shares voted “for” a director must exceed 50% of the votes cast (excluding abstentions) with respect to that director.

(c) If an incumbent director is running uncontested and is not elected as provided in subsection (b), such director shall tender his or her resignation to the Board of Directors within ten business days following the certification of the election results. The Nominating and Governance Committee, or such other committee designated by the Board, will recommend to the Board whether to accept or reject the resignation, or whether other action should be taken, as determined in accordance with the Corporation’s Corporate Governance Guidelines. The Board of Directors will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 120 days following the date of the certification of the election results. The director who tenders his or her resignation will not participate in either the Committee’s or the Board’s decision with respect to such resignation.

C-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Koppers Holdings Inc. 01S33B 1 U P X + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — C Date and Sign Below Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + B Non-Voting Items A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL LISTED NOMINEES AND “FOR” PROPOSALS 2 THROUGH 6. For Against Abstain 2. PROPOSAL TO AMEND OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS 4. PROPOSAL TO RATIFY THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014 For Against Abstain 3. ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION Change of Address — Please print new address below. Comments — Please print your comments below. 1. PROPOSAL FOR ELECTION OF CLASS I DIRECTORS Nominees:

IMPORTANT ANNUAL MEETING INFORMATION 01 - Cynthia A. Baldwin 02 - Albert J. Neupaver For Withhold 02 - Walter W. Turner For Withhold For Withhold 5. PROPOSAL TO APPROVE OUR AMENDED AND RESTATED 2005 LONG TERM INCENTIVE PLAN 6. PROPOSAL TO AMEND OUR AMENDED AND RESTATED BYLAWS TO IMPLEMENT A MAJORITY VOTE STANDARD FOR THE ELECTION OF DIRECTORS MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINESACKPACKMMMMMMM 1 8 6 9 6 5 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . ANNUAL MEETING OF SHAREHOLDERS – MAY 2, 2014 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned shareholder hereby appoints Leroy M. Ball and Steven R. Lacy as Proxy to represent and to vote, as designated on the reverse, and in their discretion on any other business which may properly come before the Annual Meeting of Shareholders (the “Annual Meeting”), all the shares of stock of Koppers Holdings Inc. held of record by the undersigned on March 11, 2014, at the Annual Meeting to be held on May 2, 2014, or any adjournments thereof. If this proxy card is executed and no direction is given, such shares will be voted for all listed nominees and in accordance with the recommendation of the Board of Directors on the other matters referred to on the reverse side and in the discretion of Leroy M. Ball and Steven R. Lacy on such other business as may properly come before the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL LISTED NOMINEES AND “FOR” PROPOSALS 2 THROUGH 6. YOU MAY RECEIVE MORE THAN ONE PROXY CARD FOR SHARES OF COMMON STOCK THAT YOU OWN DEPENDING ON HOW YOU OWN YOUR SHARES. PLEASE COMPLETE, SIGN AND RETURN EACH PROXY CARD THAT YOU RECEIVE AS EACH CARD REPRESENTS SEPARATE SHARES OF COMMON STOCK HELD BY YOU. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. (Continued and to be signed on the reverse side) Proxy — Koppers Holdings Inc. Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on May 2, 2014. The Proxy Statement and the 2013 Annual Report to Shareholders are available at: www.rrdezproxy.com/2014/KoppersHoldings/